Exhibit 2.1

 Execution Copy

AGREEMENT AND PLAN OF MERGER AND ARRANGEMENT

AMONG

TRIBUTE PHARMACEUTICALS CANADA INC.,

AGUONO LIMITED,

TRAFWELL LIMITED,

ARLZ US ACQUISITION CORP.,

ARLZ CA ACQUISITION CORP.,

AND

POZEN INC.

June 8, 2015

TABLE OF CONTENTS

i

TABLE OF CONTENTS
(continued)

ii

AGREEMENT AND PLAN OF MERGER AND ARRANGEMENT

THIS AGREEMENT is made as of June 8, 2015 among Tribute Pharmaceuticals Canada Inc., a corporation incorporated under the laws of the Province of Ontario (“Tribute”), Aguono Limited, a private limited company incorporated in Ireland with registered number 561617 having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland (“Parent”), Trafwell Limited, a private limited company incorporated in Ireland with registered number 561618 having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland (“Ltd2”), ARLZ US Acquisition Corp., a corporation incorporated under the laws of the State of Delaware and a wholly-owned indirect subsidiary of Parent  (“US Merger Sub”), ARLZ CA Acquisition Corp., a corporation incorporated under the laws of the Province of Ontario and a wholly-owned indirect subsidiary of Parent (“Can Merger Sub”) and POZEN Inc., a corporation incorporated under the laws of the State of Delaware (“Pozen”).

WHEREAS, Parent proposes, upon the terms and subject to the conditions set forth in this Agreement (as defined below), to cause Can Merger Sub to offer to and to acquire all of the outstanding shares of Tribute in the manner provided for by this Agreement and the Plan of Arrangement.

WHEREAS, Parent proposes, upon the terms and subject to the conditions set forth in this Agreement to cause US Merger Sub to offer to and to acquire all of the outstanding shares of Pozen pursuant to and in the manner provided for by this Agreement and to cause US Merger Sub to merge with and into Pozen, with Pozen being the surviving corporation in the manner provided for by this Agreement (the “Merger”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, US Merger Sub hereby offers to acquire all of the outstanding shares of Pozen.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Can Merger Sub hereby offers to acquire all of the outstanding shares of Tribute pursuant to and in the manner provided for by the Arrangement.

WHEREAS, Tribute’s board of directors has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Tribute and the Tribute Shareholders and (iii) resolved to recommend that Tribute Shareholders approve the Arrangement.

WHEREAS, Pozen’s board of directors has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Pozen and the Pozen Stockholders and (iii) resolved to recommend that Pozen Stockholders adopt this Agreement and approve the Merger.

WHEREAS, a Pozen Stockholder (the “Specified Pozen Stockholder”) has entered into a voting agreement providing that, among other things, the Specified Pozen Stockholder will support the Merger and the other transactions contemplated by this Agreement, including by voting in favor of the Merger (each, a “US Voting Agreement”).

WHEREAS, Tribute, Can Merger Sub and certain Tribute Shareholders (the “Specified Tribute Shareholders”) intend to enter into voting agreements concurrently with the execution of this Agreement, providing that, among other things, the Specified Tribute Shareholders will support the Arrangement and the other transactions contemplated by this Agreement, including by voting in favor of the Arrangement (each, a “Canadian Voting Agreement”) (the US Voting Agreement and the Canadian Voting Agreements are collectively, the “Voting Agreements”).

WHEREAS, prior to the Merger Effective Time, as defined in Section 1.1, Parent shall re-register as a public limited company incorporated in Ireland and be renamed as Aralez Pharmaceuticals plc.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

“1933 Securities Act” means the United States Securities Act of 1933, as amended.

“1934 Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Affiliate” shall have the meaning ascribed to it in Rule 405 promulgated under the 1933 Securities Act.

“Agreement” means this Agreement and Plan of Merger and Arrangement (including the Schedules attached hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Arrangement” means an arrangement of Tribute under section 182 of the OBCA on the terms and subject to the conditions set forth in the Plan of Arrangement as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms and the terms of this Agreement or the Plan of Arrangement or made at the direction of the Canadian Court in the Final Order with the consent of Pozen and Tribute.

“Arrangement Consideration” means, in respect of each Tribute Common Share subject to the Arrangement, 0.1455 Parent Shares to be issued to the applicable Tribute Shareholders in accordance with the Plan of Arrangement.

“Arrangement Effective Date” means the date upon which all of the conditions to the completion of the Arrangement as set out in Article 8 have been satisfied or waived (subject to applicable Laws) in accordance with the provisions of this Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and the Arrangement becomes effective in accordance with the OBCA and the Final Order.

“Arrangement Effective Time" shall have the meaning ascribed to it in Section 1.1 of the Plan of Arrangement.

“Arrangement Exchange Agent” means the bank or trust company, reasonably acceptable to Tribute, appointed by Pozen, prior to the Effective Time, to act as exchange agent for the payment and delivery of the Arrangement Consideration.

“Arrangement Resolution” means the special resolution of Tribute Shareholders to be considered and, if thought fit, passed by the Tribute Shareholders at the Tribute Meeting held to approve the Arrangement, to be substantially in the form and content of Schedule B hereto.

“Articles of Arrangement” means the articles of arrangement of Tribute in respect of the Arrangement to be filed with the Director after the Final Order is made, which shall be in form and substance satisfactory to Pozen and Tribute, each acting reasonably.

“Assumed Employees” shall have the meaning ascribed to it in Section 5.10(b).

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in any of Toronto, Ontario, Dublin, Ireland or New York, New York are closed for business.

“Can Merger Sub” shall have the meaning ascribed to it in the Recitals.

“Canadian Court” means the Ontario Superior Court of Justice (Commercial List).

“Canadian Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies thereunder.

“Canadian Securities Laws” means the Canadian Securities Act and all other applicable Canadian provincial securities Laws and, in each case, the rules, regulations and published policies made thereunder as now in effect and as they may be promulgated from time to time.

 “Certificate of Merger” means the certificate of merger relating to the Merger.

“CFDA” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Chancery Court” shall have the meaning ascribed to it in Section 9.6(a).

“Closing” shall have the meaning ascribed to it in Section 2.3.

“Closing Date” shall have the meaning ascribed to it in Section 2.3.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Compliant” means, with respect to the Required Information that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in such Required Information, in the light of the circumstances under which they were made, not misleading.

“Competition Act” means the Competition Act (Canada), as amended.

“Contract” means, with respect to any Person, any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which such Person or any of its Subsidiaries is a party or by which such Person or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“DGCL” means the General Corporation Law of the State of Delaware.

“EDGAR” shall have the meaning ascribed to it under “Pozen Public Disclosure Record” in this Section 1.1.

“Director” means the Director appointed pursuant to section 278 of the OBCA.

“Environment” means the natural or man-made environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter, living organisms and any other environmental-related medium or resource, natural or otherwise).

 “Environmental Claims” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to the presence, or Release or threatened Release into the Environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by Pozen, Tribute or any of their respective Subsidiaries, as applicable, now or in the past.

“Environmental Laws” means any Laws governing or relating to pollution or protection of human health or safety or the Environment, including, without limitation, Laws relating to (a) emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances, (b) the manufacture, processing, distribution, use, treatment, generation, control, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (c) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (d) endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, (e) reclamation or restoration of property, or the preservation of the environment or mitigation of adverse effects on or to human health or the Environment, or (f) emissions or control of greenhouse gases.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, all trades or businesses (whether or not incorporated) that would be treated together with such Person as a “single employer” within the meaning of Section 414(b), (c), (m), (o) or (t) of the Code.

“FDA” means the United States Food and Drug Administration or any successor entity.

“FDCA” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Final Order” means the order of the Canadian Court in a form acceptable to Tribute and Pozen, each acting reasonably, approving the Arrangement under section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Canadian Court (with the consent of both Tribute and Pozen, each acting reasonably) at any time prior to the Arrangement Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (provided that any such amendment is acceptable to both Tribute and Pozen, each acting reasonably) on appeal.

“Form S-4” shall have the meaning ascribed to it in Section 2.4(a).

“Form S-8” shall have the meaning ascribed to it in Section 2.4(i).

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSXV, the TSX, the NASDAQ or any other applicable stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

“Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum derivatives or products, or synthetic or alternate substitutes therefor, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, hydrogen sulfide, arsenic, cadmium, mercury, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, urea-formaldehyde or other substances that may have an adverse effect on human health or the environment, and including any other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any Law relating to pollution, waste, human health or the Environment, or may impair the Environment, the health of any Person, property or plant or animal life.

“Health Canada” shall mean the Department of Health Canada dealing with drugs and medical devices.

“HIPAA” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Holdco” means Impetro Unlimited, an unlimited liability company incorporated under the laws of Jersey with company number 118471.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed thereto in Section 5.6(a).

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all United States, Canadian and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”), (b) registered or unregistered trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter (“Copyrights”), (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (e) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (f) rights of publicity, privacy, and rights to personal information, (g) moral rights and rights of attribution and integrity, (h) all rights in the foregoing and in other similar intangible assets and (i) all applications and registrations for the foregoing.

“Interim Order” means the interim order of the Canadian Court in a form acceptable to Tribute and Pozen, each acting reasonably, to be issued following the application therefor contemplated by Section 2.2(c)(i) providing for, among other things, the calling and holding of the Tribute Meeting, as such order may be amended, modified, supplemented or varied by the Canadian Court with the consent of both Tribute and Pozen, each acting reasonably.

“Irish High Court Application” shall have the meaning ascribed to it in Section 5.12(c)(i).

“IRS” means U.S. Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which Tribute, Parent, Pozen or any of their respective Subsidiaries holds voting shares, equity interests or other rights of participation, but which is not a Subsidiary of Tribute, Parent or Pozen, and any Subsidiary or downstream Affiliate of any such entity.

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, rules, regulations, instruments, by-laws, notices, policies, protocols, guidelines, guidance, manuals, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity.

“Liens” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Material Adverse Effect,” when used in connection with Pozen, Tribute or Parent, means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have, a material and adverse effect on (i) the business, operations, results of operations or condition (financial or otherwise) of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of Pozen, Tribute, Parent or any such Party’s Subsidiaries to perform their covenants or obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, subject to the immediately succeeding proviso, any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a) changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions or political, economic or financial or capital market conditions in any jurisdiction in which such Party or any of its Subsidiaries operates or carries on business;

(b) changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c) any natural disaster;

(d) changes or developments in or relating to currency exchange or interest rates;

(e) changes or developments affecting the pharmaceutical industry in general;

(f) any adoption, implementation, promulgation, repeal, modification, reinterpretation, proposal or other change after the date of this Agreement in applicable United States or foreign, federal, state or local Law (other than Orders against a Party or a Subsidiary thereof) or U.S. GAAP or interpretations thereof, including (x) the rules, regulations and administrative policies of the FDA or interpretations thereof and (y) any health reform statutes, rules or regulations or interpretations thereof;

(g) except for purposes of Sections 3.1(c), 3.1(d), 3.2(c), 3.2(d), 3.3(c) and 3.3(d) changes resulting from compliance with the terms and conditions of this Agreement or from the announcement or pendency of the transactions contemplated by this Agreement;

(h) any actions taken (or omitted to be taken) by a Parent Party, Tribute or Pozen upon the express written request of the other;

(i) (A) any changes in the share price or trading volume of Pozen Common Shares or Tribute Common Shares, as applicable, or in any analyst’s recommendation with respect to Pozen or Tribute, as applicable, or (B) any failure of Pozen or Tribute, as applicable, to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute and/or may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur);

(j) any litigation arising from or relating to the Merger or the other transactions contemplated by this Agreement;

(k) with respect to Pozen, to the extent described in the Pozen Disclosure Letter; or

(l) with respect to Tribute, to the extent described in the Tribute Disclosure Letter;

provided, however, that the effect of the changes or developments described in clauses (a) through (f) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as such Party and its Subsidiaries.

“Merger” shall have the meaning ascribed to it in the Recitals.

“Merger Consideration” shall have the meaning ascribed to it in Section 2.1(h).

“Merger Effective Time” means the time at which the Merger becomes effective in accordance with Section 2.1(c) and the DGCL.

“Merger Exchange Agent” shall have the meaning ascribed to it in Section 2.1(j)(i).

“NASDAQ” means the NASDAQ Stock Market LLC.

“New Pozen Employees” means Adrian Adams, Andrew Koven and any other Pozen employee to whom Pozen Options or Pozen restricted stock units are granted subsequent to the date hereof.

“Non-Disclosure Agreement” means the non-disclosure agreement dated as of February 11, 2015 between Tribute and Pozen, as it may be amended, restated, supplemented or otherwise modified from time to time.

“OBCA” means the Business Corporations Act (Ontario) and all regulations made thereunder.

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“ordinary course of business,” or any similar reference, means, with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person.

“Other Pozen Stock-Based Awards” shall have the meaning ascribed to it in Section 2.1(n)(iii).

“Outside Date” means January 31, 2016 or such later date as may be agreed to in writing by the Parties.

“Parent” shall have the meaning ascribed to it in the Recitals.

“Parent Board of Directors” means the board of directors of Parent.

“Parent Financing” shall mean, collectively, (i) the senior secured credit facility of up to $200,000,000 secured by the assets of Parent and each of its Subsidiaries; (ii) the convertible debentures of Parent of up to $75,000,000 secured by the assets of Parent and each of its Subsidiaries and; (iii) the $75,000,000 equity financing of Parent as contemplated by the Share Subscription Agreement between Parent, Pozen, Tribute and certain investors dated even date herewith.

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Parent to Pozen and Tribute concurrently with the execution of this Agreement.

“Parent Distributable Reserves Proposals” shall have the meaning ascribed to it in Section 5.12(a).

“Parent Material Subsidiary” means each Parent Subsidiary set forth in Section 1.1 of the Parent Disclosure Letter, including without limitation US Merger Sub and Can Merger Sub.

“Parent Parties” means, collectively, Parent, US Merger Sub and Can Merger Sub and “Parent Party” means any one of them.

“Parent Options” means options to purchase Parent Shares.

“Parent Senior Management” means the individuals set forth in Section 1.4 of the Parent Disclosure Letter.

“Parent Shares” means the ordinary shares of $0.001 nominal value per share of Parent.

“Parent Subscriber Share” means the one Parent Share in issue at the date of this Agreement.

“Parent Subsidiary” means a Subsidiary of Parent.

“Parent Warrants” means the ordinary share purchase warrants of Parent.

“Parties” means the parties to this Agreement and “Party” means any one of them.

“Performance-Based Option” means the performance-based option issued to John R. Plachetka pursuant to his separation agreement dated May 29, 2015.

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority.

“Permitted Liens” means, for any Person or any of its Subsidiaries, as the context requires: (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with U.S. GAAP; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (d) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (e) statutory landlords’ Liens and Liens granted to landlords under any lease, (f) licenses of non-material Intellectual Property in the ordinary course of business; (g) any purchase money security interests, equipment leases or similar financing arrangements; (h) any Liens which are disclosed on the most recent consolidated balance sheet of such Person or the notes thereto; (i) any Liens incurred in the ordinary course of business that shall have been released as of the Merger Effective Time and the Arrangement Effective Time and any Liens permitted pursuant to Tribute’s existing credit facilities; and (j) any Liens incurred in the ordinary course of business (and not in connection with the incurrence with indebtedness) that are not material to such Person, its Subsidiaries and their businesses, taken as a whole.

“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status.

“PHIPA” shall have the meaning ascribed to it in Section 3.1(s)(i).

“PIPEDA” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Plan of Arrangement” means the plan of arrangement substantially in the form and content set out in Schedule II hereto, as the same may be amended, supplemented or varied from time to time in accordance with Article 5 of the Plan of Arrangement or at the direction of the Court in the Final Order with the prior written consent of Tribute and Pozen, each acting reasonably.

“PMPRB” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Pozen” shall have the meaning ascribed to it in the Recitals.

“Pozen Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking, in all cases constituting or related to, or that would reasonably be expected to lead to, a Pozen Acquisition Proposal; provided that a confidentiality agreement entered into in accordance with the terms of Section 6.1(e)(ii)(A) shall not be deemed a Pozen Acquisition Agreement hereunder.

“Pozen Acquisition Proposal” means, at any time, whether or not in writing, any proposal or offer with respect to:

(a) the direct or indirect acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Pozen Common Shares or other voting securities of Pozen or any of its Subsidiaries, representing twenty percent (20%) or more of the outstanding voting securities of Pozen or such Subsidiary;

(b) the direct or indirect acquisition or purchase by any Person or group of Persons acting jointly or in concert of any assets of Pozen and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of Pozen), which assets individually or in the aggregate contribute twenty percent (20%) or more of the consolidated revenue or represent twenty percent (20%) or more of the total asset value of Pozen and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of Pozen most recently filed prior to such time as part of the Pozen Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

(c) a merger, consolidation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving Pozen or any of its Subsidiaries,

for each of (a) through (c) above, whether in a single transaction or a series of related transactions, in each case excluding the Merger and Arrangement and the other transactions contemplated by this Agreement and excluding any transaction between only Pozen and/or one or more of its Subsidiaries.

“Pozen Annual Financial Statements” means the annual audited consolidated financial statements of Pozen as of and for the years ended December 31, 2014, 2013 and 2012, together with the notes thereto.

“Pozen Board of Directors” means the board of directors of Pozen.

“Pozen Certificate” shall have the meaning ascribed to it in Section 2.1(h).

“Pozen Change of Recommendation” means any of the following:

(a) the Pozen Board of Directors withholds, withdraws, modifies, changes or qualifies in a manner adverse to Tribute the Pozen Recommendation;

(b) the Pozen Board of Directors approves or recommends any Pozen Acquisition Proposal;

(c) Pozen enters into a Pozen Acquisition Agreement; or

(d) Pozen or the Pozen Board of Directors publicly proposes or announces its intention to do any of the foregoing.

“Pozen Change of Recommendation Notice” means a written notice provided by Pozen to Tribute delivered promptly (and in any event, within twenty-four (24) hours) after the determination by the Pozen Board of Directors that (a) a Pozen Intervening Event has occurred, advising Tribute that the Pozen Board of Directors has determined that a Pozen Intervening Event has occurred and, as a result thereof, the Pozen Board of Directors intends to effect a Pozen Change of Recommendation, which written notice shall set forth in the reasonable detail the facts and circumstances related to such Pozen Intervening Event, or (b) a Pozen Superior Proposal exists, advising Tribute that Pozen has received a Pozen Superior Proposal and including written notice of the determination of the Pozen Board of Directors that such Pozen Acquisition Proposal constitutes a Pozen Superior Proposal.

“Pozen Common Share” means a share of common stock, par value $0.001 per share, of Pozen.

“Pozen Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Pozen to Tribute prior to the execution of this Agreement.

“Pozen Distributable Reserves Resolution” shall have the meaning ascribed to it in Section 5.12(a)(i).

“Pozen Employment Agreement” shall have the meaning ascribed to it in Section 3.1(p)(i).

“Pozen Fairness Opinions” means the opinions of each of the Pozen Financial Advisors to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, taking into account the Merger, the Exchange Ratio was fair, from a financial point of view, to the Pozen Stockholders (excluding Parent, Tribute and their respective Affiliates).

“Pozen Financial Advisors” means collectively, Guggenheim Securities, LLC and Deutsche Bank Securities Inc.

“Pozen Financial Statements” means the Pozen Annual Financial Statements and the Pozen Interim Financial Statements.

“Pozen Intellectual Property” shall have the meaning ascribed to it in Section 3.1(r)(i).

“Pozen Interim Financial Statements” means the unaudited consolidated financial statements of Pozen as of and for the three (3) months ended March 31, 2015, together with the notes thereto.

“Pozen Intervening Event” means a material change, effect, development, circumstance, condition, state of facts, event or occurrence occurring or arising after the date of this Agreement (a) that was not known to the Pozen Board of Directors or the individuals listed in Section 1.1 of the Pozen Disclosure Letter, or the material consequences of which (based on facts known to the Pozen Board of Directors or the individuals listed in Section 1.1 of the Pozen Disclosure Letter, as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to or involve any Pozen Acquisition Proposal.

“Pozen Letter of Transmittal” shall have the meaning ascribed to it in Section 2.1(j)(ii).

“Pozen Material Contract” has the meaning ascribed to it in Section 3.1(n)(i).

“Pozen Meeting” means the special meeting of Pozen Stockholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement for the purpose of obtaining the Pozen Stockholder Approval.

“Pozen Option” means an option issued by Pozen to purchase Pozen Common Shares.

“Pozen Owned Real Property” shall have the meaning ascribed to it in Section 3.1(m).

“Pozen Plan” means each employee benefit and compensation plan, agreement, program or arrangement, whether written or unwritten, including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), any option, restricted share unit, deferred share unit, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment, change in control or severance compensation plan or fringe benefit, cafeteria, health and welfare plan, or Pozen Employment Agreement, or other benefit plan, policy, agreement or amendment with respect to which Pozen or any of its Subsidiaries participates in, is a party or contributes to, or with respect to which Pozen or any of its Subsidiaries has or may have any liability (contingent or otherwise), including as a result of any ERISA Affiliate.

“Pozen Product” shall have the meaning ascribed to it in Section 3.1(s)(ix).

“Pozen Proxy Statement” shall have the meaning ascribed to it in Section 2.4(a).

“Pozen Public Disclosure Record” means all documents filed by or on behalf of Pozen on the EDGAR system in the period from December 31, 2012 to the date hereof.

“Pozen Real Property Leases” shall have the meaning ascribed to it in Section 3.1(m).

“Pozen Recommendation” means the unanimous recommendation of the Pozen Board of Directors that Pozen Stockholders approve this Agreement.

“Pozen Senior Management” means the individuals set forth in Section 1.4 of the Pozen Disclosure Letter.

“Pozen Severance Plan” shall have the meaning ascribed to it in Section 5.10(b).

“Pozen Share Awards” shall have the meaning ascribed to it in Section 2.1(n)(iii).

“Pozen Share Plan” means the 2010 Equity Compensation Plan of Pozen, as amended and restated, and any predecessor plans.

“Pozen Stockholder” means a holder of one or more Pozen Common Shares.

“Pozen Stockholder Approval” means adoption of this Agreement by affirmative vote or consent of Pozen Stockholders holding a majority of the Pozen Common Shares outstanding and entitled to vote.

“Pozen Subsidiary” means a Subsidiary of Pozen.

“Pozen Superior Proposal” means an unsolicited bona fide written Pozen Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “twenty percent (20%)” in the definition of “Pozen Acquisition Proposal” as it relates to securities of Pozen shall be changed to “fifty percent (50%)” and references to “twenty percent (20%),” as regards the assets of Pozen, shall be changed to “fifty percent (50%)”) made by a Person or Persons acting jointly or in concert (other than Parent, Tribute, Pozen and any of their respective Affiliates) and which, or in respect of which:

(a) the Pozen Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i) would, if consummated, taking into account all of the terms and conditions of such Pozen Acquisition Proposal (but not assuming any risk of non-completion), result in a transaction which is more favorable to Pozen Stockholders from a financial point of view than the Merger and Arrangement;

(ii) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Pozen Acquisition Proposal and the Person or Persons making such Pozen Acquisition Proposal; and

(iii) that funds, securities or other consideration necessary for the Pozen Acquisition Proposal are or are reasonably likely to be available; and

(b) in the case of a Pozen Acquisition Proposal involving Pozen Common Shares, is made available to all of the Pozen Stockholders on the same terms and conditions.

“Pozen Termination Fee” shall have the meaning ascribed to it in Section 7.2(a).

“Pozen Termination Fee Event” shall have the meaning ascribed to that term in Section 7.2(b).

“Proceeding” means a court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority or any action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding.

“Reduced Pozen Termination Fee” shall have the meaning ascribed to it in Section 7.3(a).

“Reduced Pozen Termination Fee Event” shall have the meaning ascribed to it in Section 7.3(b).

“Regulatory Authority” means the FDA, Health Canada and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the authorization, approval, marketing, advertising, sale, pricing, storage, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of pharmaceutical products, including, but not limited to, human drugs, biologics and drug combination products.

“Regulatory Authorization” means any registration, authorization, approval, clearance, license, permit, certificate or exemption issued by any Regulatory Authority or Governmental Authority (including new drug applications, new drug submissions, investigational new drug applications, clinical trial applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent, including but not limited to Canadian notices of compliance, drug identification numbers, new drug submissions, abbreviated new drug submissions, supplemental new drug submissions, drug establishment license applications and licenses, medical device establishment, site license and investigational testing applications and resulting licenses) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of Pozen, Tribute and their respective Subsidiaries.

“Regulatory Guidelines” means applicable rules, guidance, manuals, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case, of any Regulatory Authority, to the extent that the foregoing do not have the force of law.

“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, or sudden, intermittent, inadvertent or gradual, into, onto, through, above or under the Environment.

“Relevant Competition Laws” shall have the meaning ascribed to it in Section 5.2(b).

“Representatives” means, collectively, with respect to a Person, any officers, directors, employees, consultants, advisors, agents or other representatives (including legal counsel, accountants, investment bankers and financial advisors) of that Person or any Subsidiary of that Person.

“Required Information” means for each of Pozen and Tribute (a) audited annual consolidated financial statements for the three (3) fiscal years most recently ended at least sixty (60) days prior to the Closing Date, (b) quarterly interim unaudited consolidated financial statements for each fiscal quarter (subsequent to the audited annual consolidated financial statements for the most recently ended fiscal year) ended at least forty (40) days prior to the Closing Date, in the case of clauses (a) and (b), with comparative financial information for the equivalent period of the prior year, (c) the pro forma financial statements to be included in the definitive Pozen Proxy Statement and Registration Statement on Form S-4 that is mailed to Pozen Stockholders and the Tribute Circular to be mailed to Tribute Shareholders, provided that if any financial statements are required to be delivered pursuant to clauses (a) or (b) for periods subsequent to the financial statements included in such Pozen Proxy Statement and Registration Statement on Form S-4, the Required Information shall include information regarding Pozen, Tribute and their respective Subsidiaries required for Parent to prepare pro forma financial statements for such subsequent periods and the twelve-month period ending on the last day of the most recent such period and (d) information regarding Pozen and Tribute that is both (i) customarily included regarding an acquired company in information memoranda and other syndication materials for senior secured term loan facilities, and (ii) required to have been provided in Pozen’s or Tribute’s annual, quarterly or current reports filed pursuant to the terms of the 1934 Exchange Act or Canadian Securities Laws.

“Required Regulatory Approvals” means those certificates, no-action letters, notices, sanctions, rulings, consents, orders, exemptions, permits, licenses, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set forth in Schedule I hereto.

“Restraint” shall have the meaning ascribed to it in Section 5.2(e).

“Restricted Pozen Share” shall have the meaning ascribed to it in Section 2.1(n)(ii).

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Section 409A RSUs” shall have the meaning ascribed to it in Section 2.1(n)(iii).

“SEDAR” means the System for Electronic Document Analysis Retrieval.

“Subsidiary” means, with respect to a specified entity, any:

(a) corporation of which issued and outstanding voting securities of such corporation to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

(b) partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than fifty percent (50%) of the equity interests and the power to direct the policies, management and affairs thereof; and

(c) Subsidiary (as defined in clauses (a) and (b) above) of any Subsidiary (as so defined) of such specified entity.

 “US Surviving Company” shall have the meaning ascribed to it in Section 2.1(b).

“Tax” or “Taxes” means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including (a) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant Person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, license taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, surtaxes, harmonized sales tax, abandoned or unclaimed property liabilities (escheat) and other taxes, fees, imposts, assessments or charges of any kind whatsoever; (b) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee; and (c) any liability for any of the foregoing of a transferee, successor, guarantor, or by contract, or by operation of law, and in each of clauses (a)-(c), together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof.

“Tax Act (Canada)” means the Income Tax Act (Canada), as the same may be amended, including the regulations promulgated thereunder.

“Tax Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any sales, excise, income or franchise Taxes.

“Termination Fee” means the Pozen Termination Fee or the Tribute Termination Fee, as applicable.

“Tribute” shall have the meaning ascribed to it in the Recitals.

“Tribute Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking, in all cases constituting or related to, or that would reasonably be expected to lead to, a Tribute Acquisition Proposal; provided that a confidentiality agreement entered into in accordance with the terms of Section 6.3(e)(ii) shall not be deemed a Tribute Acquisition Agreement hereunder.

“Tribute Acquisition Proposal” means, at any time, whether or not in writing, any proposal or offer with respect to:

(a) the direct or indirect acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Tribute Common Shares or other voting securities of Tribute or any of its Subsidiaries, representing twenty percent (20%) or more of the outstanding voting securities of Tribute or such Subsidiary;

(b) the direct or indirect acquisition or purchase by any Person or group of Persons acting jointly or in concert of any assets of Tribute and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of Tribute), which assets individually or in the aggregate contribute twenty percent (20%) or more of the consolidated revenue or represent twenty percent (20%) or more of the total asset value of Tribute and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of Tribute most recently filed prior to such time as part of the Tribute Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

(c) a merger, consolidation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving Tribute or any of its Subsidiaries,

for each of (a) through (c) above, whether in a single transaction or a series of related transactions, in each case excluding the Merger and Arrangement and the other transactions contemplated by this Agreement and excluding any transaction between only Tribute and/or one or more of its Subsidiaries.

“Tribute Annual Financial Statements” means the audited annual consolidated financial statements of Tribute as of and for the years ended December 31, 2014, 2013 and 2012, together with the notes thereto.

“Tribute Board of Directors” means the board of directors of Tribute.

“Tribute Broker Warrants” means the Tribute Common Share purchase warrants issued in certificated form expiring on May 21, 2017.

“Tribute Change of Recommendation” means any of the following:

(a) the  Tribute Board of Directors withholds, withdraws, modifies, changes or qualifies in a manner adverse to Pozen the Tribute Recommendation;

(b) the Tribute Board of Directors approves or recommends any Tribute Acquisition Proposal;

(c) Tribute enters into a Tribute Acquisition Agreement; or

(d) Tribute or the Tribute Board of Directors publicly proposes or announces its intention to do any of the foregoing.

“Tribute Change of Recommendation Notice” means a written notice provided by Tribute to Pozen delivered promptly (and in any event, within twenty-four (24) hours) after the determination by the Tribute Board of Directors that (a) a Tribute Intervening Event has occurred, advising Pozen that the Tribute Board of Directors has determined that a Tribute Intervening Event has occurred and, as a result thereof, the Tribute Board of Directors intends to effect a Tribute Change of Recommendation, which written notice shall set forth in the reasonable detail the facts and circumstances related to such Tribute Intervening Event, or (b) a Tribute Superior Proposal exists, advising Pozen that Tribute has received a Tribute Superior Proposal and including written notice of the determination of the Tribute Board of Directors that such Tribute Acquisition Proposal constitutes a Tribute Superior Proposal.

“Tribute Circular” means the notice of meeting and accompanying information circular (including all schedules, appendices and exhibits thereto) to be sent to the Tribute Shareholders in connection with the Tribute Meeting, including any amendments or supplements thereto.

“Tribute Common Shares” means the common shares without par value in the capital of Tribute.

“Tribute Compensation Options” means the compensation options of Tribute which expire on July 16, 2016, each of which is exercisable into one (1) Tribute Common Share and one-half (1/2) of one (1) Tribute Indenture Warrant.

“Tribute Compensation Optionholders” means the holders from time to time of the Tribute Compensation Options.

“Tribute Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Tribute to Pozen prior to the execution of this Agreement.

“Tribute Dissent Rights” shall have the meaning ascribed thereto in Section 2.2(b).

“Tribute Dissenting Shareholders” shall have the meaning ascribed thereto in the Plan of Arrangement.

“Tribute Distributable Reserves Resolution” shall have the meaning ascribed thereto in Section 5.12(a)(ii).

“Tribute Employment Agreement” shall have the meaning ascribed to it in Section 3.2(p)(i).

“Tribute Indenture Warrants” means, collectively, the Tribute Common Share purchase warrants expiring on July 15, 2016 issued or, in the case of the Tribute Indenture Warrants to be issued on exercise of the Tribute Compensation Options, issuable, pursuant to the Tribute Warrant Indenture.

“Tribute Intellectual Property” shall have the meaning ascribed to it in Section 3.2(r)(i).

“Tribute Fairness Opinion” means the opinion of Bloom Burton & Co. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the consideration to be received by the Tribute Shareholders under the Arrangement is fair, from a financial point of view, to such Tribute Shareholders.

“Tribute Financial Advisors” means, collectively, Bloom Burton & Co. and KES 7 Capital Inc.

“Tribute Financial Statements” means collectively, the Tribute Annual Financial Statements and the Tribute Interim Financial Statements.

“Tribute Interim Financial Statements” means the unaudited interim financial statements of Tribute for the three (3) month period ended March 31, 2015, together with the notes thereto.

“Tribute Intervening Event” means a material change, effect, development, circumstance, condition, state of facts, event or occurrence occurring or arising after the date of this Agreement (a) that was not known to the Tribute Board of Directors or the individuals listed in Section 1.1 of the Tribute Disclosure Letter, or the material consequences of which (based on facts known to the Tribute Board of Directors or the individuals listed in Section 1.1 of the Tribute Disclosure Letter, as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to or involve any Tribute Acquisition Proposal.

“Tribute Material Contract” has the meaning ascribed to it in Section 3.2(n)(i).

“Tribute Meeting” means the special meeting of the Tribute Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement and the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution.

“Tribute Option Consideration” shall have the meaning ascribed to it in the Plan of Arrangement.

“Tribute Optionholder” means a holder of one or more Tribute Options.

“Tribute Options” means, at any time, rights to acquire Tribute Common Shares granted pursuant to the Tribute Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested.

“Tribute Owned Real Property” shall have the meaning ascribed to it in Section 3.2(m).

“Tribute Plan” means each employee benefit and compensation plan, agreement, program or arrangement, whether written or unwritten, including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), any option, restricted share unit, deferred share unit, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment, change in control or severance compensation plan or fringe benefit, cafeteria, health and welfare plan, or Tribute Employment Agreement, or other benefit plan, policy, agreement or amendment with respect to which Tribute or any of its Subsidiaries participates in, is a party or contributes to, or with respect to which Tribute or any of its Subsidiaries has or may have any liability (contingent or otherwise), including as a result of any ERISA Affiliate.

“Tribute Public Disclosure Record” means all documents filed by or on behalf of Tribute on SEDAR or EDGAR in the period from December 31, 2012 to the date hereof.

“Tribute Product” shall have the meaning ascribed to it in Section 3.2(s)(ix).

“Tribute Real Property Leases” shall have the meaning ascribed to it in Section 3.2(m).

“Tribute Recommendation” means the unanimous recommendation of the Tribute Board of Directors that Tribute Shareholders vote in favour of the Arrangement Resolution.

“Tribute Senior Management” means the individuals set forth in Section 1.4 of the Tribute Disclosure Letter.

“Tribute Series B Warrants” means, collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on February 27, 2018, March 5, 2018 and March 11, 2018, as applicable.

“Tribute Series K Warrants” means, collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on September 20, 2018.

“Tribute Series M Warrants” means, collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on May 11, 2017.

“Tribute Series S Warrants” means collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on August 8, 2018, February 4, 2021 and October 1, 2021, as applicable.

“Tribute Severance Plan” shall have the meaning ascribed to it in Section 5.10(b).

“Tribute Shareholder” means a holder of one or more Tribute Common Shares.

“Tribute Shareholder Approval” means the affirmative vote of at least 66 2/3% of the votes cast on the Arrangement Resolution by Tribute Shareholders present in person or represented by proxy at the Tribute Meeting.

“Tribute Stock Option Plan” means the stock option plan approved and ratified by the Tribute Shareholders on June 20, 2014, as amended from time to time.

“Tribute Superior Proposal” means an unsolicited bona fide written Tribute Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “twenty percent (20%)” in the definition of “Tribute Acquisition Proposal” as it relates to securities of Tribute shall be changed to “fifty percent (50%)” and references to “twenty percent (20%),” as regards the assets of Tribute, shall be changed to “fifty percent (50%)”) made by a Person or Persons acting jointly or in concert (other than Parent, Tribute, Pozen and any of their respective Affiliates) and which, or in respect of which:

(a) the Tribute Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i) would, if consummated, taking into account all of the terms and conditions of such Tribute Acquisition Proposal (but not assuming any risk of non-completion), result in a transaction which is more favorable to Tribute Shareholders from a financial point of view than the Merger and the Arrangement;

(ii) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Tribute Acquisition Proposal and the Person or Persons making such Tribute Acquisition Proposal; and

(iii) that funds, securities or other consideration necessary for the Tribute Acquisition Proposal are or are reasonably likely to be available; and

(b) in the case of a Tribute Acquisition Proposal involving Tribute Common Shares, is made available to all of the Tribute Shareholders on the same terms and conditions.

“Tribute Termination Fee” shall have the meaning ascribed to that term in Section 7.2(a).

“Tribute Termination Fee Event” shall have the meaning ascribed to that term in Section 7.2(c).

“Tribute Warrantholder” means a holder of one or more Tribute Warrants.

“Tribute Warrant Indenture” means the warrant indenture dated July 15, 2014 between Tribute and Equity Financial Trust Company providing for the issuance of Tribute Indenture Warrants.

“Tribute Warrants” means collectively, (i) the Tribute Indenture Warrants outstanding as of the Arrangement Effective Time and those issuable pursuant to the Tribute Compensation Options; (ii) the Tribute Series B Warrants outstanding as of the Arrangement Effective Time; (iii) the Tribute Series K Warrants outstanding as of the Arrangement Effective Time; (iv) the Tribute Series M Warrants outstanding as of the Arrangement Effective Time; (v) the Tribute Series S Warrants outstanding as of the Tribute Effective Time; and (vi) the Tribute Broker Warrants outstanding as of the Arrangement Effective Time.

 “TSX” means the Toronto Stock Exchange.

“TSXV” means the TSX Venture Exchange.

“U.S. GAAP” means accounting principles generally accepted in the United States, consistently applied.

“U.S. Securities Laws” means the 1933 Securities Act, the 1934 Exchange Act and all other state and federal securities Laws and the rules, regulations and published policies made thereunder.

“US Merger Sub” shall have the meaning ascribed to it in the Recitals.

“Voting Agreements” shall have the meaning ascribed to it in the Recitals.

1.2 Currency

Except where otherwise specified, all references to currency herein are to lawful money of the United States of America and “$” refers to U.S. dollars.

1.3 Interpretation Not Affected by Headings

The division of this Agreement into Articles and sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “herein,” “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof. Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section or schedule by number or letter or both are to that Article, section or schedule in this Agreement.

1.4 Knowledge and Disclosure

Any reference in this Agreement to the “knowledge” or the “awareness” of Tribute means the actual knowledge, information and belief of the Tribute Senior Management, in their capacities as officers or directors of Tribute and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual. Any reference in this Agreement to the “knowledge” or the “awareness” of Parent means the actual knowledge, information and belief of the Parent Senior Management, in their capacities as officers or directors of Parent and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual. Any reference in this Agreement to the “knowledge” or the “awareness” of Pozen means the actual knowledge, information and belief of Pozen Senior Management, in their capacities as officers or directors of Pozen and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual.

1.5 Extended Meanings, Etc.

Unless the context otherwise requires, words implying only the singular number also include the plural and vice versa; words importing any gender include all genders. The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely,” mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing.” Unless something in the subject matter or context is clearly inconsistent therewith, any Contract, instrument, Law or Order defined or referred to herein means such Contract, instrument, Law or Order as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.6 Date of Any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.7 Schedules

The following are the Schedules to this Agreement and are hereby incorporated by reference into this Agreement and form an integral part hereof:

Schedule I – Required Regulatory Approvals

Schedule II – Plan of Arrangement

Schedule III – Form of Arrangement Resolutions

Schedule IV – Form of Voting Agreement

ARTICLE 2

THE MERGER AND ARRANGEMENT

2.1 The Merger

(a) Parent, Ltd2, US Merger Sub, Pozen, Can Merger Sub, and Tribute agree that the Merger shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement.

(b) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, on the Closing Date, US Merger Sub shall be merged with and into Pozen. At the Merger Effective Time, the separate corporate existence of US Merger Sub shall cease and Pozen shall continue as the surviving company in the Merger (the “US Surviving Company”).

(c) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties to the Merger shall file with the Secretary of State of the State of Delaware the Certificate of Merger, executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Pozen, US Merger Sub and Tribute shall agree and specify in the Certificate of Merger.  At and immediately after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the DGCL.

(d) At the Merger Effective Time, the certificate of incorporation and by-laws of US Merger Sub in effect immediately prior to the Merger Effective Time shall constitute those of the US Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(e) The directors of the US Surviving Company upon completion of the Merger shall, until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be, consist of the directors of US Merger Sub prior to the Merger Effective Time. The officers of US Merger Sub immediately prior to the Merger Effective Time shall be the officers of the US Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(f) At the Merger Effective Time, the effect of the Merger shall be as provided in § 259 of the DGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, immunities, powers and franchises of Pozen and US Merger Sub shall vest in the US Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of Pozen and US Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the US Surviving Company.

(g) At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, all shares of common stock, par value $0.001 per share, of US Merger Sub issued and outstanding  immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and US Surviving Company shall issue an equivalent number of fully paid shares of common stock, par value $0.001 per share, all of which shares shall be held by Holdco, and which shall constitute the only outstanding shares of capital stock of US Surviving Company.

(h) At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each Pozen Common Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive from Parent or US Merger Sub one (1) fully paid and non-assessable Parent Share (the “Merger Consideration”). All such Pozen Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Merger Effective Time represented any such Pozen Common Shares (each, a “Pozen Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, including the right to receive, pursuant to Section 2.1(l), cash in lieu of fractional Parent Shares, if any. Notwithstanding the foregoing, if, between the date of this Agreement and the Merger Effective Time, the outstanding Pozen Common Shares or Parent Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend (including any dividend or distribution of securities convertible into Parent Shares), subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Pozen Common Shares or Parent Shares, as the case may be, will be appropriately adjusted to provide to Pozen and the holders of Pozen Common Shares the same economic effect as contemplated by this Agreement prior to such event.

(i) Each Parent Share, as issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger, except for the Parent Subscriber Share which shall be acquired by Parent immediately following the Effective Time for nil consideration and cancelled.

(j) The exchange of Pozen Certificates shall be effected as follows:

(i) Prior to the Merger Effective Time, Pozen shall appoint a bank or trust company reasonably acceptable to Tribute to act as exchange agent (the “Merger Exchange Agent”) for the delivery of the Merger Consideration. At or prior to the Merger Effective Time, Parent shall issue, fully paid, the Parent Shares to be delivered as Merger Consideration and deposit with the Merger Exchange Agent, for the benefit of the holders of Pozen Certificates, for exchange in accordance with this ARTICLE 2 through the Merger Exchange Agent, the aggregate cash consideration for fractional shares and certificates representing the Parent Shares to be delivered as Merger Consideration (or, if uncertificated Parent Shares will be delivered, Parent shall make appropriate alternative arrangements).

(ii) As promptly as reasonably practicable after the Merger Effective Time (and in any event within four (4) Business Days after the Merger Effective Time), Parent shall cause the Merger Exchange Agent to mail to each holder of record of Pozen Common Shares, a form of letter of transmittal (the “Pozen Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Pozen Certificates shall pass, only upon delivery of the Pozen Certificates to the Merger Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Pozen may specify acting reasonably, and shall be prepared prior to the Closing, together with instructions thereto.

(iii) Upon (A) in the case of Pozen Common Shares represented by a Pozen Certificate, the surrender of such Pozen Certificate for cancellation to the Merger Exchange Agent or (B) in the case of Pozen Common Shares held in book-entry form, the receipt of an “agent’s message” by the Merger Exchange Agent, in each case together with the Pozen Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Merger Exchange Agent, the holder of such Pozen Common Shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Pozen Common Shares have been converted pursuant to Section 2.1(h) (after taking into account all Pozen Common Shares then held by such holder). In the event of a transfer of ownership of Pozen Common Shares that is not registered in the transfer records of Pozen, the applicable Merger Consideration may be delivered to a transferee, if the Pozen Certificate representing such Pozen Common Share (or, if such Pozen Common Share is held in book-entry form, proper evidence of such transfer) is presented to the Merger Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.1(j), each Pozen Common Share or, and any Pozen Certificate with respect thereto, shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holders of Pozen Common Shares are entitled to receive in respect of such shares pursuant to Section 2.1(h) (after taking into account all Pozen Common Shares then held by such holder).

(iv) The Merger Consideration delivered and credited as fully paid in accordance with the terms of this ARTICLE 2, upon conversion of any Pozen Common Shares, shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Pozen Common Shares, as applicable. From and after the Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of the US Surviving Company of Pozen Common Shares that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any Pozen Certificates formerly representing Pozen Common Shares (or Pozen Common Shares held in book-entry form) are presented to the US Surviving Company or the Merger Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE 2.

(v) Any portion of the Merger Consideration that remains undistributed to the holders of Pozen Common Shares for one (1) year after the Merger Effective Time shall be delivered to Parent or its designee, and any holder of Pozen Common Shares who has not theretofore complied with this ARTICLE 2 shall thereafter look only to Parent for its claim for the Merger Consideration deliverable in respect thereof.

(vi) None of Parent, US Merger Sub, Pozen or the Merger Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(k) Each of Parent and the Merger Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Pozen Common Shares pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Laws. Amounts so withheld and paid over to the appropriate taxing authority shall be treated as having been paid to the holder of Pozen Common Shares in respect of which such deduction or withholding was made.

(l) Notwithstanding any other provision of this Agreement, no fractional Parent Shares will be issued and any entitlement to Parent Shares for which fractional Parent Share would be issuable but for this Section 2.1(l) shall be rounded down to the nearest whole Parent Share.

(m) If any Pozen Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Pozen Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Pozen Certificate, the Merger Exchange Agent shall, in exchange for such lost, stolen or destroyed Pozen Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(n) As soon as practicable following the date of this Agreement and, in any event, prior to the Closing Date, the Pozen Board of Directors or an appropriate committee thereof shall adopt such resolutions or take such other actions, if any, as may be required to effect and/or procure the following treatment:

(i) Except for the Pozen Options held by New Pozen Employees and the Performance-Based Option, each Pozen Option that is unvested and outstanding as of immediately prior to the Merger Effective Time, shall, as of immediately prior to the Merger Effective Time, become vested and exercisable.  At the Merger Effective Time, each outstanding Pozen Option shall be assumed by Parent.  Each Pozen Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Merger Effective Time (including, without limitation, any repurchase rights) except that (i) each Pozen Option will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Shares equal to the number of Pozen Shares that were issuable upon exercise of such Pozen Option immediately prior to the Merger Effective Time, and (ii) the per share exercise price for the Parent Shares issuable upon exercise of such assumed Pozen Option will be equal to the exercise price per Pozen Share at which such Pozen Option was exercisable immediately prior to the Merger Effective Time.  Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Shares for delivery upon exercise of all Pozen Options pursuant to the terms set forth in this Section 2.1(n)(i).  Prior to the Merger Effective Time, Pozen shall take all actions necessary to effect the transactions contemplated by this Section 2.1(n)(i).

(ii) Except for Pozen Common Shares subject to vesting or other lapse restrictions pursuant to the Pozen Share Plan (a “Restricted Pozen Share”) held by New Pozen Employees, each Restricted Pozen Share issued and outstanding immediately prior to the Merger Effective Time shall, as of immediately prior to the Merger Effective Time, be cancelled, and each holder of a Restricted Pozen Share so cancelled pursuant to this Section 2.1(n)(ii) shall become entitled to receive one (1) Parent Share for each such Pozen Share that was issuable upon vesting of such Restricted Pozen Shares immediately prior to the Merger Effective Time, less applicable withholding taxes.

(iii) Except for the Pozen restricted stock unit awards held by New Pozen Employees, each stock-based award (including any restricted stock unit and deferred stock unit awards), other than a Pozen Option or Restricted Pozen Share (“Other Pozen Stock-Based Awards” and together with Restricted Pozen Shares, the “Pozen Share Awards”), that is outstanding immediately prior to the Merger Effective Time, shall, whether vested or unvested, as of immediately prior to the Merger Effective Time, become vested and shall entitle each holder of an Other Pozen Share-Based Award to receive one (1) Pozen Common Share, less applicable withholding Taxes, if any, immediately prior to the Merger Effective Time, which shall converted into Merger Consideration pursuant to Section 2.1(h) except with respect to Other Pozen Stock-Based Awards subject to and not exempt from Section 409A of the Code (the “Section 409A RSUs”).  Each New Pozen Employee and any individual holding Section 409A RSUs shall receive comparable Parent restricted stock unit awards of equal value and vesting on the basis of one Parent restricted stock unit for each Pozen restricted stock unit held immediately prior to the Merger Effective Time.

(iv) The amounts payable pursuant to this Section 2.1(n) to any current or former employee of Pozen or any of its Affiliates shall be paid through Pozen’s (or its applicable Subsidiary’s) payroll on the next regularly scheduled payment date that occurs not less than three (3) Business Days following the Closing Date. Parent, Pozen and each of their applicable Subsidiaries shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Pozen Options or Pozen Share Awards, such amounts as Pozen and any applicable Subsidiary are required to deduct and withhold with respect to such payment under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereunder as having been paid to the holder of the Pozen Options or Pozen Share Awards in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash component of the consideration otherwise payable to the holder, Pozen and its applicable Subsidiary are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to the holder as is necessary to provide sufficient funds to Pozen and its applicable Subsidiary to enable it to comply with such deduction or withholding requirement, and Pozen or the applicable Subsidiary shall notify the holder thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority, and shall remit to such holder any unapplied balance of the proceeds of such sale. The amounts payable pursuant to this Section 2.1(n) to any person, other than a current or former employee of Pozen or any of its Affiliates, shall be paid by Parent or any affiliate of Parent (including Pozen and its Subsidiaries) within ten (10) Business Days following the Closing Date.

(o) It is the intent of the Parties hereto that the treatment of Pozen Share Awards and Pozen Options contemplated herein be in a manner that is consistent with the requirements of Sections 422, 424 and 409A of the Code, including all guidance and regulations issued thereunder.

(p) Parent shall procure that no stamp duty shall be payable by the Pozen Stockholders in connection with the issue to the Pozen Stockholders of the Parent Shares as part of the Merger Consideration.

2.2 The Arrangement

(a) Parent, Ltd2, Can Merger Sub, Tribute, US Merger Sub and Pozen agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

(b) Registered Holders of Tribute Common Shares will be granted rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by the Plan of Arrangement (the “Tribute Dissent Rights”).  Beneficial Holders of Tribute Common Shares and Holders of Tribute Options, Tribute Warrants and Tribute Compensation Options will not have rights of dissent with respect to such securities in connection with the Arrangement. Tribute shall give Pozen (i) prompt notice of any written demands with respect to Tribute Dissent Rights, withdrawals of such demands, and any other instruments served pursuant to the OBCA and received by Tribute, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of Pozen, except as required by applicable law, Tribute shall not make any payment with respect to any such rights or offer to settle or settle any such rights.

(c) Tribute covenants in favor of Pozen that upon the terms and subject to the conditions of this Agreement, Tribute shall:

(i) Subject to Parent and Pozen complying with Section 2.4 in respect of those matters which may be completed prior to the application for the Interim Order, as soon as reasonably practicable after the execution of this Agreement, apply to the Canadian Court for the Interim Order in a manner and form acceptable to Pozen, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;

(ii) subject to obtaining such approvals as are required by the Interim Order, as soon as reasonably practicable after the Tribute Meeting and, in any event, not later than two (2) Business Days thereafter, apply to the Canadian Court pursuant to section 182(5) of the OBCA for the Final Order in a manner and form reasonably acceptable to Pozen and thereafter proceed with such application and diligently pursue obtaining the Final Order; and

(iii) subject to obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in ARTICLE 8 (excluding conditions that by their terms cannot be satisfied until the Arrangement Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Arrangement Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including NASDAQ, the TSXV and the TSX (if applicable)) necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to it prior to the Outside Date.

(d) Subject to the terms of this Agreement, Pozen, the Parent and any applicable Subsidiary of each will cooperate with, assist and consent to Tribute seeking the Interim Order and the Final Order and, subject to Tribute obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in ARTICLE 8 (excluding conditions that by their terms cannot be satisfied until the Arrangement Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Arrangement Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including NASDAQ, the TSXV and the TSX (If applicable)) necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to each of them prior to the Outside Date.

(e) The application referred to in Section 2.2(c)(i) shall, unless Tribute and Pozen otherwise agree, include a request that the Interim Order provide, among other things:

(i) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Tribute Meeting and for the manner in which such notice is to be provided;

(ii) for the record date for the purposes of determining the Tribute Shareholders entitled to receive notice of and to vote at the Tribute Meeting;

(iii) that the Tribute Meeting may be adjourned or postponed from time to time by Tribute in accordance with this Agreement without the need for any additional approval by the Court;

(iv) that the record date for the Tribute Shareholders entitled to receive notice of and to vote at the Tribute Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Tribute Meeting;

(v) that the requisite and sole approval of the Arrangement Resolution will be the Tribute Shareholder Approval;

(vi) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vii) that proxies in respect of the Arrangement Resolution must be delivered to Tribute no later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays) prior to the date of the Tribute Meeting;

(viii) that, in all other respects, the terms, restrictions and conditions of the governing documents of Tribute, including quorum requirements and all other matters, shall apply in respect of the Tribute Meeting; and

(ix) subject to the consent of Tribute (such consent not to be unreasonably withheld or delayed), Tribute shall also include a request that the Interim Order provide for such other matters as Pozen may reasonably require.

(f) Tribute shall advise the Canadian Court that the Parties intend to rely on the exemption from the registration requirements of the 1933 Securities Act provided by Section 3(a)(10) thereof to issue Parent Shares to Tribute Shareholders in exchange for their Tribute Common Shares and to exchange Tribute Options for Parent Options, as applicable, all pursuant to the Arrangement, based on the Canadian Court’s approval of the Arrangement.

(g) Tribute will provide legal counsel to Pozen with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Canadian Court in connection with the Arrangement prior to the service and filing of such materials and will give reasonable consideration to such comments reasonably and promptly proposed by Pozen or its legal counsel. Tribute will ensure that all materials filed with the Canadian Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. Subject to applicable Laws, Tribute will not file any material with the Canadian Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section, as required by applicable Law or stock exchange rule or with Pozen’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require Pozen or the Parent or any of their respective Subsidiaries to agree or consent to any increase in the consideration payable under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases the obligations of Pozen and its Subsidiaries set forth in any such filed or served materials or under this Agreement, the Merger or the Arrangement. In addition, Tribute will not object to legal counsel to Pozen making such submissions on the hearing of the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided that Tribute or its legal counsel is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. Tribute will also provide legal counsel to Pozen on a timely basis with copies of any notice of appearance and evidence or other documents served on Tribute or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by Tribute or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Tribute will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement.

(h) The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement. On the Effective Date, the Articles of Arrangement shall be filed with the Director. The Articles of Arrangement shall be in form satisfactory to Pozen and Tribute, each acting reasonably.

(i) Upon the reasonable request from time to time of Pozen, Tribute will provide Pozen with lists (in both written and electronic form) of the registered Tribute Shareholders, together with their addresses and respective holdings of Tribute Common Shares, lists of the names and addresses and holdings of all Persons having rights issued or granted by Tribute to acquire or otherwise related to Tribute Common Shares (including Tribute Optionholders , Tribute Warrantholders and Tribute Compensation Optionholders) and lists of non-objecting beneficial owners of Tribute Common Shares and participants in book-based nominee registers (such as CDS & Co. and CEDE and Co.), together with their addresses and respective holdings of Tribute Common Shares. Tribute will from time to time require that its registrar and transfer agent furnish Pozen with such additional information, including updated or additional lists of Tribute Shareholders, information regarding beneficial ownership of Tribute Common Shares and lists of holdings and other assistance as Pozen may reasonably request.

(j) The Tribute Options, the Tribute Warrants, the Tribute Compensation Options and the Tribute Stock Option Plan shall be treated as contemplated by, and in the manner set forth in, the Plan of Arrangement.

(k) The Arrangement shall be structured and executed such that the issuance of the Parent Shares to Tribute Shareholders in exchange for their Tribute Common Shares and the issuance of Parent Options to Tribute Optionholders in exchange for their Tribute Options, all pursuant to the Arrangement, will not require registration under the 1933 Securities Act in reliance upon Section 3(a)(10) thereof. Each of the Parties agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.2.

(l) Tribute and Pozen agree to cooperate in the preparation of presentations, if any, to Tribute Shareholders or other securityholders regarding the Arrangement, and Tribute agrees to consult with Pozen in connection with any communication or meeting with Tribute Shareholders or other securityholders that it may have, provided, however, that the foregoing shall be subject to Tribute’s overriding obligations to make any disclosure or filing required by applicable Laws or stock exchange rules and, if Tribute is required to make any such disclosure, it shall use its commercially reasonable efforts to give Pozen a reasonable opportunity to review and comment thereon prior to its dissemination.

(m) Each of Tribute, Pozen, Parent, Can Merger Sub and the Arrangement Exchange Agent (without duplication) shall be entitled to deduct and withhold from any consideration payable to any holder of Tribute Common Shares, Tribute Options, Tribute Warrants or Tribute Compensation Optionholder, such amounts as Tribute, Pozen, Parent, Can Merger Sub or the Arrangement Exchange Agent are required to deduct and withhold with respect to such payment under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereunder as having been paid to the holder of Tribute Common Shares, Tribute Options, Tribute Warrants or Tribute Compensation Options in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash component of the consideration payable to the holder, Tribute, Pozen, Parent, Can Merger Sub and the Arrangement Exchange Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration payable to the holder as is necessary to provide sufficient funds to Tribute, Pozen, Parent, Can Merger Sub or the Arrangement Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Tribute, Pozen, Parent, Can Merger Sub or the Arrangement Exchange Agent shall notify the holder thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority, and shall remit to such holder any unapplied balance of the proceeds of such sale.

2.3 The Closing

The closing (the “Closing”) of the Merger and the Arrangement shall take place at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020-1104, at 11:00 a.m., New York City time, on the date (the “Closing Date”) which shall be (a) the earlier of: (i) the date that is three (3) Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in ARTICLE 8 (other than the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions); and (ii) the date that is the day prior to the Outside Date; provided that the conditions set forth in ARTICLE 8 have been satisfied or waived as of such date (other than the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions); or (b) such date as mutually agreed in writing by Pozen and Tribute. Subject to the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in ARTICLE 8, the Merger and the Arrangement shall, from and after the Merger Effective Time and the Arrangement Effective Time (as applicable), have all of the effects provided under applicable Laws.

2.4 Preparation of Tribute Circular, Pozen Proxy Statement and Registration Statements

(a) As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC, the Director under the OBCA and the TSXV, as applicable (and, if applicable, any other Governmental Authority) (i) mutually acceptable proxy materials which shall constitute (A) the Tribute Circular (and any amendments or supplements thereto), which shall include the proxy statement relating to the matters to be submitted to the Tribute Shareholders at the Tribute Meeting, together with any other documents required by the OBCA or applicable Laws in connection with the Tribute Meeting and (B) the proxy statement relating to the matters to be submitted to Pozen Stockholders at the Pozen Meeting (such proxy statement, and any amendments or supplements thereto, the “Pozen Proxy Statement”) and (ii) a Registration Statement on Form S-4 (the “Form S-4”) (and, if applicable, any other required disclosure document), with respect to the issuance of Parent Shares in respect of the Merger and the Arrangement.

(b) Each Party will provide legal counsel to the other Party with a reasonable opportunity to review and comment on drafts of the Tribute Circular, Pozen Proxy Statement, Form S-4 and other documents related to the Tribute Meeting, the Pozen Meeting, the issuance of the Parent Shares in respect of the Merger or the Arrangement, prior to filing such documents with applicable Governmental Authorities and mailing such documents to the Tribute Shareholders or the Pozen Stockholders, as applicable. Each Party will include in the Tribute Circular, Pozen Proxy Statement, Form S-4 or such other documents all comments reasonably and promptly proposed by the other Party or its legal counsel; provided, however, that all information relating to a Party included in the Tribute Circular, Pozen Proxy Statement and the Form S-4 shall be in form and content satisfactory to such Party, acting reasonably.

(c) Each Party shall use its commercially reasonable efforts to have the Pozen Proxy Statement cleared by the SEC (and, if applicable, any other Governmental Authority), to have the Form S-4 declared effective by the SEC (and, if applicable, any other Governmental Authority) as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the Arrangement.  As promptly as practicable after such clearance, Parent and Pozen shall, unless otherwise agreed to by the Parties, cause the Pozen Proxy Statement and other documentation required in connection with the Pozen Meeting or the issuance of the Parent Shares in respect of the Merger and the Arrangement to be published and/or sent to each applicable stockholder or shareholder, as required by applicable Laws. Each Party shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Pozen Proxy Statement or the Form S-4 received from the SEC (or, if applicable, any other Governmental Authority).

(d) Each Party shall use its commercially reasonable efforts to ensure that the Tribute Circular, the Pozen Proxy Statement and the Form S-4 comply in all material respects with applicable Laws. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Tribute Circular, the Pozen Proxy Statement or the Form S-4 prior to filing such documents with the SEC (or, if applicable, any other Governmental Authority).

(e) Subject to Section 5.2(e) and Section 6.2, each Party shall use its commercially reasonable efforts to take any action required to be taken by it under any applicable Laws as may be necessary or desirable in order to complete the Merger and the Arrangement, and each Party shall furnish all information concerning it and the holders of its capital stock and other securities as may be reasonably requested in connection with any such action. Parent shall advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger or the Arrangement for offering or sale in any jurisdiction, any request by the SEC (or, if applicable, any other Governmental Authority) for amendment of the Tribute Circular, the Pozen Proxy Statement or the Form S-4.

(f) If, at any time prior to the Closing, any information relating to any of the Parties (including, but not limited to, a discovery of a misstatement or omission of information), or their respective Affiliates, officers or directors, should be discovered by any Party, and such information should be set forth in an amendment or supplement to the Tribute Circular, the Pozen Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by Parent and Pozen with the SEC and by Tribute with any applicable Canadian securities regulators (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to applicable securityholders as required by Law.

(g) The Tribute Circular and the Pozen Proxy Statement shall each include, unless Pozen shall have effected a Pozen Change of Recommendation in accordance with the terms of this Agreement, the Pozen Recommendation, the Pozen Fairness Opinions, the rationale for the Pozen Recommendation and a statement that, to the knowledge of Pozen, each director and executive officer of Pozen intends to vote all Pozen Common Shares held by him or her in favor of the Pozen Stockholder Approval at the Pozen Meeting.

(h) The Tribute Circular and the Pozen Proxy Statement shall each include, unless Tribute shall have effected a Tribute Change of Recommendation in accordance with the terms of this Agreement, the Tribute Recommendation, the Tribute Fairness Opinion, the rationale for the Tribute Recommendation and a statement that, to the knowledge of Tribute, each director and executive officer of Tribute intends to vote all Tribute Common Shares held by him or her in favor of the Tribute Shareholder Approval at the Tribute Meeting.

(i) Parent covenants and agrees that, promptly following Closing, it shall file with the SEC a Registration Statement on Form S-8 (the “Form S-8”) registering Parent Shares issuable pursuant to the 2015 Aralez Pharmaceuticals Omnibus Equity Plan.

2.5 Pozen Stockholder Meeting

(a) Pozen shall duly take all lawful action to call, give notice of, convene and hold the Pozen Meeting in accordance with the constituent documents of Pozen and applicable Law as promptly as practicable following the date upon which the Form S-4 becomes effective and the Pozen Proxy Statement has been cleared by the SEC for the purpose of obtaining Pozen Stockholder Approval as required by the DGCL and this Agreement.

(b) Subject to the terms of this Agreement, unless Pozen shall have effected a Pozen Change of Recommendation in accordance with the terms of this Agreement, Pozen shall use its commercially reasonable efforts to solicit from Pozen Stockholders proxies in favor of the Pozen Stockholder Approval and take all other actions that are reasonably necessary or desirable to obtain the approval of the Merger and the adoption of this Agreement by Pozen Stockholders, including using the services of proxy solicitation agents, and take all other actions reasonably requested by Tribute that are reasonably necessary to obtain Pozen Stockholder Approval and permit Tribute to assist, and consult with Tribute and keep Tribute apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with ARTICLE 7, subject to Section 2.5(a), this Agreement shall be submitted to Pozen Stockholders at the Pozen Meeting for the purpose of obtaining Pozen Stockholder Approval, and nothing contained herein shall be deemed to relieve Pozen of such obligation.

(c) Unless there has been a Pozen Change of Recommendation in accordance with Section 6.2, neither the Pozen Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Tribute), or propose publicly to withdraw (or modify in any manner adverse to Tribute), the Pozen Recommendation.

(d) Pozen shall, prior to the Pozen Meeting, keep Tribute reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Pozen Meeting, and in any event shall provide such number promptly upon the request of Tribute or its Representatives.

(e) Pozen shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the Pozen Meeting without Tribute’s prior written consent, in each case; provided that (i) Pozen shall be permitted to adjourn, delay or postpone convening the Pozen Meeting if in the good faith judgment of the Pozen Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Pozen Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Pozen Board of Directors under applicable Laws or not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Pozen Proxy Statement or Form S-4, or (ii) if Pozen shall have provided a written notice as contemplated by Section 7.1(c)(iii) and the thirty (30) day period referenced therein shall not have expired at least three (3) Business Days prior to the scheduled date of the Pozen Meeting, Pozen shall be permitted to adjourn, delay or postpone convening the Pozen Meeting until the third (3rd) Business Day following the expiration of such thirty (30) day period.

(f) Pozen will provide notice to Tribute of the Pozen Meeting, and shall allow Representatives of Tribute and its counsel to attend the meeting and any adjournments thereof.

2.6 Tribute Shareholder Meeting

(a) Tribute shall duly take all lawful action to call, give notice of, convene and hold the Tribute Meeting in accordance with the constituent documents of Tribute, the Interim Order and applicable Law as soon as reasonably practicable after the Interim Order is issued.

(b) Subject to the terms of this Agreement, unless  Tribute shall have effected a Tribute Change of Recommendation in accordance with the terms of this Agreement,  Tribute shall use its commercially reasonable efforts to solicit from Tribute Shareholders proxies in favor of the  Tribute Shareholder Approval and take all other actions that are reasonably necessary or desirable to obtain the approval of the Arrangement by Tribute Shareholders, including using the services of proxy solicitation agents, and take all other actions reasonably requested by Pozen that are reasonably necessary to obtain  the Tribute Shareholder Approval and permit Pozen to assist, and consult with Pozen and keep Pozen apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with ARTICLE 7, subject to Section 2.6(a), the Arrangement Resolution shall be submitted to the Tribute Shareholders at the Tribute Meeting for the purpose of obtaining the Tribute Shareholder Approval, and nothing contained herein shall be deemed to relieve Tribute of such obligation.

(c) Unless there has been a Tribute Change of Recommendation in accordance with Section 6.4, neither the Tribute Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Pozen), or propose publicly to withdraw (or modify in any manner adverse to Tribute), the Tribute Recommendation.

(d) Tribute shall, prior to the Tribute Meeting, keep Pozen reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Tribute Meeting, and in any event shall provide such number promptly upon the request of Pozen or its Representatives.

(e) Tribute shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the Tribute Meeting without Pozen’s prior written consent, in each case; provided that (i) Tribute shall be permitted to adjourn, delay or postpone convening the Tribute Meeting if in the good faith judgment of the Tribute board of directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Tribute Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Tribute board of directors under applicable Laws or not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Tribute Circular, Pozen Proxy Statement or Form S-4, or (ii) if Tribute shall have made a written request as contemplated by Section 7.1(d)(iii) and the thirty (30) day period referenced therein shall not have expired at least three (3) Business Days prior to the scheduled date of the Tribute Meeting, Tribute shall be permitted to adjourn, delay or postpone convening the Tribute Meeting until the third (3rd) Business Day following the expiration of such thirty (30) day period.

(f) Tribute will provide notice to Pozen of the Tribute Meeting, and shall allow Representatives of Pozen and its counsel to attend the meeting and any adjournments thereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Pozen

Except as disclosed in the applicable section or subsection of the Pozen Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Pozen Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Pozen Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face) or the Pozen Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Pozen represents and warrants to and in favor of Tribute and Parent as follows and acknowledges that Tribute and Parent are relying upon such representations and warranties in entering into this Agreement:

(a) Organization and Qualification. Pozen has been duly incorporated, validly exists and is in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Pozen Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Pozen and each of the Pozen Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Pozen and the Pozen Subsidiaries, taken as a whole. Pozen has provided to Parent and Tribute true, complete and correct copies of the constituent documents of each of Pozen and Pozen’s Subsidiaries, in each case as amended.

(b) Authority Relative to this Agreement. Pozen has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Pozen Stockholder Approval and the Required Regulatory Approvals, all as contemplated in this Agreement) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by Pozen of the transactions contemplated by this Agreement have been duly authorized by the Pozen Board of Directors and no other corporate proceedings on the part of Pozen are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the Pozen Stockholder Approval as contemplated in this Agreement, the completion by Pozen of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Pozen and constitutes a legal, valid and binding obligation of Pozen enforceable against Pozen in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c) Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by Pozen of this Agreement, the performance by Pozen of its obligations hereunder and the completion by Pozen of the Merger or the Arrangement, other than:

(i) such filings and other actions required under applicable U.S. Securities Laws and the rules and policies of NASDAQ, in each case, as are contemplated by this Agreement;

(ii) the Required Regulatory Approvals relating to Pozen; and

(iii) any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Pozen, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger and the Arrangement.

(d) No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c) and complying with applicable Laws and Orders, the execution and delivery by Pozen of this Agreement, the performance by Pozen of its obligations hereunder and the completion of the Merger and the Arrangement do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i) result in a contravention, breach, violation or default under any Law or Order applicable to Pozen or any of the Pozen Subsidiaries or any of its or their respective properties or assets;

(ii) result in a contravention, conflict, violation, breach or default under the constituent documents of Pozen or any of the Pozen Subsidiaries;

(iii) result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any material benefit under, any Pozen Material Contract or material Permit to which it or any of the Pozen Subsidiaries is a party or by which it or any of the Pozen Subsidiaries is bound or to which any of its or any of the Pozen Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Pozen Material Contract or material Permit; or

(iv) result in the suspension or alteration in the terms of any material Permit held by Pozen or any of the Pozen Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Pozen or that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger or the Arrangement.

(e) Capitalization of Pozen. The authorized capital of Pozen consists of 10,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued or outstanding, and 90,000,000 Pozen Common Shares. As of the close of business on June 5, 2015, there were (i) 32,420,612 Pozen Common Shares issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and non-assessable, (ii) up to 2,474,430 shares of common stock available for grant under equity compensation plans, and (iii) up to 3,595,849 shares of common stock issuable pursuant to options and restricted stock units granted under equity compensation plans. There is no outstanding contractual obligation of Pozen or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Pozen Common Shares. Except for the Pozen Options and the Pozen Share Awards, as of the date of this Agreement, Pozen has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any Pozen Common Shares or other securities of Pozen, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Pozen Common Shares or other security of Pozen. Except for the Pozen Options and Pozen Share Awards, neither Pozen nor any of Pozen’s Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Pozen Share price, income or any other attribute of or related to Pozen or any of its Subsidiaries. The Pozen Common Shares are listed on NASDAQ and, except for such listing, no other securities of Pozen or any of Pozen’s Subsidiaries are listed on any other stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of Pozen or any of Pozen’s Subsidiaries having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Pozen Common Shares on any matter. Section 3.1(e) of the Pozen Disclosure Letter sets out a true, complete and correct list of all Pozen Options and Pozen Share Awards, the names of the holders of such awards, the type of such award, whether each such holder is a current director of Pozen or current employee of Pozen or any of its Subsidiaries and the grant date and the exercise price (as applicable). A true, correct and complete copy of the Pozen Share Plan has been provided or otherwise made available to Parent and Tribute.

(f) Pozen Subsidiaries. Section 3.1(f) of the Pozen Disclosure Letter sets forth a true, complete and correct list of each of the Pozen Subsidiaries, its jurisdiction and form of organization. Pozen or a Pozen Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Pozen Subsidiaries free and clear of any Liens (other than Permitted Liens), all such shares are validly issued, fully paid and non-assessable, and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Pozen Subsidiaries and no Pozen Subsidiary has any outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Pozen nor any of the Pozen Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Pozen Subsidiary, which interest or investment is material to Pozen and the Pozen Subsidiaries, taken as a whole.

(g) Securities Laws Matters.

(i) The Pozen Common Shares are registered pursuant to Section 12(b) of the 1934 Exchange Act and listed on NASDAQ. Neither the SEC nor any state regulatory authority has issued any order preventing or suspending trading of any securities of Pozen, and Pozen is in compliance in all material respects with applicable U.S. Securities Laws.

(ii) Pozen is in compliance in all material respects with the requirements of the U.S. Securities Laws and NASDAQ for continued listing of the Pozen Common Shares thereon. Except for the transactions contemplated by this Agreement, Pozen has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Pozen Common Shares under the 1934 Exchange Act or the listing of such shares on NASDAQ.

(iii) Trading in Pozen Common Shares on NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Pozen is pending or, to the knowledge of Pozen, threatened. To the knowledge of Pozen, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Pozen by the SEC or similar regulatory authority under applicable U.S. Securities Laws or NASDAQ is in effect or ongoing or expected to be implemented or undertaken.

(iv) Except as set forth above in this Section 3.1(g), neither Pozen nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

(v) Since December 31, 2012, Pozen has timely filed all forms, reports, statements and documents, including financial statements and management’s discussion and analysis required to be filed by Pozen under applicable U.S. Securities Laws and the rules and policies of NASDAQ. The documents in the Pozen Public Disclosure Record, as at the respective dates filed, were in compliance in all material respects with applicable U.S. Securities Laws and, where applicable, the rules and policies of NASDAQ.

(vi) None of the documents in the Pozen Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) Financial Statements.

(i) The Pozen Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws, except as otherwise stated in the notes to such statements or in the auditor’s report thereon and subject, in the case of the Pozen Interim Financial Statements, to normal year-end audit adjustments, which are not material to Pozen and the Pozen Subsidiaries, taken as a whole, individually or in the aggregate, and may omit notes which are not material and are not required by applicable Laws or U.S. GAAP. The Pozen Financial Statements present fairly, in all material respects, the consolidated balance sheets and consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Pozen and the Pozen Subsidiaries as of the respective dates thereof and for the respective periods set forth therein. There are no outstanding loans made by Pozen or any of the Pozen Subsidiaries to any director or officer of Pozen. All of such documents in the Pozen Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the Pozen Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

(ii) Pozen has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to Pozen is made known to its Chief Executive Officer and Chief Financial Officer by others within Pozen and the Pozen Subsidiaries.

(iii) Pozen has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of Pozen, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. To the knowledge of Pozen, since December 31, 2012: (A) except as set forth on Section 3.1(h)(iii) of the Pozen Disclosure Letter, there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Pozen that are reasonably likely to adversely affect Pozen’s ability to record, process, summarize and report financial information, and (B) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Pozen. To the knowledge of Pozen, since December 31, 2012, Pozen has received no (x) written complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of Pozen regarding questionable accounting or auditing matters.

(i) No Undisclosed Liabilities. Except as set forth in Section 3.1(i) of the Pozen Disclosure Letter, Pozen and the Pozen Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Pozen Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business (other than those specifically disclosed in the Pozen Public Disclosure Record) that would not reasonably be expected to be material to Pozen and its Subsidiaries, taken as a whole (other than those disclosed in the Pozen Public Disclosure Record), (iii) liabilities under Contracts (other than any such liability resulting from a breach or default thereunder) and (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting anything set forth herein, the Pozen Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Pozen and the Pozen Subsidiaries.

(j) Absence of Certain Changes. From the date of the most recent Pozen Annual Financial Statements to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pozen and (ii) Pozen and each of the Pozen Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

(k) Compliance with Laws. Since December 31, 2012, the business of Pozen and of each of the Pozen Subsidiaries has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and policies and neither Pozen nor any Pozen Subsidiary has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Neither Pozen nor any of the Pozen Subsidiaries has taken or committed to take any action which would cause Pozen or any of the Pozen Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act or any applicable Laws of similar effect, and, to the knowledge of Pozen, no such action has been taken by any Person acting on behalf of Pozen or any of the Pozen Subsidiaries.

(l) Litigation. Section 3.1(l) of the Pozen Disclosure Letter sets forth a list of all Proceedings to which Pozen is a party. Except as set forth on Section 3.1(l) of the Pozen Disclosure Letter, there is no Proceeding against or involving Pozen or any of the Pozen Subsidiaries (whether in progress, pending or, to the knowledge of Pozen, threatened) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Pozen or would prevent or significantly impede or materially delay the completion of the Merger or the Arrangement and, to the knowledge of Pozen, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Pozen nor any of the Pozen Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger or the Arrangement or have a Material Adverse Effect on Pozen.

(m) Real Property. Section 3.1(m) of the Pozen Disclosure Letter contains (a) a list of all leases and subleases pursuant to which Pozen or any Pozen Subsidiary currently leases real property as tenant (the “Pozen Real Property Leases”) and (b) a list of all real property owned by Pozen or any Pozen Subsidiary (“Pozen Owned Real Property”).  Each Pozen Real Property Lease is a valid leasehold, sublease interest or comparable right, and Pozen or one of the Pozen Subsidiaries holds good, valid and marketable beneficial and legal title to the Pozen Owned Real Property.  There is no pending or, to the knowledge of Pozen, threatened condemnation or expropriation proceedings with respect to any Pozen Owned Real Property.  There are no outstanding options or rights of first refusal to purchase any Pozen Owned Real Property (or any portion thereof or interest therein).  Except for Permitted Liens, there are no Liens registered against any Pozen Owned Real Property.

(n) Contracts.

(i) Except as set forth in Section 3.1(n) of the Pozen Disclosure Letter, as of the date of this Agreement, none of Pozen or any of the Pozen Subsidiaries is a party to or bound by any of the following types of Contract (other than a Pozen Employment Agreement or Pozen Plan) (each of the following types of Contracts, an “Pozen Material Contract”):

(A) any Contract entered into outside of the ordinary course of business which is both (i) reasonably expected to involve the payment or receipt in 2015 or any subsequent year of an amount in excess of $500,000, and (ii) not terminable by Pozen or any of the Pozen Subsidiaries on three (3) months’ notice or less;

(B) any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of Pozen or any Pozen Subsidiary in an amount in excess of $500,000;

(C) any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of Pozen or any Pozen Subsidiary valued at an amount in excess of $500,000;

(D) any real property lease, rental or occupancy agreement under which Pozen or any Pozen Subsidiary continues to have obligations or rights;

(E) any Contract pursuant to which Pozen or any Pozen Subsidiary (i) is granted or obtains or agrees to obtain any right or license to use any material Intellectual Property (excluding commercially available software where the failure to obtain or hold such license would not have a Material Adverse Effect on Pozen), (ii) is restricted in its right to use or register any material Intellectual Property owned by Pozen or any of the Pozen Subsidiaries, or (iii) grants, or agrees to grant, to any other Person any right or license to use, obtain, enforce or register any material Intellectual Property owned by Pozen or any of the Pozen Subsidiaries, including any license agreements, option agreements and covenants not to sue;

(F) except for any non-solicit obligations, any Contract that obligates Pozen or any Pozen Subsidiary or its Affiliates not to compete with another Person, requires Pozen or any Pozen Subsidiary to acquire or sell any product, asset or service exclusively from or to any other Person, or otherwise contractually restricts Pozen or any Pozen Subsidiary or its Affiliates from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

(G) any Contract entered into since December 31, 2012: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to Pozen or any Pozen Subsidiary, (ii) relating to a material acquisition or disposition by Pozen or any Pozen Subsidiary, (iii) relating to the acquisition, issuance or transfer of any securities of Pozen or any Pozen Subsidiary, or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

(H) except for Contracts entered into in the ordinary course of business with any employee, director or officer of Pozen or any Pozen Subsidiary, any Contract with any stockholder of Pozen or any Pozen Subsidiary entered into since December 31, 2012.

(ii) True, correct and complete copies of each Pozen Material Contract in effect on the date hereof that has not been part of the Pozen Public Disclosure Record have been provided or otherwise made available to Parent and Tribute.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect on Pozen, none of Pozen, the Pozen Subsidiaries or, to the knowledge of Pozen, any of the other parties thereto is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under (in each case, with or without notice or lapse of time or both), any Pozen Material Contract in any material respect, and none of Pozen or any of the Pozen Subsidiaries has received or given any notice of default under any Pozen Material Contract which remains uncured. To the knowledge of Pozen, there exists no state of facts which, after notice or lapse of time or both, would constitute a default under or breach or violation of any Pozen Material Contract or the inability of a party to any Pozen Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on Pozen or that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger and the Arrangement. To the knowledge of Pozen, no Person has challenged in writing the validity or enforceability of any Pozen Material Contract.

(iv) There are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments, to which Pozen or any of the Pozen Subsidiaries is a party or, to the knowledge of Pozen, with respect to any shares or other equity interests of Pozen or any of the Pozen Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Pozen or any of the Pozen Subsidiaries.

(v) As of the date of this Agreement, neither Pozen nor any of the Pozen Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to materially perform, any Pozen Material Contract.

(o) Taxes.

(i) Pozen and each of its Subsidiaries has duly and timely made or prepared all material Tax Returns required to be made or prepared by it, has duly and timely filed all material Tax Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all income and all other amounts or information required to be reported thereon. Pozen has provided Parent and Tribute copies of its U.S. federal income Tax Return and each other material income Tax Return for taxable years ending 2013, 2012 and 2011. The U.S. federal income Tax Return and each other material income Tax Return filed by Pozen and each of its Subsidiaries for the taxable year ending 2014 shall be made available to Tribute upon filing of such Tax Return with the appropriate Governmental Authority. All material Tax Returns provided or otherwise made available to Parent and Tribute are true, complete and correct copies of such Tax Returns.

(ii) Pozen and each of the Pozen Subsidiaries has: (A) duly and timely paid all material Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the Pozen Interim Financial Statements; (B) duly and timely withheld all material Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of employment, sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

(iii) No audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of Pozen, threatened with respect to Taxes or Tax Returns of Pozen or any of its Subsidiaries, and neither Pozen nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of Taxes and no such Proceeding has been asserted or, to the knowledge of Pozen, threatened against Pozen or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against Pozen or any of its Subsidiaries or relating to Tax Returns or any other matters which could result in claims for Taxes or additional Taxes.  Neither Pozen nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(iv) There are no currently effective or pending material elections, agreements, or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Tax Return, or the payment of any Taxes by Pozen or any of its Subsidiaries.

(v) Neither Pozen nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(vi) To the knowledge of Pozen (including management employees knowledgeable about Tax matters), there are no Liens for Taxes on the property or assets of Pozen or any of its Subsidiaries, except for Permitted Liens.

(vii) All transactions between Pozen and any of its Subsidiaries, on the one hand, and Pozen or another such Subsidiary, on the other hand, have been effected at the values and on the terms that would have been agreed by unrelated parties acting at arm’s length.

(viii) Section 3.1(o) of the Pozen Disclosure Letter contains a list of all jurisdictions in which Pozen or any of its Subsidiaries has filed, or is required to file, a Tax Return.

(ix) Neither Pozen nor any of its Subsidiaries (1) is subject to liability for Taxes of any other Person or (2) has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such Person where the sole purpose of such agreements or undertakings is the assumption of such liability.

(x) Except as set forth on Section 3.1(o) of the Pozen Disclosure Letter, no private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to Pozen or any of the Pozen Subsidiaries.

(xi) The charges, accruals, and reserves for Taxes reflected on the Pozen Interim Financial Statements (whether or not due and whether or not shown on any Tax Return, but excluding any provision for deferred income taxes) are adequate under U.S. GAAP to cover Taxes with respect to Pozen and each of its Subsidiaries accruing through the date hereof.

(xii) None of Pozen or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution intended to be governed by Section 355(a)(1) of the Code.

(xiii) Neither Pozen nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Reg. §1.6011-4(b)(2).

(xiv) The transactions contemplated under this Agreement will not accelerate the recognition of taxable income by Pozen or any of its Subsidiaries.

(p) Employment Agreements and Collective Agreements. Except as set forth on Section 3.1(p) of the Pozen Disclosure Letter, none of Pozen or any of the Pozen Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i) any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments to any current or, to the extent any liability remains outstanding, former director, officer or employee of Pozen or any of the Pozen Subsidiaries (each, an “Pozen Employment Agreement”) in excess of $250,000;

(ii) any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of Pozen, threatened application for certification, recognition or bargaining rights in respect of Pozen or any of the Pozen Subsidiaries, or any Proceeding seeking to compel Pozen or any of the Pozen Subsidiaries to bargain with any labor organization as to wages or conditions of employment;

(iii) any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of Pozen or any of the Pozen Subsidiaries; or

(iv) any actual or, to the knowledge of Pozen, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by Pozen or any of the Pozen Subsidiaries or the termination thereof except as would not be expected to have a Material Adverse Effect on Pozen.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.1(p) have been provided or otherwise made available to Pozen. Except as would not be expected to have a Material Adverse Effect on Pozen, each of Pozen and the Pozen Subsidiaries is in material compliance with all applicable Laws (domestic and foreign), Orders, Contracts and Pozen material policies relating to employment, employment practices, wages, hours and terms and conditions of employment.

(q) Pension and Employee Benefits.

(i) Section 3.1(q)(i) of the Pozen Disclosure Letter sets forth a true, complete and correct list of each Pozen Plan.

(ii) With respect to each Pozen Plan, Pozen has provided or otherwise made available to Parent and Tribute (A) a true and complete copy of each Pozen Plan, including any amendments thereto and all material supporting documents; (B) latest annual report, if any; (C) copies of all material communications received in the last three (3) years with applicable Governmental Authorities; (D) each trust or other funding arrangement; (E) each summary plan description (if applicable); and (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(iii) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, director, officer, independent contractor or other service provider of Pozen or any Pozen Subsidiary to termination or severance pay (or a material increase thereof), (B) accelerate the time of funding (through a grantor trust or otherwise), payment or vesting, or increase the amount of compensation or benefit due any such employee, director, officer, independent contractor or other service provider of Pozen or any Pozen Subsidiary, or (C) cause amounts payable under the Pozen Plans or Pozen Employment Agreements to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. No employee or individual consultant or independent contractor has a contractual entitlement to a gross-up or additional payment by reason of the tax, penalties or interest required by Section 409A or 4999 of the Code being imposed upon such person.

(iv) Each Pozen Plan has been established, registered, qualified, funded, invested, maintained, operated and administered in all material respects in accordance with its terms and applicable Law (including Section 409A of the Code). There are no pending or, to the knowledge of Pozen, threatened actions, suits, disputes or claims by or on behalf of any Pozen Plan, by any employee or beneficiary covered under any such Pozen Plan, as applicable, or otherwise involving any such Pozen Plan (other than routine claims for benefits).

(v) No Pozen Plan provides welfare or post-retirement benefits, including, without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to employees or former employees or to the beneficiaries or dependents of such employees, other than coverage mandated solely by applicable Law or at the expense of the participant or the participant’s beneficiary.

(vi) Neither Pozen, any Pozen Subsidiary or any of their ERISA Affiliates, contributes to or has any liability under, or in the past six (6) years sponsored, contributed to or had liability under (A) a plan subject to Section 412 of the Code or Title IV or Section 302 of ERISA, (B) any “multiemployer plan” as defined in Sections 3(37)(A) or 4001(a)(3) of ERISA, (C) any plan that is subject to Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (D) any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(vii) Each Pozen Plan that is intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of Pozen, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect materially and adversely the qualified status of any such Pozen Plan.

(viii) All contributions, premiums or Taxes required to be made or paid by Pozen or any of its Subsidiaries, as the case may be, under or in connection with the Pozen Plans have been made in a timely fashion in accordance with Laws and the terms of the applicable Pozen Plan.

(ix) Pozen and each Pozen Subsidiary has, for purposes of each Pozen Plan, correctly classified all individuals performing services for either or both of them as common law employees, independent contractors or agents, as applicable.

(x) None of Pozen, any of its Subsidiaries or any other persons with respect to whom Pozen or any Pozen Subsidiary would have an obligation to indemnify has engaged in a prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could result in a material liability to Pozen or any Pozen Subsidiary.

(r) Intellectual Property.

(i) Section 3.1(r)(i) of the Pozen Disclosure Letter sets forth a correct and complete list of all (A) Patents, and (B) Trademark registrations and applications and material unregistered Trademarks (C) Copyright registrations and applications, and (D) material Software, in each case which is owned by, or exclusively licensed to, Pozen or any of the Pozen Subsidiaries in any jurisdiction in the world (collectively, the “Pozen Intellectual Property”), indicating, for each item of Pozen Intellectual Property, the owner, registration or application number (as applicable) and the applicable filing jurisdiction. Pozen or one of the Pozen Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the record owner of each item of the Pozen Intellectual Property set forth in Section 3.1(r)(i) of the Pozen Disclosure Letter, and, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pozen, to the knowledge of Pozen, all such Intellectual Property is subsisting, valid, and enforceable.

(ii) To the knowledge of Pozen and except as set forth in Section 3.1(r)(i) of the Pozen Disclosure Letter, Pozen or one of the Pozen Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property (A) that covers the products or product candidates presently sold or under development in the conduct of the business of Pozen or one of the Pozen Subsidiaries and (B) used or held for use in, or necessary to conduct, the business and operations of Pozen and the Pozen Subsidiaries as presently conducted.

(iii) Except as set forth in Section 3.1(r)(i) of the Pozen Disclosure Letter, there are no Orders, writs, injunctions or decrees to which Pozen or any of the Pozen Subsidiaries is subject with respect to any Intellectual Property material to the conduct of the business of Pozen and the Pozen Subsidiaries as presently conducted that is owned by Pozen or any of the Pozen Subsidiaries, nor, to the knowledge of Pozen, any such Orders, writs, injunctions or decrees with respect to such Intellectual Property used or held for use by Pozen or any of the Pozen Subsidiaries.

(iv) To the knowledge of Pozen, there is no valid basis for a claim of infringement, misappropriation or other violation of material Intellectual Property rights against Pozen or any of the Pozen Subsidiaries in respect of the conduct of their businesses as currently conducted.

(v) Except as set forth in Section 3.1(r)(i) of the Pozen Disclosure Letter, to the knowledge of Pozen, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned, used or held for use by Pozen or any of the Pozen Subsidiaries in the conduct of the business of Pozen and the Pozen Subsidiaries as presently conducted, and no such claims have been asserted or threatened against any Person by Pozen or the Pozen Subsidiaries or, to the knowledge of Pozen, any other Person, in the past six (6) years.

(vi) Except as set forth in Section 3.1(r)(i) of the Pozen Disclosure Letter, to the knowledge of Pozen, there has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any material Pozen Intellectual Property applications or registrations (including Patents) owned by or licensed to Pozen or any of the Pozen Subsidiaries.

(s) Regulatory Matters.

(i) Since December 31, 2012, the businesses of each of Pozen and the Pozen Subsidiaries, and to the knowledge of Pozen, its third party suppliers and contractors, have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including without limitation, to the extent applicable, (A) the Federal Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq. (the “FDCA”); (B) the Public Health Service Act of 1944; (C) Canada’s Food and Drugs Act R.S.C. , 1985, c. F-27 as am. (the “CFDA”); the Canadian Food and Drug Regulations (C.R.C. c. 870 as am.); the Canadian Medical Device Regulations (SOR/98-282 as am.); (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable state, provincial or local Laws (“HIPAA”); (F) the Canadian Patent Act (R.S.C. 1985 c. P-4 as am.) and Patented Medicine (Notice of Compliance) Regulations (SOR/93-133 as am.), the Patented Medicine Regulations, 1994 (SOR/94-688) and the guidelines of the Patent Medicines Pricing Review Board (the “PMPRB”); (G) the Orphan Drug Act of 1983, 96 Stat. 2049; (H) the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010; (I) state or provincial licensing, disclosure, billing, labeling, storage, testing, distribution, sales, marketing and reporting requirements for pharmaceutical products and medical devices; (J) any applicable privacy laws including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) (“PIPEDA”) and the Personal Health Information Protection Act (Ontario) (“PHIPA”); (K) all Laws similar to the foregoing in all other jurisdictions; and (L) all binding rules and regulations issued under such Laws.

(ii) Each of Pozen and the Pozen Subsidiaries holds all material Regulatory Authorizations necessary for the lawful operation of their businesses and the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export, as applicable, of each of their products, including without limitation notices of compliance, drug establishment licenses, medical device establishment licenses and medical device licenses. All such material Regulatory Authorizations are valid and in full force and effect or in the process of being obtained in the ordinary course of business. Since December 31, 2012, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pozen. Pozen and each of the Pozen Subsidiaries are in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of Pozen, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

(iii) All pre-clinical and clinical investigations conducted or sponsored by Pozen or any of the Pozen Subsidiaries have been, since December 31, 2012, and are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable (A) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (B) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis, reporting of serious adverse reactions, and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (C) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, Part 3 of the Medical Device Regulations (SOR/98-282as am.) and (D) the federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information, including without limitation PHIPA and PIPEDA. Neither Pozen nor any of the Pozen Subsidiaries has received any written notice, correspondence or other communication from any Regulatory Authority, including the FDA, Health Canada, any Institutional Review Board, Research Ethics Board or any other Regulatory Authority since December 31, 2012, initiating or requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any pre-clinical or clinical trial conducted or sponsored by Pozen or the Pozen Subsidiaries.

(iv) All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA, Health Canada, PMPRB or any other Regulatory Authority by Pozen and its Subsidiaries have been so filed, maintained or furnished.  All such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither Pozen nor any Pozen Subsidiary, nor, to the knowledge of Pozen, any officer, employee, agent or distributor of Pozen or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada, PMPRB or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA, Health Canada, PMPRB  or any other Regulatory Authority, or, to the knowledge of Pozen, committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Regulatory Authority to invoke any similar policy. Neither Pozen nor any of its Subsidiaries is the subject of any pending or threatened investigation by the FDA, Health Canada, or any other Regulatory Authority pursuant to such policies.

(v) Neither Pozen nor any of the Pozen Subsidiaries has received any written information from the FDA, Health Canada or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada or such other Regulatory Authority.

(vi) Neither Pozen nor any of Pozen Subsidiaries has received any warning letters from the FDA, Health Canada, or any other Regulatory Authority regarding inappropriate advertising or marketing of any of its products or any written notice of any actual or potential violation of Laws with respect to the advertising or marketing of any of its products. Each product of Pozen or its Subsidiaries is labeled, packaged, advertised and marketed as necessary to enable its sale to be lawful in the United States including compliance with FDA and Federal Drug Regulations.

(vii) Pozen and the Pozen Subsidiaries (A) are not a party to and do not have any obligations under any settlement agreement entered into with any Regulatory Authority and (B) since December 31, 2012, have not been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in any case that would, individually or in the aggregate, be expected to have a Material Adverse Effect on Pozen.

(viii) Neither Pozen nor any of the Pozen Subsidiaries, nor, to the knowledge of Pozen, any officer, employee, agent or distributor of Pozen or any of the Pozen Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law, nor has any such person been so disbarred. Neither Pozen nor any of its Subsidiaries, nor, to the knowledge of Pozen, any officer, employee, agent or distributor of Pozen or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program or has been excluded from participation in such programs. Neither Pozen nor any of its Subsidiaries nor, to its knowledge, any officer, employee, agent or distributor of Pozen or any of the Pozen Subsidiaries is subject to an investigation or proceeding by any Regulatory Authority that could result in suspension, exclusion, or debarment, and there are no facts that could give rise to such suspension, exclusion or debarment.

(ix) Each product or product candidate currently under development or being sold by Pozen or any of the Pozen Subsidiaries and which is subject to the CFDA, FDCA or any Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of Pozen or any of the Pozen Subsidiaries (each a “Pozen Product”) is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted or exported in material compliance with all applicable requirements under the CFDA, FDCA or any other applicable state, provincial and similar Laws, Regulations and Regulatory Guidelines, including those relating to investigational use, special access, pre-market clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports, protection of human subjects, humane care and use of laboratory animals, Law or Regulatory Guidelines governing the practice of pharmacy, data integrity and security, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pozen. To Pozen’s knowledge, no employee of Pozen or a Pozen Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion or export of the Pozen Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(x) (A) Neither Pozen, nor any of the Pozen Subsidiaries nor, to Pozen’s knowledge to the extent it relates to any Pozen Products, any subcontractors, contract manufacturers or other parties has, except as disclosed in the Pozen Disclosure Letter, since December 31, 2012, received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, data integrity review or other similar correspondence or notice from the FDA, Health Canada, state, provincial or any other Regulatory Authority, and (B) there is no action or proceeding pending or, to the knowledge of Pozen, threatened, in the case of either (A) or (B): (I) contesting the pre-market clearance or approval of, the uses of, the reimbursement of or the labeling or promotion of any Pozen Product (II) contesting the compliance with Law or Regulatory Guidelines of any facility where a Pozen Product is developed, tested, manufactured, handled, stored, distributed or transported or (C) otherwise alleging any violation applicable to any Pozen Product or manufacturing process of any Law or Regulatory Guidelines by Pozen or Pozen’s Subsidiaries.

(xi) Since December 31, 2012, Pozen and Pozen’s Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Pozen Product. Pozen and Pozen’s Subsidiaries are not aware of any facts which are reasonably likely to cause, and neither Pozen nor any of the Pozen Subsidiaries has received any written notice that the FDA, Health Canada or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any Pozen Product, (B) a change in the marketing classification or a material change in the labeling or advertising of any Pozen Product, or (C) a termination, suspension or injunction of the manufacture, marketing, storage or distribution of any Pozen Products. Pozen and the Pozen Subsidiaries have complied in all material respects with all recalls, market withdrawals or other corrective actions and have no obligation or liability with respect to any recall, market withdrawal or corrective action.

(xii) Pozen and its Subsidiaries have made available to Tribute complete and accurate copies of all: (a) serious adverse event reports, periodic adverse event reports and other pharmacovigilance reports and data, (b) material communications with Regulatory Authorities, and (c) material documents and other information submitted to or received by or on behalf of Pozen or any of Pozen’s Subsidiaries with or from any Regulatory Authority, including inspection reports, warning letters and similar documents which are in Pozen’s possession or to which Pozen has contractual access rights.

(t) Books and Records. The corporate records and minute books of Pozen and the Pozen Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to, the fact that the minute books contain the minutes of all meetings of the boards of directors, committees of the board and stockholders and all resolutions passed by the boards of directors, committees of the boards and the stockholders, except that minutes of certain recent meetings of the Pozen Board of Directors or committees thereof have not been finalized as of the date hereof. All such corporate records and minute books of Pozen and the Pozen Subsidiaries have been provided or otherwise made available to Tribute.

(u) Fairness Opinions. The Pozen Board of Directors has received the Pozen Fairness Opinions to the effect that, subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of each such opinion, the Merger Consideration is fair, from a financial point of view, to the Pozen Stockholders (excluding Parent and Tribute and each of their respective Affiliates). The true, correct and complete copies of the Pozen Fairness Opinions will be provided by Pozen to Parent and Tribute solely for informational purposes not later than two (2) Business Days after the date hereof.

(v) Board of Directors Approval. The Pozen Board of Directors has unanimously determined that this Agreement and the Merger are fair to Pozen Stockholders and are in the best interests of Pozen, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and, subject to Section 6.2, has unanimously resolved to recommend that Pozen Stockholders vote in favor of the adoption of this Agreement. As of the date of this Agreement, each director and executive officer of Pozen intends, to the knowledge of Pozen, to vote all of the Pozen Common Shares held by him or her in favor of the adoption of this Agreement and has agreed that, unless there has been a Pozen Change of Recommendation, references to such intention may be made in the Tribute Circular and other documents relating to the Arrangement.

(w) Environmental Matters. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Pozen and the Pozen Subsidiaries are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of Pozen, threatened against Pozen, any of its Subsidiaries or, to the knowledge of Pozen, against any Person whose liability for such Environmental Claims Pozen or any of its Subsidiaries has retained or assumed either contractually or by operation of law, and, to the knowledge of Pozen, there are no actions, activities, circumstances, facts, conditions, events or incidents that would reasonably be expected to give rise to such Environmental Claims; (iii) no property currently or formerly owned, leased or operated by Pozen and the Pozen Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remedial, investigation or clean-up activities by Pozen or any of the Pozen Subsidiaries or by any Person whose liability for such Environmental Claims Pozen or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; (iv) neither Pozen nor any Pozen Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liabilities or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; (v) each of Pozen and the Pozen Subsidiaries has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing; and (vi) Pozen has delivered or otherwise made available copies of any Phase I or II environmental site assessments (or similar reports), or material documents relating to any alleged or actual non-compliance with applicable Environmental Laws by Pozen and the Pozen Subsidiaries, in each case received or commissioned by Pozen since December 31, 2008.

(x) Insurance. Section 3.1(x) of the Pozen Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen’s compensation and other forms of insurance owned by Pozen or any Pozen Subsidiary. All current insurance policies and contracts of Pozen and the Pozen Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. None of Pozen nor any of the Pozen Subsidiaries has received written notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of Pozen, have any claims been denied under any current insurance policies, and, to the knowledge of Pozen, no threat has been made to cancel any insurance policy or contract of Pozen or any Pozen Subsidiary as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

(y) Stockholder Approval. The only vote of the stockholders of Pozen required to adopt this Agreement and approve the Merger is the Pozen Stockholder Approval. No other vote of the stockholders of Pozen is required by Law, the constituent documents of Pozen or otherwise to adopt this Agreement and approve the Merger.

(z) Brokers and Finders. Neither Pozen nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, except that Pozen has engaged the Pozen Financial Advisors as its financial advisors, and no other broker, finder or investment banker is entitled to any fee or commission from Pozen or any of its Subsidiaries in connection with the transactions contemplated hereby, and no other Person is or may become entitled to receive any fee or other amount from Pozen or any of its Subsidiaries in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with each of Pozen’s Financial Advisors in connection with the transactions contemplated hereby has been provided or otherwise made available to Parent and Tribute and has not been subsequently amended, waived or supplemented.

(aa) United States Investment Company Act of 1940. Neither Pozen nor any of its Subsidiaries is, or will be as of the closing date of the Merger, an “investment company,” as such term is defined under the United States Investment Company Act of 1940, as amended, registered or required to be registered under such Act.

(bb) Relevant Competition Laws.  Pozen is a “WTO investor” as defined in the Investment Canada Act (Canada).

(cc) No Other Representations and Warranties. Except for the representations and warranties made by Pozen in this Section 3.1, neither Pozen nor any other Person makes any express or implied representation or warranty with respect to Pozen or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Pozen hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Pozen in this Section 3.1, neither Pozen nor any other Person makes or has made any representation or warranty to Parent, Tribute or any of their respective Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Pozen, any of the Pozen Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Parent, Tribute or any of their respective Representatives in the course of their due diligence investigation of Pozen, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Pozen nor any other Person will have any liability to Parent, Tribute or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Pozen acknowledges and agrees that none of Parent, Tribute or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Tribute and Parent in Sections 3.2 and 3.3, respectively, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Tribute furnished or made available to Pozen, or any of its Representatives.

3.2 Representations and Warranties of Tribute

Except as disclosed in the applicable section or subsection of the Tribute Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Tribute Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Tribute Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face) or the Tribute Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Tribute represents and warrants to and in favor of Parent and Pozen as follows and acknowledges that Parent and Pozen are relying upon such representations and warranties in entering into this Agreement:

(a) Organization and Qualification. Tribute has been duly amalgamated, validly exists and is in good standing under the Laws of its jurisdiction of organization and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Tribute Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Tribute and each of the Tribute Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Tribute. Tribute has provided to Parent and Pozen true, complete and correct copies of the constituent documents of each of Tribute and Tribute’s Subsidiaries, in each case as amended.

(b) Authority Relative to this Agreement. Tribute has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Tribute Shareholder Approval and the Required Regulatory Approvals, all as contemplated in this Agreement) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by Tribute of the transactions contemplated by this Agreement have been duly authorized by the Tribute Board of Directors and no other corporate proceedings on the part of Tribute are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the Tribute Shareholder Approval as contemplated in this Agreement, the completion by Tribute of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Tribute and constitutes a legal, valid and binding obligation of Tribute enforceable against Tribute in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c) Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by Tribute of this Agreement, the performance by Tribute of its obligations hereunder and the completion by Tribute of the Merger or the Arrangement, other than:

(i) the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii) the Final Order, and any filings required in order to obtain the Final Order;

(iii) such filings and other actions required under applicable U.S. Securities Laws and Canadian Securities Laws and the rules and policies of NASDAQ, the TSXV and the TSX (if applicable), in each case, as are contemplated by this Agreement;

(iv) the Required Regulatory Approvals relating to Tribute; and

(v) any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Tribute, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger and the Arrangement.

(d) No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.2(c) and the consents referred to in Section 3.2(d) of the Tribute Disclosure Letter and complying with applicable Laws and Orders, the execution and delivery by Tribute of this Agreement, the performance by Tribute of its obligations hereunder and the completion of the Merger and the Arrangement do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i) result in a contravention, breach, violation or default under any Law or Order applicable to Tribute or any of the Tribute Subsidiaries or any of its or their respective properties or assets;

(ii) result in a contravention, conflict, violation, breach or default under the constituent documents of Tribute or any of the Tribute Subsidiaries;

(iii) result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any material benefit under, any Tribute Material Contract or material Permit to which it or any of the Tribute Subsidiaries is a party or by which it or any of the Tribute Subsidiaries is bound or to which any of its or any of the Tribute Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Tribute Material Contract or material Permit; or

(iv) result in the suspension or alteration in the terms of any material Permit held by Tribute or any of the Tribute Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Tribute or that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger and the Arrangement.

(e) Capitalization of Tribute. The authorized capital of Tribute consists of an unlimited number of Tribute Common Shares and unlimited number of preferred shares. As at the close of business on June 5, 2015, there are (i) 116,145,575 Tribute Common Shares issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and non-assessable and no preferred shares outstanding, and (ii) 8,470,956 Tribute Options outstanding under the Tribute Stock Option Plan providing for the issuance of 8,470,956 Tribute Common Shares upon the exercise thereof and (iii) 32,273,441 Tribute Common Shares reserved for issuance pursuant to the Tribute Warrants and Tribute Compensation Options.  None of such Tribute Common Shares, Tribute Options, Tribute Warrants or Tribute Compensation Options  is owned by Tribute or any Subsidiary of Tribute. There is no outstanding contractual obligation of Tribute or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Tribute Common Shares. Except for the Tribute Options, the Tribute Warrants and the Tribute Compensation Options, Tribute has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any Tribute Common Shares or other securities of Tribute, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Tribute Common Shares or other security of Tribute. Except for the Tribute Options, the Tribute Warrants and the Tribute Compensation Options, neither Tribute nor any of Tribute’s Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Tribute Common Share price, income or any other attribute of or related to Tribute or any of its Subsidiaries. The Tribute Common Shares are listed on the TSXV and the OTCQX International and, except for such listings, no securities of Tribute or any of Tribute’s Subsidiaries are listed on any other stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of Tribute or any of Tribute’s Subsidiaries having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Tribute Common Shares on any matter. Section 3.2(e) of the Tribute Disclosure Letter sets out a true, complete and correct list of all Tribute Options, Tribute Warrants and Tribute Compensation Options, the names of the holders of Tribute Options, Tribute Warrants and Tribute Compensation Options, whether each such holder is a current director of Tribute or current employee of Tribute or any of its Subsidiaries and the grant date and the exercise price for such Tribute Options, Tribute Warrants and Tribute Compensation Options. A true, correct and complete copy of the Tribute Stock Option Plan has been provided or otherwise made available to Pozen.

(f) Tribute Subsidiaries. Section 3.2(f) of the Tribute Disclosure Letter sets forth a true, complete and correct list of each of the Tribute Subsidiaries, its jurisdiction and form of organization. Tribute or a Tribute Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Tribute Subsidiaries free and clear of any Liens (other than Permitted Liens), all such shares are validly issued, fully paid and non-assessable, and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Tribute Subsidiaries and no Tribute Subsidiary has any outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Tribute nor any of the Tribute Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Tribute Subsidiary, which interest or investment is material to Tribute and the Tribute Subsidiaries, taken as a whole.

(g) Securities Laws Matters.

(i) Tribute is a “reporting issuer” within the meaning of applicable Canadian Securities Laws in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and not on the list of reporting issuers in default under applicable Canadian Securities Laws in any such jurisdiction. No securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Tribute.

(ii) Tribute is in compliance in all material respects with applicable Canadian Securities Laws, U.S. Securities Law and the requirements of TSXV and the OTCQX International for continued listing of the Tribute Common Shares thereon. Except for the transactions contemplated by this Agreement, Tribute has not taken any action designed to terminate, or likely to have the effect of causing Tribute to cease to be a reporting issuer or which could lead to the de-listing of such shares from the facilities of the TSXV or the OTCQX International.

(iii) Trading in the Tribute Common Shares on the TSXV is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Tribute is pending or, to the knowledge of Tribute, threatened. To the knowledge of Tribute, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Tribute by any securities commission, the TSXV or any similar regulatory authority under applicable Canadian Securities Laws, U.S. Securities Laws or the policies of the TSXV is in effect or ongoing or expected to be implemented or undertaken.

(iv) Except as set forth above in this Section 3.2(g), neither Tribute nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

(v) Since December 31, 2012, Tribute has timely filed all forms, reports, statements and documents, including financial statements and management’s discussion and analysis required to be filed by Tribute under applicable Canadian Securities Laws, U.S. Securities Law and the rules and policies of TSXV and the OTCQX International. The documents in the Tribute Public Disclosure Record, as at the respective dates filed, were in compliance in all material respects with applicable Canadian Securities Laws, U.S. Securities Law and, where applicable, the rules and policies of TSXV and the OTCQX International.

(vi) None of the documents in the Tribute Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Tribute has not filed any confidential material change reports which remain confidential as at the date hereof.

(h) Financial Statements.

(i) The Tribute Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws, except as otherwise stated in the notes to such statements or in the auditor’s report thereon and subject, in the case of the Tribute Interim Financial Statements, to normal year-end audit adjustments, which are not material to Tribute and the Tribute Subsidiaries, taken as a whole, individually or in the aggregate, and may omit notes which are not material and are not required by applicable Laws or U.S. GAAP. The Tribute Financial Statements present fairly, in all material respects, the consolidated balance sheets and consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Tribute and the Tribute Subsidiaries as of the respective dates thereof and for the respective periods set forth therein. There are no outstanding loans made by Tribute or any of the Tribute Subsidiaries to any director or officer of Tribute. All of such documents in the Tribute Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the Tribute Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the Canadian Securities Laws and U.S. Securities Laws, as applicable.

(ii) Tribute has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to Tribute is made known to its Chief Executive Officer and Chief Financial Officer by others within Tribute and the Tribute Subsidiaries.

(iii) Tribute has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of Tribute, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and applicable Canadian Securities Laws. To the knowledge of Tribute, since December 31, 2012: (A) except as set forth on Section 3.2(h)(iii) of the Tribute Disclosure Letter, there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Tribute that are reasonably likely to adversely affect Tribute’s ability to record, process, summarize and report financial information, and (B) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Tribute. To the knowledge of Tribute, since December 31, 2012, Tribute has received no (x) written complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of Tribute regarding questionable accounting or auditing matters.

(i) No Undisclosed Liabilities. Tribute and the Tribute Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Tribute Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business (other than those specifically disclosed in the Tribute Public Disclosure Record) that would not reasonably be expected to be material to Tribute and its Subsidiaries, taken as a whole (other than those disclosed in the Tribute Public Disclosure Record), (iii) liabilities under Contracts (other than any such liability resulting from a breach or default thereunder) and (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting anything set forth herein, the Tribute Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Tribute and the Tribute Subsidiaries.

(j) Absence of Certain Changes. From the date of the most recent Tribute Annual Financial Statements to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tribute and (ii) Tribute and each of the Tribute Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

(k) Compliance with Laws. Since December 31, 2012, the business of Tribute and of each of the Tribute Subsidiaries has been and is currently being conducted in material compliance with all applicable Laws, Orders, Regulatory Guidelines and policies and neither Tribute nor any Tribute Subsidiary has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Neither Tribute nor any of the Tribute Subsidiaries has taken or committed to take any action which would cause Tribute or any of the Tribute Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Laws of similar effect, and, to the knowledge of Tribute, no such action has been taken by any Person acting on behalf of Tribute or any of the Tribute Subsidiaries.

(l) Litigation. Section 3.2(l) of the Tribute Disclosure Letter sets forth a list of all Proceedings to which Tribute is a party. Except as set forth on Section 3.2(l) of the Tribute Disclosure Letter, there is no Proceeding against or involving Tribute or any of the Tribute Subsidiaries (whether in progress, pending or, to the knowledge of Tribute, threatened) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Tribute or would prevent or significantly impede or materially delay the completion of the Merger and Arrangement and, to the knowledge of Tribute, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Tribute nor any of the Tribute Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger and the Arrangement or have a Material Adverse Effect on Tribute.

(m) Real Property. Section 3.2(m) of the Tribute Disclosure Letter contains (a) a list of all leases and subleases pursuant to which Tribute or any Tribute Subsidiary currently leases real property as tenant (the “Tribute Real Property Leases”) and (b) a list of all real property owned by Tribute or any Tribute Subsidiary (“Tribute Owned Real Property”).  Each Tribute Real Property Lease is a valid leasehold, sublease interest or comparable right, and Tribute or one of the Tribute Subsidiaries holds good, valid and marketable beneficial and legal title to the Tribute Owned Real Property.  There is no pending or, to the knowledge of Tribute, threatened condemnation or expropriation proceedings with respect to any Tribute Owned Real Property.  There are no outstanding options or rights of first refusal to purchase any Tribute Owned Real Property (or any portion thereof or interest therein).  Except for Permitted Liens, there are no Liens registered against any Tribute Owned Real Property.

(n) Contracts.

(i) Except as set forth in Section 3.2(n) of the Tribute Disclosure Letter, as of the date of this Agreement, none of Tribute or any of the Tribute Subsidiaries is a party to or bound by any of the following types of Contract (other than a Tribute Employment Agreement or a Tribute Plan) (each of the following types of Contracts, a “Tribute Material Contract”):

(A) any Contract entered into outside of the ordinary course of business which is both (i) reasonably expected to involve the payment or receipt in 2015 or any subsequent year of an amount in excess of $500,000, and (ii) not terminable by Tribute or any of the Tribute Subsidiaries on three (3) months’ notice or less;

(B) any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of Tribute or any Tribute Subsidiary in an amount in excess of $500,000;

(C) any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of Tribute or any Tribute Subsidiary valued at an amount in excess of $500,000;

(D) any real property lease, rental or occupancy agreement under which Tribute or any Tribute Subsidiary continues to have obligations or rights;

(E) any Contract pursuant to which Tribute or any Tribute Subsidiary (i) is granted or obtains or agrees to obtain any right or license to use any material Intellectual Property (excluding commercially available software where the failure to obtain or hold such license would not have a Material Adverse Effect on Tribute), (ii) is restricted in its right to use or register any material Intellectual Property owned by Tribute or any of the Tribute Subsidiaries, or (iii) grants, or agrees to grant, to any other Person any right or license to use, obtain, enforce or register any material Intellectual Property owned by Tribute or any of the Tribute Subsidiaries, including any license agreements, option agreements and covenants not to sue;

(F) except for any non-solicit obligations, any Contract that obligates Tribute or any Tribute Subsidiary or its Affiliates not to compete with another Person, requires Tribute or any Tribute Subsidiary to acquire or sell any product, asset or service exclusively from or to any other Person, or otherwise contractually restricts Tribute or any Tribute Subsidiary or its Affiliates from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

(G) any Contract entered into since December 31, 2012: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to Tribute or any Tribute Subsidiary, (ii) relating to a material acquisition or disposition by Tribute or any Tribute Subsidiary, (iii) relating to the acquisition, issuance or transfer of any securities (other than employment agreements and the Tribute Stock Option Plan) of Tribute or any Tribute Subsidiary, or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

(H) except for any Contracts entered into in the ordinary course of business with any employee, director or officer of Tribute or any Tribute Subsidiary or any Contract with any stockholder of Tribute or any Tribute Subsidiary entered into since December 31, 2012.

(ii) True, correct and complete copies of each Tribute Material Contract in effect on the date hereof that has not been part of the Tribute Public Disclosure Record have been provided or otherwise made available to Parent and Pozen.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect on Tribute, none of Tribute, the Tribute Subsidiaries or, to the knowledge of Tribute, any of the other parties thereto is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under (in each case, with or without notice or lapse of time or both), any Tribute Material Contract in any material respect, and none of Tribute or any of the Tribute Subsidiaries has received or given any notice of default under any Tribute Material Contract which remains uncured. To the knowledge of Tribute, there exists no state of facts which, after notice or lapse of time or both, would constitute a default under or breach or violation of any Tribute Material Contract or the inability of a party to any Tribute Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on Tribute or that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger and the Arrangement. To the knowledge of Tribute, no Person has challenged in writing the validity or enforceability of any Tribute Material Contract.

(iv) There are no shareholders or stockholders agreements, registration rights agreements (other than the Form F-3 Resale Registration Statement filed with the SEC via EDGAR on August 1, 2014), voting trusts, proxies or similar agreements, arrangements or commitments, to which Tribute or any of the Tribute Subsidiaries is a party or, to the knowledge of Tribute, with respect to any shares or other equity interests of Tribute or any of the Tribute Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Tribute or any of the Tribute Subsidiaries.

(v) As of the date of this Agreement, neither Tribute nor any of the Tribute Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to materially perform, any Tribute Material Contract.

(o) Taxes.

(i) Tribute and each of its Subsidiaries has duly and timely made or prepared all material Tax Returns required to be made or prepared by it, has duly and timely filed all material Tax Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all income and all other amounts or information required to be reported thereon. Tribute has provided Parent and Pozen copies of its Canadian federal income Tax Return and each other material income Tax Return for taxable years ending 2013, 2012 and 2011.  The Canadian federal income Tax Return and each other material income Tax Return filed by Tribute and each of its Subsidiaries for the taxable year ending 2014 shall be made available to Parent and Pozen upon filing of such Tax Return with the appropriate Governmental Authority.  All material Tax Returns provided or otherwise made available to Parent and Pozen are true, complete and correct copies of such Tax Returns.

(ii) Tribute and each of the Tribute Subsidiaries has: (A) duly and timely paid all material Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the Tribute Interim Financial Statements; (B) duly and timely withheld all material Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of employment, sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

(iii) No audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of Tribute, threatened with respect to Taxes or Tax Returns of Tribute or any of its Subsidiaries, and neither Tribute nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of Taxes and no such Proceeding has been asserted or, to the knowledge of Tribute, threatened against Tribute or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against Tribute or any of its Subsidiaries or relating to Tax Returns or any other matters which could result in claims for Taxes or additional Taxes.  Neither Tribute nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(iv) There are no currently effective or pending material elections, agreements, or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Tax Return, or the payment of any Taxes by Tribute or any of its Subsidiaries.

(v) Neither Tribute nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(vi) To the knowledge of Tribute (including management employees knowledgeable about Tribute Tax matters), there are no Liens for Taxes on the property or assets of Tribute or any of its Subsidiaries, except for Permitted Liens.

(vii) All transactions between Tribute and any of its Subsidiaries, on the one hand, and Tribute or another such Subsidiary, on the other hand, have been effected at the values and on the terms that would have been agreed by unrelated parties acting at arm’s length.

(viii) Section 3.2(o) of the Tribute Disclosure Letter contains a list of all jurisdictions in which Tribute or any of its Subsidiaries has filed, or is required to file, a Tax Return.

(ix) Except as set forth on Section 3.2(o) of the Tribute Disclosure Letter, neither Tribute nor any of its Subsidiaries (1) is subject to liability for Taxes of any other Person or (2) has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such Person where the sole purpose of such agreements or undertakings is the assumption of such liability.

(x) No private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to Tribute or any of the Tribute Subsidiaries pertaining to Taxes.

(xi) The charges, accruals, and reserves for Taxes reflected on the Tribute Interim Financial Statements (whether or not due and whether or not shown on any Tax Return, but excluding any provision for deferred income Taxes) are adequate under U.S. GAAP to cover Taxes with respect to Tribute and each of its Subsidiaries accruing through the date hereof.

(xii) The transactions contemplated under this Agreement will not accelerate the recognition of taxable income by Tribute or any of its Subsidiaries.

(p) Employment Agreements and Collective Agreements. Except as set forth on Section 3.2(p) of the Tribute Disclosure Letter, none of Tribute or any of the Tribute Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i) any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments to any current or, to the extent any liability remains outstanding, former director, officer or employee of Tribute or any of the Tribute Subsidiaries (each, a “Tribute Employment Agreement”) in excess of $250,000;

(ii) any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of Tribute, threatened application for certification, recognition or bargaining rights in respect of Tribute or any of the Tribute Subsidiaries, or any Proceeding seeking to compel Tribute or any of the Tribute Subsidiaries to bargain with any labor organization as to wages or conditions of employment;

(iii) any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of Tribute or any of the Tribute Subsidiaries; or

(iv) any actual or, to the knowledge of Tribute, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by Tribute or any of the Tribute Subsidiaries or the termination thereof except as would not be expected to have a Material Adverse Effect on Tribute.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.2(p) have been provided or otherwise made available to Pozen. Except as would not be expected to have a Material Adverse Effect on Tribute, each of Tribute and the Tribute Subsidiaries is in material compliance with all applicable Laws (domestic and foreign), Orders, Contracts and Tribute material policies relating to employment, employment practices, wages, hours and terms and conditions of employment.

(q) Pension and Employee Benefits.

(i) Section 3.2(q)(i) of the Tribute Disclosure Letter sets forth a true, complete and correct list of each Tribute Plan.

(ii) With respect to each Tribute Plan, Tribute has provided or otherwise made available to Parent and Pozen (A) a true and complete copy of each Tribute Plan, including any amendments thereto and all material supporting documents; (B) latest annual report, if any; (C) copies of all material communications received in the last three (3) years with applicable Governmental Authorities; (D) each trust or other funding arrangement; (E) each summary plan description (if applicable); and (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(iii) Except as set forth in Section 3.2(q)(iii) of the Disclosure Letter or as contemplated herein, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, director, officer, independent contractor or other service provider of Tribute or any Tribute Subsidiary to termination or severance pay (or a material increase thereof), or (B) accelerate the time of funding (through a grantor trust or otherwise), payment or vesting, or increase the amount of compensation or benefit due any such employee, director, officer, independent contractor or other service provider of Tribute or any Tribute Subsidiary.

(iv) There are no pending or, to the knowledge of Tribute, threatened actions, suits, disputes or claims by or on behalf of any Tribute Plan, by any employee or beneficiary covered under any such Tribute Plan, as applicable, or otherwise involving any such Tribute Plan (other than routine claims for benefits).

(v) No Tribute Plan provides welfare or post-retirement benefits, including, without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to employees or former employees or to the beneficiaries or dependents of such employees, other than coverage mandated solely by applicable Law or at the expense of the participant or the participant’s beneficiary.

(vi) None of Tribute, any Tribute Subsidiary or any of their ERISA Affiliates sponsors, contributes to or has any liability under, or in the past six (6) years sponsored, contributed to or had liability under (A) a plan subject to Title IV or Section 302 of ERISA, (B) any “multiemployer plan” as defined in Sections 3(37)(A) or 4001(a)(3) of ERISA, (C) any plan that is subject to Sections 4063, 4064 or 4066 of ERISA or (D) any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(vii) All contributions, premiums or Taxes required to be made or paid by Tribute or any of its Subsidiaries, as the case may be, under or in connection with the Tribute Plans have been made in a timely fashion in accordance with Laws and the terms of the applicable Tribute Plan.

(viii) Tribute and each Tribute Subsidiary has, for purposes of each Tribute Plan, correctly classified all individuals performing services for either or both of them as common law employees, independent contractors or agents, as applicable.

(ix) None of Tribute, any of its Subsidiaries or to the knowledge of Tribute, any other persons with respect to whom Tribute or any Tribute Subsidiary would have an obligation to indemnify has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA) that could result in a material liability to Tribute or any Tribute Subsidiary.

(r) Intellectual Property.

(i) Section 3.2(r)(i) of the Tribute Disclosure Letter sets forth a correct and complete list of all (A) Patents, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned by, or exclusively licensed to, Tribute or any of the Tribute Subsidiaries in any jurisdiction in the world (collectively, the “Tribute Intellectual Property”), indicating, for each item of Tribute Intellectual Property, the owner, registration or application number (as applicable) and the applicable filing jurisdiction. Tribute or one of the Tribute Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the record owner of each item of the Tribute Intellectual Property set forth in Section 3.2(r)(i) of the Tribute Disclosure Letter, and, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tribute, to the knowledge of Tribute, all such Intellectual Property is subsisting, valid, and enforceable.

(ii) To the knowledge of Tribute and except as set forth in Section 3.2(r)(ii) of the Tribute Disclosure Letter, Tribute or one of the Tribute Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property (A) related to the products or product candidates presently sold or under development in the conduct of the business of Tribute or one of the Tribute Subsidiaries and (B) used or held for use in, or necessary to conduct, the business and operations of Tribute and the Tribute Subsidiaries as presently conducted.

(iii) Except as set forth in Section 3.2(r)(iii) of the Tribute Disclosure Letter, there are no Orders, writs, injunctions or decrees to which Tribute or any of the Tribute Subsidiaries is subject with respect to any Intellectual Property material to the conduct of the business of Tribute and the Tribute Subsidiaries as presently conducted that is owned by Tribute or any of the Tribute Subsidiaries, nor, to the knowledge of Tribute, any such Orders, writs, injunctions or decrees with respect to such Intellectual Property used or held for use by Tribute or any of the Tribute Subsidiaries.

(iv) To the knowledge of Tribute, there is no valid basis for a claim of infringement, misappropriation or other violation of material Intellectual Property rights against Tribute or any of the Tribute Subsidiaries in respect of the conduct of their businesses as currently conducted.

(v) Except as set forth in Section 3.2(r)(v) of the Tribute Disclosure Letter, to the knowledge of Tribute, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned, used or held for use by Tribute or any of the Tribute Subsidiaries in the conduct of the business of Tribute and the Tribute Subsidiaries as presently conducted, and no such claims have been asserted or threatened against any Person by Tribute or the Tribute Subsidiaries or, to the knowledge of Tribute, any other Person, in the past six (6) years.

(vi) Except as set forth in Section 3.2(r)(vi) of the Tribute Disclosure Letter, to the knowledge of Tribute, there has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any material Tribute Intellectual Property applications or registrations (including Patents) owned by or licensed to Tribute or any of the Tribute Subsidiaries.

(s) Regulatory Matters.

(i) Since December 31, 2012, the businesses of each of Tribute and the Tribute Subsidiaries and to the knowledge of Tribute, its third party suppliers and contractors, have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including without limitation, to the extent applicable, (A) the FDCA; (B) the Public Health Service Act of 1944; (C) the CFDA; the Canadian Food and Drug Regulations (C.R.C. c. 870 as am.); the Canadian Medical Device Regulations (SOR/98-282 as am.); (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, HIPAA; (F) the Canadian Patent Act (R.S.C. 1985 c. P-4 as am.) and Patented Medicine (Notice of Compliance) Regulations (SOR/93-133 as am.), the Patented Medicine Regulations, 1994 (SOR/94-688) and the guidelines of the PMPRB; (G) the Orphan Drug Act of 1983, 96 Stat. 2049; (H) the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010; (I) state or provincial licensing, disclosure, billing, labeling, storage, testing, distribution, sales, marketing and reporting requirements for pharmaceutical products and medical devices; (J) any applicable privacy laws including, without limitation, PIPEDA and PHIPA; (K) all Laws similar to the foregoing in all other jurisdictions; and (L) all binding rules and regulations issued under such Laws.

(ii) Except where Tribute is currently distributing a Tribute Product through a valid transition service agreement as disclosed in Section 3.2(s)(ii) of the Tribute Disclosure Letter, each of Tribute and the Tribute Subsidiaries holds all material Regulatory Authorizations necessary for the lawful operation of their businesses and the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export, as applicable, of each of their products, including without limitation notices of compliance, drug establishment licenses, medical device establishment licenses and medical device licenses. All such material Regulatory Authorizations are valid and in full force and effect or in the process of being obtained in the ordinary course of business. Since December 31, 2012, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tribute. Tribute and each of the Tribute Subsidiaries are in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of Tribute, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

(iii) All pre-clinical and clinical investigations conducted or sponsored by Tribute or any of the Tribute Subsidiaries have been, since December 31, 2012, and are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable (A) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (B) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis, reporting of serious adverse reactions, and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (C) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, Part 3 of the Medical Device Regulations (SOR/98-282 as am.), and (D) the federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information, including without limitation PHIPA and PIPEDA. Neither Tribute nor any of the Tribute Subsidiaries has received any written notice, correspondence or other communication from any Regulatory Authority, including the FDA, Health Canada, any Institutional Review Board, Research Ethics Board or any other Regulatory Authority since December 31, 2012, initiating or requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any pre-clinical or clinical trial conducted or sponsored by Tribute or the Tribute Subsidiaries.

(iv) All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA, Health Canada, PMPRB or any other Regulatory Authority by Tribute and its Subsidiaries have been so filed, maintained or furnished.  All such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither Tribute nor any Tribute Subsidiary, nor, to the knowledge of Tribute, any officer, employee, agent or distributor of Tribute or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada, PMPRB or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA, Health Canada, PMPRB or any other Regulatory Authority, or, to the knowledge of Tribute, committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Regulatory Authority to invoke any similar policy.  Neither Tribute nor any of its Subsidiaries is to the knowledge of Tribute the subject of any pending or threatened investigation by the FDA, Health Canada, or any other Regulatory Authority pursuant to such policies.

(v) Neither Tribute nor any of the Tribute Subsidiaries has received any written information from the FDA, Health Canada or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada or such other Regulatory Authority.

(vi) Neither Tribute nor any of Tribute Subsidiaries has received any warning letters from the FDA, Health Canada, or any other Regulatory Authority regarding inappropriate advertising or marketing of any of its products or any written notice of any actual or potential violation of Laws with respect to the advertising or marketing of any of its products. Each product of Tribute or its Subsidiaries is labeled, packaged, advertised and marketed as necessary to enable its sale to be lawful in Canada including compliance with FDA and Federal Drug Regulations.

(vii) Tribute and the Tribute Subsidiaries (A) are not a party to and do not have any obligations under any settlement agreement entered into with any Regulatory Authority and (B) since December 31, 2012, have not been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in any case that would, individually or in the aggregate, be expected to have a Material Adverse Effect on Tribute.

(viii) Neither Tribute nor any of the Tribute Subsidiaries, nor, to the knowledge of Tribute, any officer, employee, agent or distributor of Tribute or any of the Tribute Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law, nor has any such person been so disbarred. Neither Tribute nor any of its Subsidiaries, nor, to the knowledge of Tribute, any officer, employee, agent or distributor of Tribute or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program or has been excluded from participation in such programs. Neither Tribute nor any of its Subsidiaries nor, to its knowledge, any officer, employee, agent or distributor of Tribute or any of the Tribute Subsidiaries is subject to an investigation or proceeding by any Regulatory Authority that could result in suspension, exclusion, or debarment, and there are no facts that could give rise to such suspension, exclusion or debarment.

(ix) Each product or product candidate currently under development or being sold by Tribute or any of the Tribute Subsidiaries and which is subject to the CFDA, FDCA or any Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of Tribute or any of the Tribute Subsidiaries (each a “Tribute Product”) is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted or exported in material compliance with all applicable requirements under the CFDA, FDCA or any other applicable state, provincial and similar Laws, Regulations and Regulatory Guidelines, including those relating to investigational use, special access, pre-market clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports, protection of human subjects, humane care and use of laboratory animals, Law or Regulatory Guidelines governing the practice of pharmacy, data integrity and security, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tribute. To Tribute’s knowledge, no employee of Tribute or a Tribute Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion or export of the Tribute Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(x) (A) Neither Tribute, nor any of the Tribute Subsidiaries nor, to Tribute’s knowledge to the extent it relates to any Tribute Products, any subcontractors, contract manufacturers or other parties has, since December 31, 2012, received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, data integrity review or other similar correspondence or notice from the FDA, Health Canada, state, provincial or any other Regulatory Authority, and (B) there is no action or proceeding pending or, to the knowledge of Tribute, threatened, in the case of either (A) or (B): (I) contesting the pre-market clearance or approval of, the uses of, the reimbursement of or the labeling or promotion of any Tribute Product (II) contesting the compliance with Law or Regulatory Guidelines of any facility where a Tribute Product is developed, tested, manufactured, handled, stored, distributed or transported or (C) otherwise alleging any violation applicable to any Tribute Product or manufacturing process of any Law or Regulatory Guidelines by Tribute or Tribute’s Subsidiaries.

(xi) Since December 31, 2012, Tribute and Tribute’s Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Tribute Product. Tribute and Tribute’s Subsidiaries are not aware of any facts which are reasonably likely to cause, and neither Tribute nor any of the Tribute Subsidiaries has received any written notice that the FDA, Health Canada or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any Tribute Product, (B) a change in the marketing classification or a material change in the labeling or advertising of any Tribute Product, or (C) a termination, suspension or injunction of the manufacture, marketing, storage or distribution of any Tribute Products. Tribute and the Tribute Subsidiaries have complied in all material respects with all recalls, market withdrawals or other corrective actions and have no obligation or liability with respect to any recall, market withdrawal or corrective action.

(xii) Tribute and its Subsidiaries have made available to Pozen complete and accurate copies of all: (a) serious adverse event reports, periodic adverse event reports and other pharmacovigilance reports and data, (b) material communications with Regulatory Authorities, and (c) material documents and other information submitted to or received by or on behalf of Tribute or any of Tribute’s Subsidiaries with or from any Regulatory Authority, including inspection reports, warning letters and similar documents which are in Tribute’s possession or to which Tribute has contractual access rights.

(t) Books and Records. The corporate records and minute books of Tribute and the Tribute Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to, the fact that the minute books contain the minutes of all meetings of the boards of directors, committees of the board and stockholders and all resolutions passed by the boards of directors, committees of the boards and the stockholders, except that minutes of certain recent meetings of the Tribute Board of Directors or committees thereof have not been finalized as of the date hereof. All such corporate records and minute books of Tribute and the Tribute Subsidiaries have been provided or otherwise made available to Pozen.

(u) Fairness Opinion. The Tribute Board of Directors has received the Tribute Fairness Opinion to the effect that, subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Arrangement Consideration is fair, from a financial point of view, to the Tribute Shareholders (excluding Parent, Pozen and their respective Affiliates). A true, correct and complete copy of the Tribute Fairness Opinion will be provided by Tribute to Parent and Pozen solely for informational purposes not later than two (2) Business Days after the date hereof.

(v) Board of Directors Approval. The Tribute Board of Directors has unanimously determined that this Agreement and the Arrangement are fair to Tribute Shareholders and are in the best interests of Tribute, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and, subject to Section 6.4, has unanimously resolved to recommend that Tribute Shareholders vote in favor of the Tribute Shareholder Resolution. As of the date of this Agreement, each director and executive officer of Tribute intends, to the knowledge of Tribute, to vote all of the Tribute Common Shares held by him or her in favor of the Tribute Shareholder Resolution and has agreed that, unless there has been a Tribute Change of Recommendation, references to such intention may be made in the Pozen Proxy Statement and other documents relating to the Merger.

(w) Environmental Matters. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Tribute and the Tribute Subsidiaries are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of Tribute, threatened against Tribute, any of its Subsidiaries or, to the knowledge of Tribute, against any Person whose liability for such Environmental Claims Tribute or any of its Subsidiaries has retained or assumed either contractually or by operation of law, and, to the knowledge of Tribute, there are no actions, activities, circumstances, facts, conditions, events or incidents that would reasonably be expected to give rise to such Environmental Claims; (iii) to the knowledge of Tribute, no property currently or formerly owned, leased or operated by Tribute and the Tribute Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remedial, investigation or clean-up activities by Tribute or any of the Tribute Subsidiaries or by any Person whose liability for such Environmental Claims Tribute or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; (iv) neither Tribute nor any Tribute Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liabilities or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; (v) each of Tribute and the Tribute Subsidiaries has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing; and (vi) Tribute has delivered or otherwise made available copies of any Phase I or II environmental site assessments (or similar reports), or material documents relating to any alleged or actual non-compliance with applicable Environmental Laws by Tribute and the Tribute Subsidiaries, in each case received or commissioned by Tribute since December 31, 2008.

(x) Insurance. Section 3.2(x) of the Tribute Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen’s compensation and other forms of insurance owned by Tribute or any Tribute Subsidiary. All current insurance policies and contracts of Tribute and the Tribute Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. None of Tribute nor any of the Tribute Subsidiaries has received written notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of Tribute, have any claims been denied under any current insurance policies, and, to the knowledge of Tribute, no threat has been made to cancel any insurance policy or contract of Tribute or any Tribute Subsidiary as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

(y) Tribute Shareholder Approval. The only vote of the Tribute Shareholders required to approve the Arrangement is the Tribute Shareholder Resolution.  No other vote of the Tribute Shareholders is required by Law, the constituent documents of Tribute or otherwise to adopt this Agreement and approve the Arrangement.

(z) Brokers and Finders. Neither Tribute nor any of the Tribute Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, except that Tribute has engaged the Tribute Financial Advisors as its financial advisors, and no other broker, finder or investment banker is entitled to any fee or commission from Tribute or any of the Tribute Subsidiaries in connection with the transactions contemplated hereby, and no other Person is or may become entitled to receive any fee or other amount from Tribute or any of the Tribute Subsidiaries in connection with the transactions contemplated hereby.  A true and correct copy of the engagement letter with the Tribute Financial Advisors in connection with the transactions contemplated hereby has been provided or otherwise made available to Parent and Pozen and has not been subsequently amended, waived or supplemented.

(aa) United States Investment Company Act of 1940. Neither Tribute nor any of its Subsidiaries is, or will be as of the closing date of the Arrangement, an “investment company,” as such term is defined under the United States Investment Company Act of 1940, as amended, registered or required to be registered under such Act.

(bb) No Other Representations and Warranties. Except for the representations and warranties made by Tribute in this Section 3.2, neither Tribute nor any other Person makes any express or implied representation or warranty with respect to Tribute or any of the Tribute Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Tribute hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Tribute in this Section 3.2, neither Tribute nor any other Person makes or has made any representation or warranty to Parent, Pozen or any of their respective Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Tribute, any of the Tribute Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Parent, Pozen or any of their respective Representatives in the course of their due diligence investigation of Tribute, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Tribute nor any other Person will have any liability to Parent, Pozen or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Tribute acknowledges and agrees that none of Parent, Pozen or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Pozen and Parent in Sections 3.1 and 3.3, respectively, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Pozen furnished or made available to Tribute, or any of its Representatives.

3.3 Representations and Warranties of Parent

Except as disclosed in the applicable section or subsection of the Parent Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face), Parent represents and warrants to and in favor of Pozen and Tribute as follows and acknowledges that Pozen and Tribute are relying upon such representations and warranties in entering into this Agreement:

(a) Organization and Qualification. Parent has been duly incorporated and validly exists under the Laws of its jurisdiction of incorporation and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Parent Material Subsidiaries is a corporation or other entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Parent and each of the Parent Material Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Material Subsidiaries, taken as a whole. Parent has provided or otherwise made available to Pozen and Tribute true, complete and correct copies of the memorandum and articles of association or other constituent documents of each of Parent, Can Merger Sub and US Merger Sub, in each case, as amended.

(b) Authority Relative to this Agreement. Each Parent Party has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Required Regulatory Approvals, all as contemplated in this Agreement) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by each Parent Party of the transactions contemplated by this Agreement have been duly authorized by its respective board of directors and no other corporate proceedings on the part of any Parent Party are necessary to authorize the execution and delivery by it of this Agreement or the completion by any Parent Party of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Parent Party and constitutes a legal, valid and binding obligation of each Parent Party enforceable against such Parent Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c) Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by the Parent Parties of this Agreement, the performance by any Parent Party of its obligations hereunder and the completion by the Parent Parties of the Merger and the Arrangement, other than:

(i) the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii) the Final Order, and any filings required in order to obtain the Final Order;

(iii) such filings and other actions required under applicable Canadian Securities Laws, U.S. Securities Laws or other applicable Laws, and the rules and policies of the TSXV, the TSX and NASDAQ, in each case, as are contemplated by this Agreement;

(iv) the Required Regulatory Approvals relating to the Parent Parties; and

(v) any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Parent, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger or the Arrangement.

(d) No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.3(c) and complying with applicable Laws and Orders, the execution and delivery by each Parent Party of this Agreement, the performance by such Parent Party of its obligations hereunder and the completion of the Merger and the Arrangement do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i) result in a contravention, breach, violation or default under any Law or Order applicable to Parent or any of the Parent Material Subsidiaries or any of its or their respective properties or assets;

(ii) result in a contravention, conflict, violation, breach or default under the memorandum and articles of association or other constituent documents of Parent or any of the Parent Material Subsidiaries;

(iii) result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any material Contract or material Permit to which it or any of the Parent Material Subsidiaries is a party or by which it or any of the Parent Subsidiaries is bound or to which any of its or any of the Parent Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such material Contract or material Permit; or

(iv) result in the suspension or alteration in the terms of any material Permit held by Parent or any of the Parent Material Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Parent.

(e) Capitalization of Parent. As of the date of this Agreement, the authorized capital of Parent consists of 1,000,000,000 Parent Shares. All of the issued and outstanding ordinary shares of Parent have been duly authorized and validly issued and are fully paid and non-assessable. Except as contemplated by the Merger, the Arrangement and this Agreement, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Parent granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Parent to issue or sell any ordinary shares or other securities of Parent, including any security or obligation of any kind convertible into or exchangeable or exercisable for any ordinary shares or other security of Parent.

(f) Capitalization of US Merger Sub. As of the date of this Agreement, the authorized capital of US Merger Sub consists of one hundred (100) shares of common stock, $0.001 par value per share. All of the issued and outstanding ordinary shares of US Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable. Except contemplated by the Merger, the Arrangement and this Agreement, as of the date of this Agreement there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has US Merger Sub granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating US Merger Sub to issue or sell any ordinary shares or other securities of US Merger Sub, including any security or obligation of any kind convertible into or exchangeable or exercisable for any ordinary shares or other security of US Merger Sub.

(g) Capitalization of Can Merger Sub. As of the date of this Agreement, the authorized capital of Can Merger Sub consists of an unlimited of common shares and an unlimited number of preferred shares issuable in series. All of the issued and outstanding common shares of Can Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, other than as contemplated by this Agreement there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Can Merger Sub granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Can Merger Sub to issue or sell any ordinary shares or other securities of Can Merger Sub, including any security or obligation of any kind convertible into or exchangeable or exercisable for any shares or other security of Can Merger Sub.

(h) Parent Material Subsidiaries. Parent or a wholly owned Parent Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Parent Subsidiaries free and clear of any Liens (other than Permitted Liens), and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Parent Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Parent nor any of the Parent Material Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Parent Material Subsidiary, which interest or investment is material to Parent and its Subsidiaries, taken as a whole.

(i) No Undisclosed Liabilities. Parent and the Parent Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Parent Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business (other than those specifically disclosed in the Parent Public Disclosure Record) that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole (other than those disclosed in the Parent Public Disclosure Record), (iii) liabilities under Contracts (other than any such liability resulting from a breach or default thereunder) and (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement.

(j) Absence of Certain Changes. From the date of formation to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (ii) Parent and each of the Parent Material Subsidiaries has conducted its business in all material respects in the ordinary course of business.

(k) Compliance with Laws. Since inception, the business of Parent and of each of the Parent Material Subsidiaries and, to the knowledge of Parent, each other Parent Subsidiary, has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and neither Parent nor any Parent Material Subsidiary nor, to the knowledge of Parent, any other Parent Subsidiary, has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines, except where any failure of compliance would not reasonably be expected to have a Material Adverse Effect on Parent.

(l) Litigation. There is no Proceeding against or involving Parent or any of the Parent Material Subsidiaries (whether in progress, pending or, to the knowledge of Parent, threatened) that, if adversely determined, would have a Material Adverse Effect on Parent or would prevent or significantly impede or materially delay the completion of the Merger or the Arrangement and, to the knowledge of Parent, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Parent nor any of the Parent Material Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to (i) prevent or significantly impede or materially delay the completion of the Merger or the Arrangement or (ii) have a Material Adverse Effect on Parent.

(m) Board of Directors Approval. The Parent, US Merger Sub and Can Merger Sub Boards of Directors have unanimously determined that the Merger and the Arrangement are in the best interests of Parent, US Merger Sub and Can Merger Sub, respectively, and have unanimously approved the execution and delivery of this Agreement and the entering into of the transactions contemplated by this Agreement.

(n) Required Vote. The only vote of Parent, US Merger Sub and Can Merger Sub required to adopt this Agreement and approve the Merger and the Arrangement is the approval of the Boards of Directors of Parent, US Merger Sub and Can Merger Sub, respectively. No other vote of the stockholders of Parent is required by Law, the constituent documents of Parent or otherwise to adopt this Agreement and approve the Merger or the Arrangement.

(o) Brokers and Finders. Neither Parent nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and no other broker, finder or investment banker is entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the transactions contemplated hereby, and no other Person is or may become entitled to receive any fee or other amount from Parent or any of its Subsidiaries in connection with the transactions contemplated hereby.

(p) Parent Shares Fully Paid and Non-assessable.  Upon their due issuance in accordance with the terms of this Agreement and the Merger or Arrangement, as applicable, the Parent Shares issued as Merger Consideration and Arrangement Consideration shall be fully paid and non-assessable ordinary shares in the capital of Parent.

(q) Relevant Competition Laws.  Parent is a “WTO investor” as defined in the Investment Canada Act (Canada).

(r) No Other Representations and Warranties. Except for the representations and warranties made by Parent in this Section 3.3, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or any Parent Material Subsidiary or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent in this Section 3.3, neither Parent nor any other Person makes or has made any representation or warranty to Pozen, Tribute or any of their respective Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any Parent Material Subsidiary or their respective businesses or operations or (ii) any oral or written information furnished or made available to Pozen, Tribute or any of their respective Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Parent nor any other Person will have any liability to Pozen, Tribute or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of Pozen, Tribute or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Pozen and Tribute in Sections 3.1 and 3.2, respectively, including any implied representation or warranty as to the accuracy or completeness of any information regarding Pozen and Tribute furnished or made available to Parent or US Merger Sub, or any of their respective Representatives.

3.4 Survival of Representations and Warranties

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Merger or the Arrangement and will expire and be terminated on the earlier of (i) the time that both the Merger Effective Time and the Arrangement Effective Time have occurred and, (ii) subject to the obligation to make any payment hereunder pursuant to Section 7.2, the date on which this Agreement is terminated in accordance with its terms. This Section 3.4 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Closing or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4

COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1 Covenants of Pozen

Except as disclosed in Section 4.1 of the Pozen Disclosure Letter, Pozen covenants to and agrees with Tribute that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Tribute otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed (except in the case of clauses (c)(i) and (xix) below, for which Tribute’s consent may be withheld, conditioned or delayed in its sole discretion), or expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is required by applicable Law or Order:

(a) the respective businesses of Pozen and the Pozen Subsidiaries will be conducted, their respective facilities will be maintained and Pozen and the Pozen Subsidiaries will continue to operate their respective businesses only in the ordinary course of business in an effort to preserve the value thereof;

(b) Pozen will use its commercially reasonable efforts to maintain and preserve intact its and the Pozen Subsidiaries’ respective business organizations, taken as a whole, material assets, material Permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and the Pozen Subsidiaries’ respective officers and employees as a group;

(c) Pozen will not, and will cause the Pozen Subsidiaries not to, directly or indirectly:

(i) alter or amend its charter, by-laws or other constituent documents;

(ii) declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Pozen Common Shares (whether in cash or property);

(iii) split, divide, consolidate, combine or reclassify the Pozen Common Shares or any other securities of Pozen;

(iv) issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Pozen Common Shares or other securities of Pozen or the Pozen Subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans) which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Pozen Common Shares, other than the issuance or sale of Pozen Common Shares pursuant to (A) the exercise of Pozen Options outstanding on the date hereof, or (B) the terms of employee or director equity awards, including any awards issued under the Pozen Share Plan and outstanding on the date hereof;

(v) except as contemplated by this Agreement or as required by applicable Law or the terms of any Pozen Plan in effect as of the date hereof (A) grant any increases in the compensation or benefits of any of its directors, individual independent contractors, executive officers, employees or consultants, except for increases in the compensation of employees in the ordinary course of business whose annual base salary is less than $250,000; or (B) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (C) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, (D) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, any compensation (including bonuses) or benefits under any Pozen Plan or Pozen Employment Agreement; (E) enter into, terminate or materially amend any Pozen Plan, any plan, program, agreement, or arrangement that would constitute a Pozen Plan if in effect on the date hereof); (F) hire any person to be employed by or a consultant of Pozen or any of the Pozen Subsidiaries other than the hiring of employees or consultants in the ordinary course of business, where such employee or consultant has total annual compensation (base salary and target cash incentive opportunity) not in excess of $250,000; (G) terminate any person in connection with any mass reduction, reduction in force or corporate restructuring and (H) loan or advance any money to any employee, director or individual independent contractor of Pozen or any of the Pozen Subsidiaries (other than advances in the ordinary course of business) or forgive any loans to any such employee, director or individual independent contractor;

(vi) redeem, purchase or otherwise acquire any outstanding Pozen Common Shares or other securities convertible into or exchangeable or exercisable for Pozen Common Shares, other than (A) in transactions between two or more wholly-owned Pozen Subsidiaries or between Pozen and a wholly-owned Pozen Subsidiary, or (B) pursuant to the terms of employee or director equity awards, including any awards issued under the Pozen Share Plan;

(vii) amend the terms of any securities of Pozen or the Pozen Subsidiaries;

(viii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Pozen or any of the Pozen Subsidiaries;

(ix) subject to the terms of Section 6.1 and Section 6.2, reorganize, consolidate or merge with any other Person;

(x) make any changes to any of its material accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or U.S. GAAP;

(xi) except for sales, leases or licenses entered into in the ordinary course of business or as contemplated hereby or in connection with any transactions contemplated hereby, and except for Permitted Liens, sell, lease or license, voluntarily pledge or otherwise dispose of any assets or properties of Pozen (including the shares or other equity securities of any Pozen Subsidiary) or of any of the Pozen Subsidiaries having a value greater than $500,000 in the aggregate;

(xii) abandon, allow to lapse or fail to maintain any Intellectual Property that is owned by or exclusively licensed to Pozen or any Pozen Subsidiary and that is material to Pozen and the Pozen Subsidiaries taken as a whole;

(xiii)           (A) acquire (by merger, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset constituting a business (but excluding properties or assets acquired in the ordinary course of business), or (B) make any investment in any Person that is not Pozen or a Pozen Subsidiary, by the purchase of securities or contribution of capital or otherwise, that has a value (in the case of clauses (A) and (B)) greater than $500,000 in the aggregate;

(xiv) incur any indebtedness for borrowed money in excess of $500,000 in the aggregate;

(xv) enter into any hedging, derivative or swap transaction or Contract in respect thereof, except for any such transaction or Contract entered into in the ordinary course of business and not for speculative purposes;

(xvi) assume, guarantee or otherwise as an accommodation become responsible for the indebtedness for borrowed money of any other Person (other than Pozen or any Pozen Subsidiary);

(xvii) make any loans or advances to any other Person (other than Pozen or any Pozen Subsidiary), except for extensions of credit in the ordinary course of business;

(xviii) voluntarily waive, release, assign, settle or compromise any material claim or Proceeding where such waivers, releases, assignments, settlements or compromises exceed $500,000 individually or in any case would entail the imposition of any material non-monetary damages against Pozen or any Pozen Subsidiary;

(xix) negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

(xx) settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Merger or the other transactions contemplated by this Agreement;

(xxi) enter into any material new line of business, enterprise or other activity, which excludes, for the avoidance of doubt, the development or acquisition (subject to the terms hereof) of pharmaceutical or similar products or product candidates (including the expansion of the usage or potential usage of any existing pharmaceutical or similar products or product candidates);

(xxii) expend or commit to expend any amounts that would constitute capital expenditures pursuant to U.S. GAAP as applied by Pozen, where such expenditures or commitments exceed $500,000 in the aggregate;

(xxiii) other than in the ordinary course of business, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Pozen Material Contract, or (B) materially modify, materially amend or terminate any Pozen Material Contract or waive, release or assign any material rights or claims thereunder;

(xxiv) except as required by applicable Law or U.S. GAAP, make, change, revoke or rescind any material election relating to Taxes; make or change any material method of Tax accounting; make any material amendment with respect to any Tax Return; or settle or otherwise finally resolve any controversy relating to a material amount of Taxes; and

(xxv) agree to do any of the foregoing.

(d) Pozen will promptly notify Tribute in writing of the occurrence of any event which would have a Material Adverse Effect with respect to Pozen.

(e) Pozen will cooperate with Tribute and Parent to facilitate the preparation and filing of the Tribute Circular in accordance with Canadian Securities Laws on a timely basis.

Nothing in this Section 4.1 shall give Parent, Tribute or any of their respective Subsidiaries the right to control, directly or indirectly, the operations or the business of Pozen or any of its Subsidiaries at any time prior to the Closing.

4.2 Covenants of Tribute

Except as disclosed in Section 4.2 of the Tribute Disclosure Letter, Tribute covenants to and agrees with Pozen that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Pozen otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed (except in the case of clauses (c)(i) and (xix) below, for which Pozen’s consent may be withheld, conditioned or delayed in its sole discretion), or expressly permitted or specifically contemplated by this Agreement or as is required by applicable Law or Order:

(a) the respective businesses of Tribute and the Tribute Subsidiaries will be conducted, their respective facilities will be maintained and Tribute and its Subsidiaries will continue to operate their respective businesses only in the ordinary course of business in an effort to preserve the value thereof;

(b) Tribute will use its commercially reasonable efforts to maintain and preserve intact its and the Tribute Subsidiaries’ respective business organizations, taken as a whole, material assets, material Permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and the Tribute Subsidiaries’ respective officers and employees as a group;

(c) Tribute will not, and will cause the Tribute Subsidiaries not to, directly or indirectly:

(i) alter or amend its charter, by-laws or other constituent documents;

(ii) declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Tribute Common Shares (whether in cash or property);

(iii) split, divide, consolidate, combine or reclassify the Tribute Common Shares or any other securities of Tribute;

(iv) except as set forth in Section 4.2(c)(iv) of the Tribute Disclosure Letter, issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Tribute Common Shares or other securities of Tribute or the Tribute Subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans) which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Tribute Common Shares, other than the issuance or sale of Tribute Common Shares pursuant to (A) the exercise of Tribute Options, Tribute Warrants or Tribute Compensation Options outstanding on the date hereof, or issuable pursuant to such securities outstanding on the date hereof, or (B) the terms of employee or director equity awards, including any awards issued under the Tribute Stock Option Plan and outstanding on the date hereof;

(v) except as contemplated by this Agreement or as required by applicable Law or the terms of any Tribute Plan in effect as of the date hereof (A) grant any increases in the compensation or benefits of any of its directors, individual independent contractors, executive officers, employees or consultants, except for increases in the compensation of employees in the ordinary course of business whose annual base salary is less than $250,000; or (B) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (C) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, (D) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, any compensation (including bonuses) or benefits under any Tribute Plan or Tribute Employment Agreement; (E) enter into, terminate or materially amend any Tribute Plan, any plan, program, agreement, or arrangement that would constitute a Tribute Plan if in effect on the date hereof); (F) hire any person to be employed by or a consultant of Tribute or any of the Tribute Subsidiaries other than the hiring of employees or consultants in the ordinary course of business, where such employee or consultant has total annual compensation (base salary and target cash incentive opportunity) not in excess of $250,000; (G) terminate any person in connection with any mass reduction, reduction in force or corporate restructuring and (H) loan or advance any money to any employee, director or individual independent contractor of Tribute or any of the Tribute Subsidiaries (other than advances in the ordinary course of business) or forgive any loans to any such employee, director or individual independent contractor;

(vi) redeem, purchase or otherwise acquire any outstanding Tribute Common Shares or other securities convertible into or exchangeable or exercisable for Tribute Common Shares, other than (A) in transactions between two or more wholly-owned Tribute Subsidiaries or between Tribute and a wholly-owned Tribute Subsidiary, or (B) pursuant to the terms of employee or director equity awards, including any awards issued under the Tribute Stock Option Plan;

(vii) amend the terms of any securities of Tribute or the Tribute Subsidiaries;

(viii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Tribute or any of the Tribute Subsidiaries;

(ix) except as set forth in Section 4.2(c)(ix) of the Tribute Disclosure Letter, reorganize, amalgamate, consolidate or merge with any other Person;

(x) make any changes to any of its material accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or U.S. GAAP;

(xi) except for sales, leases or licenses entered into in the ordinary course of business or as contemplated hereby or in connection with any transactions contemplated hereby, and except for Permitted Liens, sell, lease or license, voluntarily pledge or otherwise dispose of any assets or properties of Tribute (including the shares or other equity securities of any Tribute Subsidiary) or of any of the Tribute Subsidiaries having a value greater than $500,000 in the aggregate;

(xii) abandon, allow to lapse or fail to maintain any Intellectual Property that is owned by or exclusively licensed to Tribute or any Tribute Subsidiary and that is material to Tribute and the Tribute Subsidiaries taken as a whole;

(xiii) except as set forth in Section 4.2(c)(xiii) of the Tribute Disclosure Letter, (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset constituting a business (but excluding properties or assets acquired in the ordinary course of business), or (B) make any investment in any Person that is not Tribute or a Tribute Subsidiary, by the purchase of securities or contribution of capital or otherwise, that has a value (in the case of clauses (A) and (B)) greater than $500,000 in the aggregate;

(xiv) incur any indebtedness for borrowed money in excess of $500,000 in the aggregate;

(xv) enter into any hedging, derivative or swap transaction or Contract in respect thereof, except for any such transaction or Contract entered into in the ordinary course of business and not for speculative purposes;

(xvi) assume, guarantee or otherwise as an accommodation become responsible for the indebtedness for borrowed money of any other Person (other than Tribute or any Tribute Subsidiary);

(xvii) make any loans or advances to any other Person (other than Tribute or any Tribute Subsidiary), except for extensions of credit in the ordinary course of business;

(xviii) voluntarily waive, release, assign, settle or compromise any material claim or Proceeding where such waivers, releases, assignments, settlements or compromises exceed $500,000 individually or in any case would entail the imposition of any material non-monetary damages against Tribute or any Tribute Subsidiary;

(xix) negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

(xx) settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Arrangement or the other transactions contemplated by this Agreement other than in respect of Tribute Dissenting Shareholders;

(xxi) enter into any material new line of business, enterprise or other activity, which excludes, for the avoidance of doubt, the development or acquisition (subject to the terms hereof) of pharmaceutical or similar products or product candidates (including the expansion of the usage or potential usage of any existing pharmaceutical or similar products or product candidates);

(xxii) expend or commit to expend any amounts that would constitute capital expenditures pursuant to U.S. GAAP as applied by Tribute, where such expenditures or commitments exceed $500,000 in the aggregate;

(xxiii) other than in the ordinary course of business, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Tribute Material Contract, or (B) materially modify, materially amend or terminate any Tribute Material Contract or waive, release or assign any material rights or claims thereunder;

(xxiv) except as required by applicable Law or U.S. GAAP, make, change, revoke or rescind any material election relating to Taxes; make or change any material method of Tax accounting; make any material amendment with respect to any Tax Return; or settle or otherwise finally resolve any controversy relating to a material amount of Taxes;

(xxv) other than in the ordinary course of business, submit any material information to or enter into any material discussions with or respond to any enquiry from any Regulatory Authority with respect to any product offered by Tribute or its Subsidiaries; and

(xxvi) agree to do any of the foregoing.

(d) Tribute will promptly notify Pozen in writing of the occurrence of any event which would have a Material Adverse Effect with respect to Tribute.

(e) Tribute will cooperate with Parent and Pozen to facilitate the preparation and filing of the Form S-4 with the SEC and the Pozen Proxy Statement on a timely basis.

(f) Tribute shall use its reasonable commercial efforts to obtain an Optionholder Election Form (as defined in the Plan of Arrangement) from each holder of Tribute Options prior to the application by Tribute for the Final Order.

Nothing in this Section 4.2 shall give Parent, Pozen or any of their respective Subsidiaries the right to control, directly or indirectly, the operations or the business of Tribute or any of its Subsidiaries at any time prior to the Closing.

4.3 Covenants of Parent

Parent covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Pozen and Tribute otherwise consent in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 4.3 of the Parent Disclosure Letter, or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law or Order:

(a) the respective businesses of Parent and the Parent Material Subsidiaries will be conducted, their respective facilities will be maintained and Parent and the Parent Material Subsidiaries will continue to operate their respective businesses only in the ordinary course of business;

(b) Parent will use its commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, taken as a whole, material assets, material Permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and its Subsidiaries’ respective officers and material employees as a group;

(c) Parent will not and will not permit the Parent Material Subsidiaries to, directly or indirectly:

(i) alter or amend its memorandum and articles of association or other constituent documents in a manner adverse to the Pozen Stockholders or Tribute Shareholders or inconsistent with this Agreement;

(ii) declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its equity securities, except, in the case of wholly-owned Parent Subsidiaries, for dividends payable to Parent or among wholly-owned Subsidiaries of Parent;

(iii) split, divide, consolidate, combine or reclassify the Parent Shares;

(iv) amend the material terms of any equity securities of Parent;

(v) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Parent; or

(vi) agree to do any of the foregoing.

(d) Parent will promptly notify Pozen and Tribute in writing of the occurrence of any event which would have a Material Adverse Effect with respect to Parent or Parent Material Subsidiaries.

(e) Parent will register the Parent Shares pursuant to Section 12(b) of the 1934 Exchange Act.

(f) Parent will cooperate with Pozen to prepare and file the Form S-4 with the SEC and with Tribute to prepare and file the Tribute Circular.

Nothing in this Section 4.3 shall give Pozen, Tribute or any of their respective Subsidiaries the right to control, directly or indirectly, the operations or the business of Parent or any of its Subsidiaries at any time prior to the Closing.

ARTICLE 5

ADDITIONAL COVENANTS

5.1 Access to Information; Cooperation

(a) Subject to compliance with applicable Laws and Orders and the terms of any existing Contracts, each Party shall, and shall cause its respective wholly-owned Subsidiaries to, afford to the other Parties and their respective Representatives, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, continuing access to the other parties’ virtual data rooms, and reasonable access, during normal business hours and upon reasonable notice, to its businesses, properties, books and records and such other data and information as a Party may reasonably request, as well as to the other Party’s and its Subsidiaries’ personnel, subject, however, to such access not unreasonably interfering with the ordinary conduct of its businesses. Notwithstanding the foregoing, if the terms of any Law, Order or Contract shall limit a Party’s right to access the information pursuant to this Section 5.1, the other Party shall use its commercially reasonable efforts to (i) obtain any consents from a third party to provide such access or information or (ii) develop an alternative to providing such access or information to a Party so as to address such lack of access or information in a manner reasonably acceptable to the receiving Party. Notwithstanding anything herein to the contrary, the foregoing shall not require any disclosure that would reasonably be expected, as a result of such disclosure, to have the effect of causing the waiver of any privilege (including the attorney-client and work product privileges). Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 5.1, or otherwise pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect.

(b) Prior to Closing, each Party shall provide reasonable cooperation and shall cause its respective wholly-owned Subsidiaries and its and their representatives, including management, officers, employees, directors, legal, non-legal and accounting advisors and auditors to provide reasonable cooperation to Parent in consummating the Parent Financing, including:

(i) promptly furnishing Parent and the financing sources with the Required Information, which shall be Compliant, and with such other information and documentation required under applicable “know your customer” and anti-money laundering rules and regulations;

(ii) promptly furnishing Parent with financial and other pertinent information regarding each Party and each of their respective Subsidiaries as may be reasonably requested in writing by Parent and that is reasonably available to each Party, as applicable, including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the 1933 Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the 1933 Securities Act (including pro forma financial information), and other documents required to satisfy any customary negative assurance opinion to consummate the Parent Financing at Closing, including all information and data necessary to satisfy any conditions set forth in any commitment letter in respect of the Parent Financing;

(iii) using reasonable best efforts to obtain accountants’ comfort letters and legal opinions at the expense of and as reasonably requested by Parent;

(iv) reasonably cooperating with Parent’s legal counsel in connection with any legal opinion that such legal counsel may be required to deliver in connection with the Parent Financing; and

(v) taking all corporate or other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Parent Financing and to permit the proceeds thereof to be made available to Parent, including assisting in the preparation of and executing one or more credit agreements (or amendments thereto), pledge and security documents (or amendments thereto), guarantees, indentures, purchase agreements, currency or interest hedging agreements and other definitive documentation, certificates, representation letters, authorization letters and related deliverables relating to the Parent Financing, arranging for payoff letters and lien and guarantee releases with respect to existing indebtedness and reasonably facilitating the provision of guarantees, the grant (and perfection) of a security interest in collateral and the provision of related lender protections.

5.2 Consents and Approvals

(a) Subject to the terms and conditions of this Agreement (including Section 5.2(e)), each Party shall, and shall cause its wholly-owned Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things required or reasonably necessary to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including:

(i) as promptly as practicable, obtain from any Governmental Authority all waivers, consents, clearances and approvals, including the Required Regulatory Approvals, required or reasonably necessary to consummate the transactions contemplated by this Agreement;

(ii) as promptly as practicable, make all filings and submissions that are required or reasonably necessary to consummate the transactions contemplated by this Agreement and thereafter make any other required or appropriate submissions including, without limiting the foregoing, all filings and submissions required in connection with the Required Regulatory Approvals; and

(iii) as promptly as practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals, required or reasonably necessary to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall Tribute and Pozen or any of their respective Subsidiaries be required to pay, prior to the Closing, any fee, penalty or other consideration to any third party for any waiver, consent or approval required in connection with the consummation of the transactions contemplated by this Agreement. In no event shall the receipt of any such third party waiver, consent or approval (other than the Required Regulatory Approvals) be a condition to any Party’s obligations hereunder.

(b) Subject to the terms and conditions hereof, including Section 5.2(e), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to (i) provide such notices and obtain such waivers, consents, clearances and approvals as are required or reasonably necessary to consummate the transactions contemplated by this Agreement under the HSR Act, the Competition Act and any other federal, provincial, state or foreign Law designed to prohibit, restrict or regulate actions relating to monopolization or restraint of trade or foreign investment (collectively, “Relevant Competition Laws”), and (ii) respond to any requests of any Governmental Authority for information or documentary material under any Relevant Competition Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Relevant Competition Law. Pozen, Parent and Tribute shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Relevant Competition Law prior to their submission.

(c) Each of Parent, Pozen and Tribute shall, other than in respect of routine correspondence and dealings with NASDAQ and the TSXV regarding the transactions contemplated by this Agreement: (i) promptly advise each other of any written or oral substantive communication (including substantive communications received by their respective Subsidiaries) from any Governmental Authority or third party from whom a waiver, consent or approval is required or reasonably necessary to consummate the transactions contemplated by this Agreement; (ii) not participate in any meeting or substantive discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement, unless it consults with the other Party in advance and, unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all substantive correspondence, filings and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted as necessary to address reasonable privilege, competitively sensitive information or confidentiality concerns.

(d) Each Party will provide as promptly as practicable such information and documentary material as may reasonably be requested by a Governmental Authority following any such filing or notification.

(e) In furtherance and not in limitation of the other covenants contained in this Section 5.2, but subject to the last sentence of this Section 5.2(e), each of Tribute and Pozen agrees to take, or cause to be taken (including by its respective Subsidiaries), any and all steps and to make, or cause to be made (including by its respective Subsidiaries), any and all undertakings necessary to resolve any objections that a Governmental Authority may assert under any Relevant Competition Law with respect to the Arrangement or the Merger, and to avoid or eliminate each and every impediment under any Relevant Competition Law that may be asserted by any Governmental Authority with respect to the Arrangement and the Merger, in each case, so as to enable the Arrangement Effective Time and the Merger Effective Time to occur as promptly as practicable and in any event no later than the Outside Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Tribute or Pozen (or any of their respective Subsidiaries) or any equity interest in any Joint Venture held by Tribute or Pozen (or any of their respective Subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Tribute or Pozen or their respective Subsidiaries and (iii) otherwise taking or committing to take any action that would limit Pozen’s or Tribute’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Tribute or Pozen (including any of their respective Subsidiaries), in each case as may be required in order to obtain all waivers, consents, clearances or approvals required directly or indirectly under any Relevant Competition Law or to avoid the commencement of any action by a Governmental Authority to prohibit the Arrangement or the Merger under any Relevant Competition Law, or to avoid the entry of, or to effect the dissolution of, any Order in any Proceeding seeking to prohibit the Arrangement or the Merger or delay the Arrangement Effective Time or the Merger Effective Time beyond the Outside Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, Tribute or Pozen (or any of their Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their Subsidiaries) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either Tribute or Pozen, as applicable, (any such action that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, a “Restraint”).

5.3 Covenants of Pozen Regarding the Arrangement and the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Pozen shall and shall cause each of the Pozen Subsidiaries to, perform all obligations required to be performed by it under this Agreement, cooperate with Parent and Tribute in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the transactions contemplated by this Agreement including:

(a) subject to Section 9.5 and Section 6.2, publicly announcing the entering into of this Agreement, the support of the Pozen Board of Directors of the Merger and the Arrangement and the Pozen Recommendation;

(b) using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against or relating to Pozen or the Pozen Subsidiaries challenging or affecting this Agreement or the completion of the Arrangement and the Merger; and

(c) subject to Section 6.2, taking all necessary actions to give effect to the Arrangement and the Merger.

5.4 Covenants of Tribute Regarding the Arrangement and the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Tribute shall and shall cause each of the Tribute Subsidiaries to, perform all obligations required to be performed by it under this Agreement, cooperate with Parent and Pozen in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the transactions contemplated by this Agreement including:

(a) subject to Section 9.5 and the terms of Section 6.4, publicly announcing the entering into of this Agreement, the support of the Tribute Board of Directors of the Arrangement and the Merger and the Tribute Recommendation;

(b) using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against or relating to Tribute or its Subsidiaries challenging or affecting this Agreement or the completion of the Arrangement or the Merger; and

(c) subject to Section 6.4, forthwith carrying out the terms of the Interim Order and Final Order, taking all necessary actions to give effect to the transactions contemplated by this Agreement, the Arrangement and the Merger.

5.5 Covenants of Parent Regarding the Arrangement and the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Parent shall, and shall cause each of the Parent Subsidiaries to, perform all obligations required to be performed by Parent under this Agreement, cooperate with Pozen and Tribute in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement, the Merger and the other transactions contemplated by this Agreement including:

(a) subject to Section 9.5, publicly announcing the entering into of this Agreement and the support of the Parent Board of Directors of the Arrangement and the Merger;

(b) using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against Parent or its Subsidiaries challenging or affecting this Agreement or the completion of the Arrangement or the Merger; and

(c) taking all necessary actions and causing its Subsidiaries to take all necessary actions to give effect to the Arrangement and the Merger, including providing the Merger Exchange Agent and the Arrangement Exchange Agent with sufficient consideration to complete the Arrangement and the Merger as provided herein, including without limitation procuring that the Parent Shares issued pursuant to the Merger and Arrangement are fully paid and non-assessable.

5.6 Indemnification and Insurance

(a) Each of Tribute, Pozen and their respective Subsidiaries agrees that all rights to indemnification or exculpation now existing in favor of the present and former directors and officers of Tribute, Pozen and their respective Subsidiaries (each such present or former director or officer of Tribute, Pozen or their respective Subsidiaries being referred to as an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the constituent documents of Tribute, Pozen or any of their respective Subsidiaries or any Contract by which Tribute, Pozen or any of their respective Subsidiaries is bound and which is in effect as of the date hereof, will survive the completion of the Merger and the Arrangement and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Closing.

(b) Without limiting the foregoing, from and after the Merger Effective Time for not less than six (6) years from the Closing Date, each of Parent, US Surviving Company and Tribute shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each Indemnified Party against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law, subject to the indemnifying or advancing party’s receipt of an unsecured undertaking by or on behalf of the Indemnified Party to repay such funds if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification hereunder), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Proceeding arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred on or prior to the Closing Date, whether asserted or claimed before or after the Merger Effective Time, in connection with or as a result of such Indemnified Party serving as an officer or director of Tribute, Pozen or any of their respective Subsidiaries.

(c) Parent shall, or shall cause its Subsidiaries to, maintain in effect, without any reduction in scope or coverage for six (6) years from the Closing Date, customary policies of directors’ and officers’ liability insurance providing protection no less favorable to the protection provided by the policies maintained by Tribute, Pozen or any of their respective Subsidiaries that are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date; provided, however, that Parent may, prior to the Closing Date, purchase pre-paid non-cancellable run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by Tribute, Pozen or any of their respective Subsidiaries, but providing coverage for a period of six (6)  years from the Closing Date with respect to claims arising from or related to facts or events which occurred on or prior to the Closing Date; provided, further, however, that in no event shall Parent be required to spend premiums for any of the insurance referenced in this Section 5.6(c) to the extent it would exceed three hundred percent (300%) of Tribute, Pozen or any of their respective Subsidiaries’ current annual premium for directors’ and officers’ liability insurance, in which case Parent shall purchase the maximum amount of insurance available up to the foregoing premium limit.

(d) If Tribute, Pozen or any of their respective Subsidiaries or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Parent shall ensure that any such successor or assign assumes all of the obligations set forth in this Section 5.6.

(e) The obligations of Parent and its Subsidiaries under this Section 5.6 shall survive the consummation of the Arrangement and the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.6 applies, without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.6 applies and their respective heirs, executors, administrators and other legal representatives shall be third party beneficiaries of this Section 5.6, each of whom may enforce the provisions of this Section 5.6). Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in connection with their enforcement of their rights provided in this Section 5.6; provided that such Indemnified Party prevails in such enforcement action.

(f) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Tribute, Pozen or any of their respective Subsidiaries by law, charter, statute, by-law or agreement.

5.7 Rule 16b-3 Actions

Prior to the Closing, Tribute, Parent and Pozen shall take all such steps as may be required to cause (a) any dispositions of Pozen Common Shares (including derivative securities with respect to Pozen Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Pozen immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act and (b) any acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

5.8 Stock Exchange Listings

(a) Parent, Pozen and Tribute shall use all commercially reasonable efforts to cause the Parent Shares issued as Merger Consideration or Arrangement Consideration to be (i) approved for listing on NASDAQ, subject only to official notice of issuance and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX, prior to the Arrangement Effective Time and the Merger Effective Time.

(b) Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Pozen Common Shares from the NASDAQ and the Tribute Common Shares from the TSXV and OTCQX International and to cause Tribute to cease to be a reporting issuer in each jurisdiction in Canada in which it is a reporting issuer and terminate the registration of the Pozen Common Shares under the 1934 Exchange Act; provided, that such delisting and termination shall not be effective until after the Merger Effective Time.

5.9 Takeover Statutes

If any anti-takeover statute or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the Parties and its respective Affiliates shall (i) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger, the Arrangement and the other transactions contemplated by this Agreement.

5.10 Employee Matters

(a) At or prior to Closing, Parent shall approve an omnibus equity incentive plan for officers, directors, employees and consultants of Parent.

(b) Parent shall, or shall cause the US Surviving Company and Tribute to, maintain for the twelve (12) months after the closing the Pozen Severance Plan (“Pozen Severance Plan”) and maintain the current severance practice of Tribute (“Tribute Severance Plan”) for the benefit of all affected individuals who are employees of Pozen, Tribute or each of their respective Subsidiaries at the Merger Effective Time (the “Assumed Employees”). In the event that an Assumed Employee’s employment is terminated after and within twelve (12) months of the Merger Effective Time, the Assumed Employee shall be entitled to the severance benefits under the Pozen Severance Plan or the Tribute Severance Plan, as applicable.

5.11 Insurance

From the date hereof until the Closing Date, Pozen and Tribute shall each use commercially reasonable efforts to procure that any renewal of the current insurance policies and contracts of Pozen, Tribute and their respective Subsidiaries in effect on the date hereof shall permit cancellation thereof at any time without penalty, including by requesting its insurers to include such a provision in any such renewed policies and contracts.  At Tribute’s request, Pozen shall reasonably cooperate with Tribute in good faith and take such actions as Tribute may reasonably request to purchase, at Tribute’s cost and expense and effective as of the Closing, “tail” insurance coverage to the product liabilities insurance of Pozen and its Subsidiaries, for the period specified by Tribute and on such other terms and conditions as Tribute may direct.  At Pozen’s request, Tribute shall reasonably cooperate with Pozen in good faith and take such actions as Pozen may reasonably request to purchase, at Pozen’s cost and expense and effective as of the Closing, “tail” insurance coverage to the product liabilities insurance of Tribute and its Subsidiaries, for the period specified by Pozen and on such other terms and conditions as Pozen may direct. Notwithstanding anything contained herein to the contrary, the binding or otherwise obtaining of any such “tail” insurance coverage shall not be a condition to Closing.

5.12 Creation of Distributable Reserves

(a) Unless Pozen and Tribute otherwise agree,

(i) Pozen shall use all reasonable efforts to submit to the vote of the Pozen Stockholders at the Pozen Meeting a resolution (the “Pozen Distributable Reserves Resolution”) to approve the creation of distributable reserves of Parent by (A) the reduction of the share premium of Parent to allow the creation of distributable reserves of Parent  resulting from the transactions contemplated by this Agreement; and (B) by any other means; and

(ii) Tribute shall use all reasonable efforts to submit to the vote of the Tribute Shareholders at the Tribute Meeting a resolution (the “Tribute Distributable Reserves Resolution”) to approve the creation of distributable reserves of Parent by (A) the reduction of share premium of Parent to allow the creation of distributable reserves of Parent resulting from the transactions contemplated by this Agreement; and (B) by any other means;

(the creation of distributable reserves in Parent by any of the means described in this Section 5.12(a) is referred to as the “Parent Distributable Reserves Proposals”).

(b) The Parties agree that none of the approval of the Pozen Distributable Reserves Resolution, the approval of the Tribute Distributable Reserves Resolution or the implementation of the Parent Distributable Reserves Proposals shall be a condition to the Parties’ obligation to effect the Arrangement or the Merger.

(c) Subject to approval of the Pozen Distributable Reserves Resolution by the Pozen Shareholders and the Tribute Distributable Reserves Resolution by the Tribute Shareholders:

(i)           Pozen and Parent shall, prior to Closing, pursuant to Section 84 of the Irish Companies Act 2014, procure the passing of a resolution of the then shareholders of Parent providing for the reduction of share capital of Parent in order to allow an application to be made under Section 85 of the Irish Companies Act 2014 to the Irish High Court to allow for the Parent Distributable Reserves Proposal (the “Irish High Court Application”); and

(ii) Pozen and Parent shall as promptly as reasonably practicable following the Closing, prepare and file an application to the Irish High Court for an order pursuant to the Irish Companies Act 2014, as applicable, approving the Parent Distributable Reserves Proposals.

5.13 Certain Parent Shareholder Resolutions

Prior to Closing, Pozen and Parent shall procure the passing of resolutions of the shareholders of Parent providing for:

(a) the re-registration of Parent as a public limited company under Irish law;

(b) the adoption of revised memorandum and articles of association of Parent, which shall as far as is practicable be consistent with Pozen’s existing organizational documents;

(c) to the extent necessary or possible, the acquisition of the ordinary shares of Parent denominated in euro;

(d) to the extent required, the ability to purchase its own shares and reissue of treasury shares; and

(e) the approval of any other matters as are deemed necessary or expedient in connection with giving effect to the transactions contemplated by, or ancillary to, this Agreement.

5.14 Parent Board of Directors

The Parties hereby intend that the Board of Directors of Parent at the Closing and at the closing of the Parent Financing shall be comprised of nine (9) members, consisting of the Chief Executive Officer of Parent, five (5) directors appointed by Pozen, two (2) directors appointed by Tribute (one of which must be qualify as an independent director under applicable SEC and stock exchange rules and regulations) and one (1) director appointed in accordance with the terms of the Parent Financing.

ARTICLE 6

ACQUISITION PROPOSALS

6.1 Pozen Non-Solicitation

(a) Subject to Section 6.2, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Pozen shall not, and Pozen shall cause its Subsidiaries and direct each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that would be reasonably expected to promote, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a Pozen Acquisition Proposal or potential Pozen Acquisition Proposal;

(ii) participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise knowingly facilitate, any effort or attempt by any other Person (other than Tribute and its Affiliates) to make or complete a Pozen Acquisition Proposal;

(iii) effect any Pozen Change of Recommendation;

(iv) approve, recommend or remain neutral with respect to, or publicly propose to approve, recommend or remain neutral with respect to any Pozen Acquisition Proposal (it being understood that publicly taking no position or a neutral position  with respect to a Pozen Acquisition Proposal until the fifth (5th) Business Day after such Pozen Acquisition Proposal has been publicly announced shall not constitute a violation of this Section 6.1(a)); or

(v) accept or enter into, or publicly propose to accept or enter into, any Pozen Acquisition Agreement.

(b) Pozen shall, and shall cause the Pozen Subsidiaries and each of its and their respective Representatives to, immediately upon execution of this Agreement cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Tribute and its Affiliates) conducted heretofore by Pozen or the Pozen Subsidiaries, or any of its or their respective Representatives, with respect to any Pozen Acquisition Proposal or which could reasonably be expected to lead to a Pozen Acquisition Proposal and, in connection therewith, Pozen will immediately discontinue access by any Person (other than Tribute and its Affiliates) to any data room (virtual or otherwise) established by Pozen or its Representatives for such purpose.  Except to the extent that the Pozen Board of Directors determines, after consultation with its outside legal counsel, that the failure to release the relevant third party would be reasonably likely to be inconsistent with the fiduciary duties of the Pozen Board of Directors under applicable Law, Pozen agrees not to release any third party (other than Tribute and its Affiliates) from any “standstill” agreement to which it is a party (it being acknowledged and agreed that the automatic termination of any “standstill” or similar provision of any agreement as the result of the entering into or an announcement of this Agreement pursuant to the express terms of any such agreement shall not itself be a violation of this Section 6.1(b)). Within ten (10) Business Days from the date hereof, Pozen shall request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with Pozen since December 31, 2013 relating to any potential Pozen Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

(c) Pozen shall promptly (and in any event within twenty-four (24) hours of receipt) notify Tribute, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Pozen Acquisition Proposal, or which could reasonably be expected to lead to a Pozen Acquisition Proposal, in each case, received on or after the date hereof, of which Pozen, any of the Pozen Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by Pozen or any of the Pozen Subsidiaries or any of their respective Representatives for non-public information relating to Pozen or any of the Pozen Subsidiaries in connection with a potential or actual Pozen Acquisition Proposal or for access to the properties, books and records or a list of securityholders of Pozen or any of the Pozen Subsidiaries in connection with a potential or actual Pozen Acquisition Proposal. Such notice shall include the identity of the Person making such Pozen Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Pozen Acquisition Proposal or proposal, inquiry, offer or request, including a copy of any written materials submitted to Pozen, any of the Pozen Subsidiaries or their Representatives. Following the initial notification by Pozen to Tribute in respect of any Pozen Acquisition Proposal (or proposal, inquiry, offer or request in respect thereof) pursuant to the terms of the immediately preceding sentence, Pozen will keep Tribute promptly and fully informed of the status, including any change to the material terms and conditions, of any such Pozen Acquisition Proposal, proposal, inquiry, offer or request (for the avoidance of doubt, following such initial notification pursuant to the immediately preceding sentence, the terms of this sentence shall control in respect of such Pozen Acquisition Proposal, proposal, inquiry, offer or request).

(d) Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, following receipt by Pozen of any proposal, inquiry, offer or request (or any amendment thereto) that is not a Pozen Acquisition Proposal but which Pozen reasonably believes could lead to a Pozen Acquisition Proposal, Pozen may respond to the proponent to advise it that Pozen can only enter into discussions or negotiations with a party in accordance with this Agreement.

(e) Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the receipt of the Pozen Stockholder Approval, Pozen or any of the Pozen Subsidiaries, or any of its or their respective Representatives, receives a written Pozen Acquisition Proposal (including, an amendment, change or modification to a Pozen Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of this Section 6.1, Pozen and its Representatives may:

(i) contact the Person making such Pozen Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Pozen Acquisition Proposal and the likelihood of its consummation, so as to determine whether such Pozen Acquisition Proposal is, or could reasonably be expected to lead to, a Pozen Superior Proposal; and

(ii) if the Pozen Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Pozen Acquisition Proposal is, or could reasonably be expected to lead to, a Pozen Superior Proposal and that the failure to take relevant action would conflict with its fiduciary duties:

(A) furnish information with respect to Pozen and the Pozen Subsidiaries to the Person making such Pozen Acquisition Proposal and its Representatives; provided that (I) Pozen first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any “standstill” and similar provisions) to Pozen than the Non-Disclosure Agreement, and sends a copy of such agreement to Tribute promptly following its execution, and (II) Pozen contemporaneously provides to Tribute any non-public information concerning Pozen and its Subsidiaries that is provided to such Person which was not previously provided to Tribute or its Representatives; and

(B) engage in discussions and negotiations with respect to a Pozen Acquisition Proposal with the Person making such Pozen Acquisition Proposal and its Representatives.

6.2 Pozen Change of Recommendation

(a) Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, the Pozen Board of Directors may, at any time after the date of this Agreement and prior to the receipt of the Pozen Stockholder Approval, (1) effect a Pozen Change of Recommendation due to the occurrence of a Pozen Intervening Event, or (2) following receipt of a bona fide, unsolicited, written Pozen Acquisition Proposal that the Pozen Board of Directors determines in good faith, after consultation with Pozen’s outside legal and financial advisors, is a Pozen Superior Proposal, (A) effect a Pozen Change of Recommendation, and/or (B) accept, approve or enter into any Pozen Acquisition Agreement, in each case with respect to clauses (1) and (2), if and only if:

(i) with respect to Section 6.2(a)(2) above, such Pozen Acquisition Proposal did not result from a breach of Section 6.1 and Pozen has complied with the other terms of this Section 6.2;

(ii) the Pozen Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take the action specified in Section 6.2(a)(1) or Section 6.2(a)(2), as applicable, would be reasonably likely to be inconsistent with its fiduciary duties to the Pozen Stockholders under applicable Laws;

(iii) Pozen has (A) delivered a Pozen Change of Recommendation Notice to Tribute and (B) in the case of Section 6.2(a)(2) and provided Tribute with a copy of the document(s) containing such Pozen Acquisition Proposal; and

(iv) solely in the case of the taking of the actions referred to in Section 6.2(a), Pozen has previously or concurrently will have terminated this Agreement pursuant to and in accordance with Section 7.1(c)(i).

(b) The Pozen Board of Directors shall reaffirm the Pozen Recommendation by news release as soon as reasonably practicable after (i) the Pozen Board of Directors determines that a Pozen Acquisition Proposal which has been publicly announced or made is not a Pozen Superior Proposal; or (ii) the Pozen Board of Directors determines that a Pozen Acquisition Proposal which previously constituted a Pozen Superior Proposal would cease to be a Pozen Superior Proposal when assessed against this Agreement and the Merger and the Arrangement.  Tribute shall be given a reasonable opportunity to review and comment on the form and content of any such news release.  Such news release shall state that the Pozen Board of Directors has determined that the applicable Pozen Acquisition Proposal is not a Pozen Superior Proposal.

(c) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit Pozen or the Pozen Board of Directors from:

(i) (A) disclosing to the Pozen Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (B) making any disclosure to the Pozen Stockholders, if the Pozen Board of Directors has reasonably determined in good faith, after consultation with Pozen’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Pozen Stockholders under applicable Law; provided that this Section 6.2(c)(i) shall not permit the Pozen Board of Directors to make a Pozen Change of Recommendation, except to the extent permitted by this Section 6.2 (other than this Section 6.2(c)(i)); or

(ii) calling and/or holding a meeting of the Pozen Stockholders requisitioned by the Pozen Stockholders in accordance with the DGCL or taking any other action with respect to a Pozen Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with applicable Laws; provided that, subject to the other terms set forth in this Section 6.2, any proxy statement or other document required in connection with such meeting recommends that the Pozen Stockholders vote against any proposed resolution in favor of or necessary to complete such Pozen Acquisition Proposal.

(d) Pozen shall ensure that each of its Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.1 and this Section 6.2 and Pozen shall be responsible for any breach of Section 6.1 or this Section 6.2 by such Persons.

6.3 Tribute Non-Solicitation

(a) Subject to Section 6.4, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Tribute shall not, and Tribute shall cause its Subsidiaries and direct each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that would be reasonably expected to promote, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a Tribute Acquisition Proposal or potential Tribute Acquisition Proposal;

(ii) participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise knowingly facilitate, any effort or attempt by any other Person (other than Pozen and its Affiliates) to make or complete a Tribute Acquisition Proposal;

(iii) effect any Tribute Change of Recommendation;

(iv) approve, recommend or remain neutral with respect to, or publicly propose to approve, recommend or remain neutral with respect to any Tribute Acquisition Proposal (it being understood that publicly taking no position or a neutral position  with respect to a Tribute  Acquisition Proposal until the fifth (5th) Business Day after such Tribute Acquisition Proposal has been publicly announced shall not constitute a violation of this Section 6.3(a)); or

(v) accept or enter into, or publicly propose to accept or enter into, any Tribute Acquisition Agreement.

(b) Tribute shall, and shall cause the Tribute Subsidiaries and each of its and their respective Representatives to, immediately upon execution of this Agreement cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Pozen and its Affiliates) conducted heretofore by Tribute or the Tribute Subsidiaries, or any of its or their respective Representatives, with respect to any Tribute Acquisition Proposal or which could reasonably be expected to lead to a Tribute Acquisition Proposal and, in connection therewith, Tribute will immediately discontinue access by any Person (other than Pozen and its Affiliates) to any data room (virtual or otherwise) established by Tribute or its Representatives for such purpose.  Except to the extent that the Tribute Board of Directors determines, after consultation with its outside legal counsel, that the failure to release the relevant third party would be reasonably likely to be inconsistent with the fiduciary duties of the Tribute Board of Directors under applicable Law, Tribute agrees not to release any third party (other than Pozen and its Affiliates) from any “standstill” agreement to which it is a party (it being acknowledged and agreed that the automatic termination of any “standstill” or similar provision of any agreement as the result of the entering into or an announcement of this Agreement pursuant to the express terms of any such agreement shall not itself be a violation of this Section 6.3(b)). Within ten (10) Business Days from the date hereof, Tribute shall request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with Tribute since December 31, 2013 relating to any potential Tribute Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

(c) Tribute shall promptly (and in any event within twenty-four (24) hours of receipt) notify Pozen, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Tribute Acquisition Proposal, or which could reasonably be expected to lead to a Tribute Acquisition Proposal, in each case, received on or after the date hereof, of which Tribute, any of the Tribute Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by Tribute or any of the Tribute Subsidiaries or any of their respective Representatives for non-public information relating to Tribute or any of its Subsidiaries in connection with a potential or actual Tribute Acquisition Proposal or for access to the properties, books and records or a list of security holders of Tribute or any of the Tribute Subsidiaries in connection with a potential or actual Tribute Acquisition Proposal. Such notice shall include the identity of the Person making such Tribute Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Tribute Acquisition Proposal or proposal, inquiry, offer or request including a copy of any written materials submitted to Tribute, any of the Tribute Subsidiaries or their Representatives. Following the initial notification by Tribute to Pozen in respect of any Tribute Acquisition Proposal (or proposal, inquiry, offer or request in respect thereof) pursuant to the terms of the immediately preceding sentence, Tribute will keep Pozen promptly and fully informed of the status, including any change to the material terms and conditions, of any such Tribute Acquisition Proposal, proposal, inquiry, offer or request (for the avoidance of doubt, following such initial notification pursuant to the immediately preceding sentence, the terms of this sentence shall control in respect of such Tribute Acquisition Proposal, proposal, inquiry, offer or request).

(d) Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, following receipt by Tribute of any proposal, inquiry, offer or request (or any amendment thereto) that is not a Tribute Acquisition Proposal but which Tribute reasonably believes could lead to a Tribute Acquisition Proposal, Tribute may respond to the proponent to advise it that Tribute can only enter into discussions or negotiations with a party in accordance with this Agreement.

(e) Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the receipt of the Tribute Shareholder Approval, Tribute or any of its Subsidiaries, or any of its or their respective Representatives, receives a written Tribute Acquisition Proposal (including, an amendment, change or modification to a Tribute Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of this Section 6.3, Tribute and its Representatives may:

(i) contact the Person making such Tribute Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Tribute Acquisition Proposal and the likelihood of its consummation, so as to determine whether such Tribute Acquisition Proposal is, or could reasonably be expected to lead to, a Tribute Superior Proposal; and

(ii) if the Tribute Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Tribute Acquisition Proposal is, or could reasonably be expected to lead to, a Tribute Superior Proposal and that the failure to take relevant action would conflict with its fiduciary duties:

(A) furnish information with respect to Tribute and the Tribute Subsidiaries to the Person making such Tribute Acquisition Proposal and its Representatives; provided that (I) Tribute first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any “standstill” and similar provisions) to Tribute than the Non-Disclosure Agreement, and sends a copy of such agreement to Pozen promptly following its execution, and (II) Tribute contemporaneously provides to Pozen any non-public information concerning Tribute and the Tribute Subsidiaries that is provided to such Person which was not previously provided to Pozen or its Representatives; and

(B) engage in discussions and negotiations with respect to a Tribute Acquisition Proposal with the Person making such Tribute Acquisition Proposal and its Representatives.

6.4 Tribute Change of Recommendation

(a) Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, the Tribute Board of Directors may, at any time after the date of this Agreement and prior to the receipt of the Tribute Shareholder Approval, (1) effect a Tribute Change of Recommendation due to the occurrence of a Tribute Intervening Event, or (2) following receipt of a bona fide, unsolicited, written Tribute Acquisition Proposal that the Tribute Board of Directors determines in good faith, after consultation with Tribute’s outside legal and financial advisors, is a Tribute Superior Proposal, (A) effect a Tribute Change of Recommendation, and/or (B) accept, approve or enter into any Tribute Acquisition Agreement, in each case with respect to clauses (1) and (2), if and only if:

(i) with respect to Section 6.4(a)(2) above, such Tribute Acquisition Proposal did not result from a breach of Section 6.3 and Tribute has complied with the other terms of this Section 6.4;

(ii) the Tribute Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take the action specified in Section 6.4(a)(1) or Section 6.4(a)(2), as applicable, would be reasonably likely to be inconsistent with its fiduciary duties to Tribute under applicable Laws;

(iii) Tribute has (A) delivered a Tribute Change of Recommendation Notice to Pozen and (B) in the case of Section 6.4(a)(2) provided Pozen with a copy of the document(s) containing such Tribute Acquisition Proposal; and

(iv) solely in the case of the taking of the actions referred to in Section 6.4(a), Tribute has previously or concurrently will have terminated this Agreement pursuant to and in accordance with Section 7.1(d)(i).

(b) The Tribute Board of Directors shall reaffirm the Tribute Recommendation by news release as soon as reasonably practicable after (i) the Tribute Board of Directors determines that a Tribute Acquisition Proposal which has been publicly announced or made is not a Tribute Superior Proposal; or (ii) the Tribute Board of Directors determines that a Tribute Acquisition Proposal which previously constituted a Tribute Superior Proposal would cease to be a Tribute Superior Proposal when assessed against this Agreement and the Merger and the Arrangement.  Pozen shall be given a reasonable opportunity to review and comment on the form and content of such news release.  Such news release shall state that the Tribute Board of Directors has determined that the applicable Tribute Acquisition Proposal is not a Tribute Superior Proposal.

(c) Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit Tribute or the Tribute Board of Directors from:

(i) (A) disclosing to the Tribute Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (B) making any disclosure to the Tribute Shareholders, if the Tribute Board of Directors has reasonably determined in good faith, after consultation with Tribute’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Tribute Shareholders under applicable Law; provided that this Section 6.4(c)(i) shall not permit the Tribute Board of Directors to make a Tribute Change of Recommendation, except to the extent permitted by this Section 6.4 (other than this Section 6.4(c)(i)); or

(ii) calling and/or holding a meeting of the Tribute Shareholders requisitioned by the Tribute Shareholders in accordance with applicable law or taking any other action with respect to a Tribute Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with applicable Laws; provided that, subject to the other terms set forth in this Section 6.4, any proxy statement or other document required in connection with such meeting recommends that the Tribute Shareholders vote against any proposed resolution in favor of or necessary to complete such Tribute Acquisition Proposal.

(d) Tribute shall ensure that each of its Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.3 and this Section 6.4 and Tribute shall be responsible for any breach of Section 6.1 or this Section 6.4 by such Persons.

ARTICLE 7

TERMINATION

7.1 Termination

(a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of Pozen and Tribute.

(b) This Agreement may be terminated by either Tribute or Pozen at any time prior to the Closing:

(i) if the Closing does not occur on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of that Party or its Affiliate to fulfill any of its obligations or breach of any of its agreements or covenants under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(ii) if the Pozen Stockholder Approval is not obtained at the Pozen Meeting or any adjournment or postponement thereof;

(iii) if the Arrangement Resolution is not approved by the Tribute Shareholders in accordance with applicable Laws and the Interim Order at the Tribute Meeting or any adjournment or postponement thereof;

(iv) if the Parent Financing has not been consummated prior to Closing; or

(v) if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action enjoining or otherwise prohibiting the Merger or Arrangement, and such Order or other action is or shall have become final and non-appealable.

(c) This Agreement may be terminated by Pozen at any time prior to the Closing if any of the following have occurred:

(i) Tribute shall have effected a Tribute Change of Recommendation;

(ii) subject to Pozen complying with the terms of Sections 6.1 and 6.2 and paying the Pozen Termination Fee to Tribute in accordance with Section 7.2, to concurrently enter into a Pozen Acquisition Agreement that constitutes a Pozen Superior Proposal;

(iii) Tribute breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.2 not to be satisfied and which breach is not cured on or prior to (or by its nature or timing cannot be cured by) the earlier of (A) thirty (30) days following the delivery of written notice to Tribute from Pozen of such breach and (B) three (3) Business Days prior to the Outside Date; provided, however, that, if Tribute does not effect the Closing when required pursuant to the terms set forth in Section 2.2, the cure period referred to in the immediately preceding clause (A) shall be three (3) Business Days and not thirty (30) days as referred to therein;

(iv) subject to Pozen paying the Reduced Pozen Termination Fee to Tribute in accordance with Section 7.3, there shall have occurred, after the date of this Agreement but on or before the Closing Date, a change in applicable U.S. federal Tax Law (whether or not such change in Law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than News Releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by this Agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a Material Adverse Effect on Pozen pursuant to clause (i) of the definition of “Material Adverse Effect” (without regard to the exclusion in clause (f) of the definition of “Material Adverse Effect”); or

(v) a Material Adverse Effect on Tribute shall have occurred since the date of this Agreement.

(d) This Agreement may be terminated by Tribute at any time prior to the Closing if any of the following shall have occurred:

(i) Pozen shall have effected a Pozen Change of Recommendation;

(ii) subject to Tribute complying with the terms of Sections 6.3 and 6.4 and paying the Tribute Termination Fee to Pozen in accordance with Section 7.2, to concurrently enter into a Tribute Acquisition Agreement that constitutes a Tribute Superior Proposal;

(iii) Pozen breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.3 not to be satisfied and which breach is not cured on or prior to (or by its nature or timing cannot be cured by) the earlier of (A) thirty (30) days following the delivery of written notice to Pozen from Tribute of such breach and (B) three (3) Business Days prior to the Outside Date; provided, however, that, if Pozen does not effect the Closing when required pursuant to the terms set forth in Section 2.2, the cure period referred to in the immediately preceding clause (A) shall be three (3) Business Days and not thirty (30) days as referred to therein;

(iv) there shall have occurred, after the date of this Agreement but on or before the Closing Date, a change in applicable U.S. federal Tax Law (whether or not such change in Law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than News Releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by this Agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a Material Adverse Effect on Pozen pursuant to clause (i) of the definition of “Material Adverse Effect” (without regard to the exclusion in clause (f) of the definition of “Material Adverse Effect”);

(v) DLA Piper LLP (US), special tax advisor to Pozen, is unable to deliver the opinion contemplated in Section 8.1(l); solely for reasons other than (i) a change in applicable U.S. federal Tax Law (whether or not such change in Law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than News Releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by this Agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a Material Adverse Effect on Pozen pursuant to clause (i) of the definition of “Material Adverse Effect” (without regard to the exclusion in clause (f) of the definition of “Material Adverse Effect”); or (ii) a misrepresentation contained in or breach of any representation or warranty of Tribute or a breach of any covenant of Tribute which affects the determination of compliance with Section 7874 of the Code (or any other U.S. Tax law), existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance, such that following the Closing Date the Parent shall not be treated as a domestic corporation for U.S. federal income tax purposes; or

(vi) a Material Adverse Effect on Pozen shall have occurred since the date of this Agreement.

7.2 Termination Fee

(a) If a Pozen Termination Fee Event occurs, Pozen shall pay to Tribute a termination fee of $3,500,000 (the “Pozen Termination Fee”) by wire transfer in immediately available funds to an account specified by Tribute. If a Tribute Termination Fee Event occurs, Tribute shall pay to Pozen a termination fee of $3,500,000 (the “Tribute Termination Fee”) by wire transfer in immediately available funds to an account specified by Pozen. The Pozen Termination Fee shall be payable at the time specified in Section 7.2(b).  The Tribute Termination Fee shall be payable at the time specified in Section 7.2(c).

(b) “Pozen Termination Fee Event” means:

(i) the termination of this Agreement by Pozen pursuant to Section 7.1(c)(ii), in which case the Pozen Termination Fee shall be paid by Pozen concurrent with the Pozen Termination Fee Event;

(ii) the termination of this Agreement by Tribute pursuant to Section 7.1(d)(i) or 7.1(d)(v), in which case the Pozen Termination Fee shall be paid by Pozen within two (2) Business Days of the Pozen Termination Fee Event; or

(iii) the termination of this Agreement by either Tribute or Pozen pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) or by Tribute pursuant to Section 7.1(d)(iii)  (solely as it relates to Section 6.1), if, in any of the foregoing cases, (x) prior to such termination, a Pozen Acquisition Proposal shall have been made public or proposed publicly to Pozen or Pozen Stockholders and has not been publicly withdrawn prior to the Pozen Meeting and (y) within twelve (12) months following such termination, Pozen or one or more of Pozen’s Subsidiaries shall have executed a Pozen Acquisition Agreement and the transactions thereby are at any time subsequently consummated in respect of such Pozen Acquisition Proposal, in which cases the Pozen Termination Fee shall be paid by Pozen on the date of consummation of such transaction; provided that, for purposes of this Section 7.2(b)(iii), the term “Pozen Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “twenty percent (20%)” therein shall be deemed to be references to “fifty percent (50%).”

(c)  “Tribute Termination Fee Event” means:

(i) the termination of this Agreement by Tribute pursuant to Section 7.1(d)(ii), in which case the Tribute Termination Fee shall be paid by Tribute concurrent with the Tribute Termination Fee Event;

(ii) the termination of this Agreement by Pozen pursuant to Section 7.1(c)(i), in which case the Tribute Termination Fee shall be paid by Tribute within two (2) Business Days of the Tribute Termination Fee Event; or

(iii) the termination of this Agreement by either Tribute or Pozen pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Pozen pursuant to Section 7.1(c)(iii) (solely as it relates to Section 6.3), if, in any of the foregoing cases, (x) prior to such termination, a Tribute Acquisition Proposal shall have been made public or proposed publicly to Tribute or Tribute Shareholders and has not been publicly withdrawn prior to the Tribute Meeting and (y) within twelve (12) months following such termination, Tribute or one or more of Tribute’s Subsidiaries shall have executed a Tribute Acquisition Agreement and the transactions thereby are at any time subsequently consummated in respect of such Tribute Acquisition Proposal, in which cases the Tribute Termination Fee shall be paid by Tribute on the date of consummation of such transaction; provided that, for purposes of this Section 7.2(c)(iii), the term “Tribute Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “twenty percent (20%)” therein shall be deemed to be references to “fifty percent (50%).”

(d) Each Party acknowledges that the payment of the Termination Fee pursuant to this Section 7.2 represents a payment of liquidated damages which are a genuine pre-estimate of the damages which Tribute or Pozen, as applicable, will suffer or incur as a result of the event giving rise to such payment and are not penalties. Pozen and Tribute irrevocably waive any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive. The Parties agree that the payment of the Termination Fee pursuant to this Section 7.2 in the manner provided herein is the sole and exclusive remedy of Tribute or Pozen, as applicable, in respect of the event giving rise to such payment; provided, however, that nothing contained in this Section 7.2, and no payment of the Termination Fee, shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or willful breach of this Agreement.

(e) Notwithstanding any other provision in this Agreement, in no event shall either Party be required to pay the Termination Fee more than once.

7.3 Reduced Termination Fee

(a) If a Reduced Pozen Termination Fee Event occurs, Pozen shall pay to Tribute a termination fee of $1,750,000 (the “Reduced Pozen Termination Fee”) by wire transfer in immediately available funds to an account specified by Tribute. The Reduced Pozen Termination Fee shall be payable at the time specified in Section 7.3(b).

(b) “Reduced Pozen Termination Fee Event” means the termination of this Agreement by Pozen pursuant to Section 7.1(c)(iv), in which case the Reduced Pozen Termination Fee shall be paid by Pozen to Tribute within two (2) Business Days of the Pozen Termination Fee Event.

(c) Notwithstanding any other provision in this Agreement, in no event shall either Party be required to pay the Reduced Termination Fee more than once.

7.4 Effect of Termination

The Party desiring to terminate this Agreement pursuant to this Article 7 (other than pursuant to Section 7.1(a)) shall deliver written notice of such termination to each other Party. If this Agreement is terminated pursuant to and in accordance with this Article 7 (including payment of the Termination Fee, if applicable), it will become void and of no further force and effect, with no liability on the part of any Party to any other Party, except that (a) nothing shall relieve any Party of any liability or obligations arising from any intentional or willful breach by any Party of any of its covenants and agreements contained in this Agreement, and (b) the terms set forth in last paragraph of Section 7.2, Section 7.3, this Section 7.3 and Article 9 (and any related definitions contained in any such Sections or Article), as well as the Non-Disclosure Agreement, shall survive any termination of this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement and the Merger are subject to the satisfaction, or mutual waiver by Pozen and Tribute, on or before the Closing Date, of each of the following conditions, each of which is for the mutual benefit of the Parties and which may be waived, in whole or in part, by Pozen and Tribute at any time:

(a) the Arrangement Resolution shall have been approved by the Tribute Shareholders at the Tribute Meeting in accordance with the Interim Order and applicable Laws, including, if applicable, on a “majority of the minority” basis;

(b) the Pozen Stockholder Approval shall have been obtained at the Pozen Meeting in accordance with applicable Laws;

(c) each of the Interim Order and Final Order shall have been obtained on terms consistent with this Agreement and in form and substance satisfactory to each of Tribute and Pozen, each acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either Tribute or Pozen, each acting reasonably, on appeal or otherwise;

(d) the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect;

(e) the Parent Shares to be issued as Merger Consideration and the Arrangement Consideration shall have been approved for listing on NASDAQ, subject only to official notice of issuance and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX;

(f) the conditions to closing shall have been met or waived with respect to the Parent Financing;

(g) the only condition precedent to the respective obligations of the Parties to consummate the Merger which remains unsatisfied pursuant to the terms of this Agreement, shall be the filing of the Certificate of Merger.  The only condition precedent to the respective obligations of the Parties to consummate the Arrangement which remains unsatisfied pursuant to the terms of the this Agreement, shall be the filing of the Articles of Arrangement;

(h) the Required Regulatory Approvals shall have been obtained or concluded and shall be in full force and effect and any waiting or suspensory periods related to the Required Regulatory Approvals shall have expired or been terminated, in each case, without the imposition of any Restraint;

(i)  (i) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger and the Arrangement or any of the other transactions contemplated in this Agreement and (ii) no Governmental Authority shall have instituted any Proceeding (which remains outstanding at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement;

(j) there has been no change in applicable Law (whether or not such change in Law is yet effective) with respect to Section 7874 of the Code (or any other U.S. tax law), or official interpretation thereof as set forth in published guidance by the IRS (other than IRS News Releases) (whether or not such change in official interpretation is yet effective), and no bill that would implement such a change has been passed in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for approval or veto by the President of the United States) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, in each case, that, once effective, in the opinion of nationally recognized U.S. tax counsel, would cause Parent to be treated as a United States domestic corporation for United States federal income tax purposes;

(k) following the Merger and the Arrangement, Parent should not be taxed as a U.S. resident corporation;

(l) Pozen shall have received from DLA Piper LLP (US), special tax advisor to Pozen, an opinion addressed to Pozen and Parent dated as of the Closing Date to the effect that Section 7874 of the Code (or any other U.S. Tax law), existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance should not apply so as to cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes from and after the Closing Date, provided that such opinion shall only take into account the Law in effect as of the Closing Date and, there shall have been no change in applicable Law (whether or not such change in Law is yet effective) with respect to Section 7874 of the Code (or any other U.S. Tax Law), or official interpretation thereof as set forth in published guidance by the IRS (other than News Releases) (whether or not such change in official interpretation is yet effective), and there shall have been no bills that would implement such a change passed by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in each case, that, once effective, in the opinion of nationally recognized U.S. tax counsel, would cause Parent to be treated as a United States domestic corporation for U.S. federal income tax purposes. In rendering such opinion, DLA Piper LLP (US) will be entitled to receive and rely upon certificates containing representations, warranties, and covenants of officers of Pozen, Tribute, and Parent, reasonably satisfactory in form and substance to such counsel and reasonably necessary to the giving of such opinion; and

(m) the issuance of the Parent Shares to Tribute Shareholders in exchange for their Tribute Common Shares and the issuance of Parent Options to Tribute Optionholders in exchange for their Tribute Options, all pursuant to the Arrangement, shall be exempt from the registration requirements of the 1933 Securities Act pursuant to Section 3(a)(10) thereof and shall be exempt or qualified under all applicable U.S. state securities laws, and such securities will not be subject to restrictions on transfer under the 1933 Securities Act and applicable state securities laws except such as may be imposed by Rule 144 under the 1933 Securities Act with respect to certain “affiliates” (as such term is defined in Rule 405 under the 1933 Securities Act) of Can Merger Sub.

8.2 Additional Conditions Precedent to the Obligations of Pozen

The obligation of Pozen to complete the Merger shall be subject to the satisfaction, or waiver by Pozen, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Pozen and which may be waived by Pozen at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Pozen may have:

(a) Tribute shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b) (i) the representations and warranties of Tribute in the first and third sentences of Section 3.2(e) shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Tribute set forth in Sections 3.2(a), 3.2(b), the first sentence of 3.2(v), 3.2(y), 3.2(z) and 3.2(bb) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (iii) the representations and warranties of Tribute set forth in Section 3.2 (other than those referenced in clause (i) or (ii) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Tribute;

(c) since the date of this Agreement, no Material Adverse Effect with respect to Tribute shall have occurred and be continuing;

(d) Pozen shall have received a certificate of Tribute signed by a senior officer of Tribute for and on behalf of Tribute and dated the Closing Date certifying that the conditions set out in Section 8.1 and Section 8.3 have been satisfied;

(e) Tribute shall not have received duly exercised rights of dissent (which notices have not been withdrawn prior to the Closing Time) from Tribute Shareholders holding greater than one percent (1%) of the Tribute Common Shares; and

(f) Pozen shall have received the Pozen Fairness Opinions.

8.3 Additional Conditions Precedent to the Obligations of Tribute

The obligation of Tribute to complete the Arrangement shall be subject to the satisfaction, or waiver by Tribute, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Tribute and which may be waived by Tribute at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Tribute may have:

(a) Pozen shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b) (i) the representations and warranties of Pozen in the first, second, fourth, fifth, sixth and seventh sentences of Section 3.1(e) shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Pozen in Sections 3.1(a), 3.1(b), the first sentence of 3.1(v), 3.1(y), 3.1(z) and 3.1(bb) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (iii) the representations and warranties of Pozen set forth in Section 3.1 (other than those referenced in clause (i) or (ii) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Pozen;

(c) since the date of this Agreement, no Material Adverse Effect with respect to Pozen or the Parent shall have occurred and be continuing;

(d) Tribute shall have received a certificate of Pozen signed by a senior officer of Pozen for and on behalf of Pozen and dated the Closing Date certifying that the conditions set out in Section 8.1 and 8.2 have been satisfied;

(e) Tribute shall have received a certificate of Parent and Can Merger Sub signed by their respective senior officers for and on behalf of Parent and Can Merger Sub, as applicable dated the Arrangement Effective Date certifying that the conditions set out in Section 8.1 have been satisfied;

(f) Tribute shall have received the Tribute Fairness Opinion;

(g) Tribute shall have received certified copies of resolutions duly passed by the board of directors of the Parent (acting for itself and on behalf of Can Merger Sub) approving this Agreement and the completion of the transactions contemplated hereby; and

(h) Can Merger Sub or the Parent will have deposited, or caused to be deposited with the Arrangement Exchange Agent, sufficient funds (including share certificates) to effect payment in full of the aggregate consideration payable by Can Merger Sub under the Plan of Arrangement.

8.4 Notice Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Merger Effective Time and the Arrangement Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a) cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate between the date hereof and the Merger Effective Time or the Arrangement Effective Time such that the condition set forth in Section 8.2(b) or Section 8.3(b) would fail to be satisfied; or

(b) result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereunder prior to the Merger Effective Time or the Arrangement Effective Time such that the condition set forth in Section 8.2(a) or Section 8.3(a) would fail to be satisfied.

ARTICLE 9

GENERAL

9.1 Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by facsimile or electronic transmission, addressed to the recipient as follows:

(a) if to Tribute:

Tribute Pharmaceuticals Canada Inc.
151 Steeles Avenue East
Milton, Ontario, Canada  L9T 1Y1
Attention:               Robert Harris, President and Chief Executive Officer
Facsimile No.:         519 434-4382
E-mail:                      rob.harris@tributepharma.com

with a copy (which will not constitute notice) to:

Fogler, Rubinoff LLP
77 King Street West, Suite 3000
Toronto, Ontario  M5K 1G8

Attention:               Eric R. Roblin
Facsimile No.:         +1.416.941.8852
E-mail:                      eroblin@foglers.com

(b) if to Parent:

Aguono Limited
c/o POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517

Attention:               Adrian Adams, Chief Executive Officer
Facsimile No.:         (919) 490-5552
E-mail:                      aadams@pozen.com

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704

Attention:               Andrew Gilbert

Facsimile No.:         (973) 520-2573
E-mail:                      andrew.gilbert@dlapiper.com

(c) if to Ltd2:

Trafwell Limited
c/o POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517

Attention:               Adrian Adams, Chief Executive Officer
Facsimile No.:         (919) 490-5552
E-mail:                      aadams@pozen.com

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704

Attention:               Andrew Gilbert
Facsimile No.:         (973) 520-2573
E-mail:                      andrew.gilbert@dlapiper.com

(d) if to US Merger Sub:

ARLZ US Acquisition Corp.
c/o POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517

Attention:               Adrian Adams, Chief Executive Officer
Facsimile No.:         (919) 490-5552
E-mail:                      aadams@pozen.com

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704

Attention:               Andrew Gilbert
Facsimile No.:         (973) 520-2573
E-mail:                      andrew.gilbert@dlapiper.com

(e) if to Can Merger Sub:

ARLZ CA Acquisition Corp.
c/o POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517

Attention:               Adrian Adams, Chief Executive Officer
Facsimile No.:         (919) 490-5552
E-mail:                      aadams@pozen.com

with a copy (which will not constitute notice) to:

DLA Piper (Canada) LLP
Suite 6000, 1 First Canadian Place
PO Box 367, 100 King St W
Toronto, Ontario M5X 1E2

Attention:               Andrew Lord

Facsimile No.:         416-369-5207
E-mail:                      andrew.lord@dlapiper.com

(f) if to Pozen:

POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517

Attention:               Adrian Adams, Chief Executive Officer
Facsimile No.:         (919) 490-5552
E-mail:                      aadams@pozen.com

with copies (which will not constitute notice) to:

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704

Attention:               Andrew Gilbert
Facsimile No.:         (973) 520-2573
E-mail:                      andrew.gilbert@dlapiper.com

or to such other street address, individual or electronic communication number or address as may be designated by written notice given by either Party to the other in any manner stated in this Section 9.1. Any demand, notice or other communication or facsimile, given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2 Expenses

Except as otherwise specified herein and except in respect of any filing fees associated with any filings made pursuant to Relevant Competition Laws, which fees shall be split evenly between Pozen and Tribute, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

9.3 No Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

9.4 Benefit of Agreement

Subject to Section 9.8, this Agreement will inure solely to the benefit of and be binding upon each Party hereto.

9.5 Public Announcements

(a) Pozen and Tribute shall publicly announce the Arrangement and the Merger by way of joint press release promptly following the execution of this Agreement, the text and timing of such announcement to be approved by the other Party in advance, acting reasonably.

(b) No Party shall issue any press release or otherwise make any written public statement with respect to the Merger or this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Pozen shall not make any filing with any Governmental Authority with respect to the transactions contemplated by this Agreement without prior consultation with Tribute, and Tribute shall not make any filing with any Governmental Authority with respect to the transactions contemplated by this Agreement without prior consultation with Pozen.

The provisions of Section 9.5(b) and Section 9.5(c) shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or applicable stock exchange rules, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing) and, if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing. Notwithstanding anything contained herein to the contrary, except as otherwise expressly required pursuant to this Agreement (other than this Section 9.5), neither Tribute nor Pozen shall have any obligation to obtain the consent of or consult with the other Party prior to any press release, public statement, disclosure or filing with regard to any Pozen Acquisition Proposal, Tribute Acquisition Proposal, Pozen Change of Recommendation or Tribute Change of Recommendation or in connection with any dispute (including initiation of litigation or similar proceedings) between the Parties.

9.6 Governing Law; Attornment; Service of Process; Waiver of Jury

(a) This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that the approval and effectiveness of the Arrangement shall be governed by the OBCA. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.7 Entire Agreement

This Agreement, together with the Non-Disclosure Agreement, and any documents delivered hereunder, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter thereof.

9.8 Third Party Beneficiaries

Except as provided in Section 5.6, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.9 Amendment

This Agreement may, at any time and from time to time but not later than the Closing, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Pozen Stockholders.

9.10 Waiver and Modifications

Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties, (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfillment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.11 Severability

Upon such determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Arrangement and Merger be consummated as originally contemplated to the fullest extent possible.

9.12 Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or perfect the full intent and meaning of this Agreement.

9.13 Injunctive Relief

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law or otherwise. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and this right shall include the right of the parties to cause the transactions contemplated by this Agreement to be consummated on the terms set forth in this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity or pursuant to this Agreement. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate.

(b) Notwithstanding the parties’ rights to specific performance or injunctive relief or both pursuant to Section 9.13(a), each party may pursue any other remedy available to it at Law or in equity, including monetary damages; provided that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be limited to those arising from or relating to any intentional or willful breach of this Agreement prior to such termination.

9.14 No Recourse

Without limiting any other provision in this Agreement, this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Parties hereto.

9.15 Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by personal delivery, facsimile, electronic transmission or otherwise).

[The remainder of this page is left intentionally blank—Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

TRIBUTE PHARMACEUTICALS CANADA INC.

By:           /s/ Scott Langille
Name: Scott Langille
Title: Chief Financial Officer

AGUONO LIMITED

By:           /s/ William L. Hodges
Name: William L. Hodges
Title: Director

TRAFWELL LIMITED

By:           /s/ William L. Hodges
Name: William L. Hodges
Title: Director

ARLZ US ACQUISITION CORP.

By:           /s/ Adrian Adams
Name: Adrian Adams
Title: President

ARLZ CA ACQUISITION CORP.

By:           /s/ Andrew Koven
Name: Andrew Koven
Title: President

POZEN INC.

By:           /s/ Adrian Adams
Name: Adrian Adams
Title: Chief Executive Officer

SCHEDULE I—REQUIRED REGULATORY APPROVALS

1.	The applicable waiting period under the HSR Act with respect to the Merger shall have expired or been terminated

2.
Competition Act (Canada) – Advanced Ruling Certificate (to the extent required under applicable Law in respect of the transactions contemplated by this Agreement (including the Arrangement and the Merger))

3.	Investment Canada Act (Canada) - post-closing filing notice

4.	the Interim Order and the Final Order

5.	the conditional approval of the Toronto Stock Exchange

6.	the conditional acceptance of the TSX Venture Exchange

7.
Nasdaq listing approval of Parent Shares including those issuable as Merger Consideration and Arrangement Consideration and underlying any of the Parent Options, Tribute Warrants and Tribute Compensation Options issued in connection with the Arrangement

SCHEDULE II — PLAN OF ARRANGEMENT

FORM OF PLAN OF ARRANGEMENT UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

PLAN OF ARRANGEMENT

under Section 182 of the
Business Corporations Act (Ontario)

ARTICLE 1
INTERPRETATION

1.1          In this Plan of Arrangement, the following terms have the following meanings:

(a)
“Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to the arrangement pursuant to Section 182 of the OBCA set forth in this Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof.

(b)
“Arrangement Agreement” means the agreement and plan of merger and arrangement dated as of June 8, 2015 among Parent, Ltd2, Tribute, Can Merger Sub, ARLZ US Acquisition Corp. and POZEN Inc. with respect to the Arrangement and all amendments thereto.

(c)	“Arrangement Depositary” means Broadridge Financial Solutions, Inc., or such other Person as may be designated by Parent and Tribute.

(d)	“Arrangement Resolution” means the special resolution to be considered and if though fit, passed by the Tribute Shareholders at the Tribute Meeting to approve the Arrangement;

(e)
“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under the OBCA to be filed with the Director after the Final Order has been granted giving effect to the Arrangement.

(f)	“Broker Warrants” means the Tribute Common Share purchase warrants issued in certificated form expiring on May 21, 2017;

(g)
“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Toronto, in the Province of Ontario, for the transaction of banking business.

(h)	“Can Merger Sub” means ARLZ CA Acquisition Corp., a corporation incorporated under laws of the Province of Ontario.

(i)
“Certificate of Arrangement” means the certificate which may be issued by the Director pursuant to subsection 183(2) of the OBCA or, if no certificate is to be issued, the proof of filing in respect of the Arrangement.

(j)
“Continuing Optionholder” means a Tribute Optionholder who will, immediately subsequent to the Effective Time, be at least one of a director, officer, employee or consultant of Parent and/or an affiliate of Parent, as agreed by Parent.

(k)	“Court” means the Ontario Superior Court of Justice (Commercial List) or other court with jurisdiction to consider and issue the Interim Order and the Final Order.

(l)	“Director” means the Director appointed pursuant to section 278 of the OBCA.

(m)	“Dissent Rights” has the meaning ascribed thereto in section 4.1.

(n)	“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

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(o)	“Effective Time” means the time at which the Articles of Arrangement are filed with the Director on the Effective Date.

(p)	“Exchange Ratio” means in respect of each Tribute Common Share, 0.1455 Parent Shares to be issued in accordance with the terms hereof.

(q)	“Exchange Options” has the meaning provided in Subsection 3.1(c).

(r)
“Final Order” means the final order of the Court, in a form acceptable to Tribute and Parent, each acting reasonably, approving the Arrangement pursuant to subsection 182(5) of the OBCA to be applied for following the Tribute Meeting, as such order may be affirmed, amended or modified by the Court (with the consent of both Tribute and Parent, each acting reasonably) at any time prior to the Effective Date.

(s)
“Indenture Warrants” means, collectively, the Tribute Common Share purchase warrants expiring on July 15, 2016 issued or, in the case of the Indenture Warrants to be issued on exercise of the Tribute Compensation Options, issuable, pursuant to the Tribute Warrant Indenture;

(t)
“Interim Order” means an interim order of the Court, in a form acceptable to Tribute and Parent, each acting reasonably, under subsection 182(5) of the OBCA containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended or modified by the Court (with the consent of both Tribute and the Parent, each acting reasonably).

(u)	“Ltd2” means Trafwell Limited a private limited company incorporated in Ireland with registered number 561618, having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland.

(v)	“OBCA” means the Business Corporations Act, (Ontario), as amended, including the regulations promulgated thereunder.

(w)
“Optionholder Election Form” means the duly completed written election of an Optionholder, in form satisfactory to Parent, irrevocably electing that: (i) in the case of a Continuing Optionholder, certain of the Tribute Options held by such Continuing Optionholder are to be exchanged for Parent Options in accordance with the provisions of Subsection 3.1(h); and/or (ii) certain of the Tribute Options held by such Optionholder are to be exchanged for Tribute Common Shares in accordance with the provisions of Subsection 3.1(c).

(x)	“Parent” means Aralez Pharmaceuticals Ltd, a corporation existing pursuant to the laws of Ireland.

(y)	“Parent Option” means an option to purchase Parent Shares granted pursuant to the Parent Option Plan.

(z)	“Parent Option Plan” means the stock option plan of Parent, including all amendments thereto.

(aa)	“Parent Share” means an ordinary share in the capital of Parent as constituted on the date hereof.

(bb)	“Person” means an individual, partnership, association, body corporate, trust, unincorporated organization, government, regulatory authority, or other entity.

(cc)	“Rollover Options” has the meaning provided in Subsection 3.1(h).

(dd)	“Series B Warrants” means, collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on February 27, 2018, March 5, 2018 and March 11, 2018, as applicable;

2

(ee)	“Series K Warrants” means, collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on September 20, 2018;

(ff)	“Series M Warrants” means, collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on May 11, 2017;

(gg)	“Series S Warrants” means collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on August 8, 2018, February 4, 2021 and October 1, 2021, as applicable.

(hh)	“Tribute” means Tribute Pharmaceuticals Canada Inc., a corporation amalgamated under the OBCA.

(ii)	“Tribute Common Share” means a common share in the capital of Tribute as constituted on the date hereof.

(jj)	“Tribute Common Shareholders” means the holders from time to time of the Tribute Common Shares.

(kk)
“Tribute Compensation Options” means the compensation options of Tribute which expire on July 16, 2016, each of which is exercisable into one Tribute Common Share and one-half of one Indenture Warrant.

(ll)	“Tribute Compensation Optionholders” means the holders from time to time of the Tribute Compensation Options.

(mm)
“Tribute Dissenting Shareholder” means registered holders of Tribute Common Shares who validly exercise the Dissent Rights with respect to the Arrangement provided to them under the Interim Order and whose dissent rights remain valid immediately before the Effective Time.

(nn)
“Tribute Letter of Transmittal” means the letter of transmittal to be sent to the holders of Tribute Common Shares pursuant to which holders of Tribute Common Shares are required to deliver certificates representing their Tribute Common Shares to receive the Parent Shares, as applicable, issuable or payable to them pursuant to the Arrangement.

(oo)	“Tribute Market Value” shall be equal to the closing price on the TSXV of a Tribute Common Share on the trading day immediately prior to the Effective Date.

(pp)	“Tribute Meeting” means the special meeting of holders of Tribute Common Shareholders to be held to consider, among other things, the Arrangement and related matters, and any adjournment thereof.

(qq)	“Tribute Option Differential” means the amount by which the Tribute Market Value exceeds the exercise price of a particular Tribute Option.

(rr)	“Tribute Optionholders” means the holders from time to time of the Tribute Options.

(ss)	“Tribute Option Plan” means the stock option plan of Tribute.

(tt)	“Tribute Options” means the options to purchase Tribute Common Shares granted pursuant to the Tribute Option Plan.

(uu)	“Tribute Securities” means, collectively, the Tribute Common Shares, the Tribute Options, the Tribute Warrants and the Tribute Compensation Options.

(vv)	“Tribute Securityholders” means, collectively, the Tribute Common Shareholders, the Tribute Optionholders, the Tribute Warrantholders and the Tribute Compensation Optionholders.

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(ww)	“Tribute Warrant Indenture” means the warrant indenture dated July 15, 2014 between Tribute and Equity Financial Trust Company providing for the issuance of the Indenture Warrants;

(xx)	“Tribute Warrantholders” means the holders from time to time of the Tribute Warrants.

(yy)
“Tribute Warrants” means collectively, (i) the Indenture Warrants outstanding as of the Effective Time and those issuable pursuant to the Tribute Compensation Options; (ii) the Series B Warrants outstanding as of the Effective Time; (iii) the Series K Warrants outstanding as of the Effective Time; (iv) the Series M Warrants outstanding as of the Effective Time; (v) the Series S Warrants outstanding as of the Effective Time; and (vi) the Broker Warrants outstanding as of the Effective Time.

(zz)	“Tax Act” means the Income Tax Act (Canada), as the same may be amended, including the regulations promulgated thereunder.

(aaa)	“TSXV” means the TSX Venture Exchange.

(bbb)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

Any capitalized terms used but not herein defined shall have the meanings ascribed thereto in the Arrangement Agreement.

1.2
The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3	Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

1.4	Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; and words importing any gender shall include all genders.

1.5
In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.7	All dollar amounts referred to in this Plan of Arrangement are in Canadian funds, unless otherwise indicated herein.

1.8
Time shall be of the essence in every matter or action contemplated hereunder.  All times expressed herein or in the Letter of Transmittal are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1
This Plan of Arrangement is made pursuant to and is subject to the provisions and forms part of the Arrangement Agreement except in respect of the sequence of steps comprising the Arrangement, which shall occur in the order set out herein.

2.2
This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate of Arrangement, if any, shall become effective on, and be binding on and after, the Effective Time on: (i) the Tribute Securityholders; (ii) Tribute; (iii) Can Merger Sub; (iv) Parent and (v) the Arrangement Depositary.

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2.3
The Articles of Arrangement and Certificate of Arrangement shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence set out therein. If no Certificate of Arrangement is required to be issued by the Director pursuant to subsection 183(2) of the OBCA, the Arrangement shall become effective on the date the Articles of Arrangement are filed with the Director pursuant to subsection 183(1) of the OBCA.

ARTICLE 3
ARRANGEMENT

3.1           Commencing at the Effective Time, each of the events set out below shall occur by operation of law and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:

Vesting of Tribute Options

(a)
each Tribute Option outstanding immediately prior to the Effective Time, notwithstanding any contingent vesting provisions to which it might otherwise have been subject, shall be deemed to be fully vested;

Tribute Dissenting Shareholders

(b)
the Tribute Common Shares held by Tribute Dissenting Shareholders shall be deemed to have been transferred to Can Merger Sub (free of any claims) and cancelled and as at the Effective Time such Tribute Dissenting Shareholder shall cease to have any rights as Tribute Common Shareholders other than the right to be paid the fair value of their Tribute Common Shares in accordance with Article 5;

Exchange of Tribute Options (No Rollover Election)

(c)
if a Tribute Optionholder provides to Tribute, on or before the date which is three (3) Business Days prior to the Effective Date, a duly completed and executed Optionholder Election Form and therein designates that certain Tribute Options held by such Tribute Optionholder are subject to an exchange election (“Exchange Options”), each such Exchange Option will be deemed to be surrendered to Tribute in exchange for such number of Tribute Common Shares as is equal to the quotient obtained when the Tribute Option Differential applicable to such Exchange Option is divided by the Tribute Market Value;

(d)
if a Tribute Optionholder does not deliver a duly completed and executed Optionholder Election Form in accordance with Subsection 3.1(c) or 3.1(h) or fails to make an election in respect of any Tribute Options held by such Tribute Optionholder, such Tribute Options not subject to an election shall be deemed to be (A) Exchange Options in the event the Tribute Option Differential applicable to such options is greater than zero; or (B) surrendered to Tribute in exchange for a cash payment of $0.0001 from Tribute per applicable Tribute Option in the event the Tribute Option Differential applicable to such option is zero or less than zero.

Exercise of Tribute Warrants

(e)
after the Effective Time, on the due and proper exercise of the Tribute Warrants by a Tribute Warrantholder, such Tribute Warrants will entitle such Tribute Warrantholder to purchase Parent Shares for no additional consideration beyond that set out in the Tribute Indenture or the certificates evidencing such Tribute Warrant, as the case may be, subject to the application of the Exchange Ratio, all of which is in accordance with the provisions of the Tribute Warrant Indenture and the certificates evidencing such Tribute Warrant, as the case may be;

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Exercise of Tribute Compensation Options

(f)
after the Effective Time, on the due and proper exercise of the Tribute Compensation Options by a Tribute Compensation Optionholder, such Tribute Compensation Options will entitle such Tribute Compensation Optionholder to purchase Parent Shares and Indenture Warrants for no additional consideration beyond that set out in the certificate evidencing such Tribute Compensation Options, subject to the application of the Exchange Ratio to the number of Parent Shares such holder is entitled, all of which is in accordance with the provisions of the certificates evidencing such Tribute Compensation Options;

Exchange of Tribute Common Shares by Tribute Common Shareholders

(g)
the Tribute Common Shares held by Tribute Common Shareholders (other than those previously held by Tribute Dissenting Shareholders but including those received in accordance with Subsection 3.1(c) or (d) shall be sold, assigned and transferred to Can Merger Sub (free and clear of all liens, claims and encumbrances) in exchange for such number of Parent Shares (delivered directly by Parent or caused to be delivered directly by the Arrangement Depositary on behalf of Parent) as is equal to the number of Tribute Common Shares so exchanged, multiplied by the Exchange Ratio;

Conversion of Tribute Options by Continuing Optionholders pursuant to Rollover Elections

(h)
if a Continuing Optionholder provides to Parent and Tribute, on or before the date which is three (3) Business Days prior to the Effective Date, a duly completed and executed Optionholder Election Form and therein designates that certain Tribute Options held by such Continuing Optionholder are subject to a rollover election (“Rollover Options”), all such Rollover Options will be assumed by Parent and, for no consideration received by Parent, will be converted into Parent Options entitling the holder to purchase that number of Parent Shares as is equal to the number of Tribute Shares issuable pursuant to the Rollover Options so converted multiplied by the Exchange Ratio; the exercise price for each Parent Share issuable pursuant to such Parent Option will be equal to the exercise price of the Rollover Option so cancelled multiplied by the quotient obtained by dividing one (1) by the Exchange Ratio; and the expiry date of each such Parent Option will be the same as for each corresponding Rollover Option so converted.

3.2           With respect to each holder of Tribute Securities (other than Tribute Dissenting Shareholders), as the case may be, at the Effective Time:

(a) upon the exchange of Tribute Options for Tribute Common Shares or cash pursuant to Subsection 3.1(c):

(i)
each former Tribute Optionholder shall cease to be the holder of the Tribute Options so exchanged and the name of each such Tribute Optionholder shall be removed from the register of holders of Tribute Options;

(ii)
each such former Tribute Optionholder entitled to Tribute Common Shares shall become a holder of the Tribute Common Shares so exchanged and shall be added to the register of holders of Tribute Common Shares; and

(iii)
each such former Tribute Optionholder entitled to a cash payment from Tribute shall cease to have any rights in respect of such Tribute Options other than the right to receive the applicable cash payment in accordance with Subsection 3.1(d)(B).

(b)	upon the due and proper exercise of the Tribute Warrants which entitle the holder to purchase Parent Shares pursuant to Subsection 3.1(e):

(i)
each Tribute Warrantholder shall be added to the register of members of Parent Shares (or book-entry register as applicable) in such a manner as to record the number of Parent Shares (or book entry interests in respect of Parent Shares) issuable on payment of the exercise price of such Tribute Warrants, subject to the application of the Exchange Ratio to such number of Parent Shares, in accordance with the terms of the provisions of the Tribute Warrant Indenture and the certificates evidencing the Tribute Warrants, as applicable;

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(c) upon the due and proper exercise of the Tribute Compensation Options which entitle the holder to purchase Parent Shares and Indenture Warrants pursuant to Subsection 3.1(f):

(i)
each such Tribute Compensation Optionholder shall be added to the register of members of Parent Shares (or book-entry register as applicable) and Indenture Warrants in such manner as to record the number of Parent Shares (or book entry interests in respect of Parent Shares) issuable on payment of the exercise price of such Tribute Compensation Warrants, subject to the application of the Exchange Ratio to such number of Parent Shares in accordance with the terms of the provisions of the certificates evidencing the Tribute Compensation Options;

(d)	upon the exchange of Tribute Common Shares for Parent Shares pursuant to Subsection 3.1(g):

(i)
each former Tribute Common Shareholder shall cease to be the holder of the Tribute Common Shares so exchanged and the name of each such Tribute Common Shareholder shall be removed from the register of holders of Tribute Common Shares;

(ii)
each such former Tribute Common Shareholder shall become a holder of the Parent Shares so exchanged (or a book-entry interest in respect of such Parent Shares) and shall be added to the register of members of Parent Shares (or book-entry register as applicable); and

(iii)	Can Merger Sub shall become the holder of the Tribute Common Shares so exchanged and shall be added to the register of holders of Tribute Common Shares in respect thereof; and

(e)	upon the conversion of Tribute Options into Parent Options pursuant to Subsection 3.1(h):

(i)           the name of each such former Tribute Optionholder shall be removed from the register of holders of Tribute Options; and

(ii)           each such former Tribute Optionholder shall become a holder of the Parent Options so converted and shall be added to the register of holders of Parent Options.

ARTICLE 4
U.S. SECURITIES ACT EXEMPTION

4.1
Notwithstanding any provision herein to the contrary, the Parties agree that this Plan of Arrangement will be carried out with the intention that all Parent Shares issued to Tribute Common Shareholders and Parent Options issued to Tribute Optionholders on completion of this Plan of Arrangement will be issued by the parties in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”). In order to ensure the availability of Section 3(a)(10) Exemption, the parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)
prior to the hearing required to approve the Arrangement, the Court will be advised as to the intention of the parties to rely on the Section 3(a)(10) Exemption based on the Court’s approval of the Arrangement;

(c)	the Court will be required to satisfy itself as to the fairness of the Arrangement to each of the Tribute Common Shareholders and Tribute Optionholders;

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(d)
Parent, Can Merger Sub and Tribute will ensure Tribute Common Shareholders and Tribute Optionholders entitled to receive securities upon the completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)
the parties entitled to receive such securities will be advised that the Parent Shares and Parent Options issued pursuant to the Arrangement have not been registered under the U.S. Securities Act or applicable state securities laws and will be issued in reliance on the Section 3(a)(10) Exemption;

(f)
the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the Tribute Common Shareholders and Tribute Optionholders;

(g)
the Interim Order approving the Tribute Meeting will specify that each Tribute Common Shareholder and Tribute Optionholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and

(h) the Final Order shall include a statement substantially to the following effect:

“This Order will serve as a basis to claim the exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) set forth in Section 3(a)(10) of the U.S. Securities Act for the issuance of Parent Shares to Tribute Common Shareholders in exchange for their Tribute Common Shares and the issuance of the Parent Options to Tribute Optionholders in exchange for their Tribute Options, all pursuant to the Arrangement.”

ARTICLE 5
DISSENTING SHAREHOLDERS

5.1           Pursuant to the Interim Order, each registered Tribute Common Shareholder may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth in section 185 of the OBCA, as modified by this Article 5 and the Interim Order; provided, however, that written objection to the Arrangement Resolution, in the manner contemplated by subsection 185(6) of the OBCA, must be sent to and received by Tribute by no later than 4:00 p.m. (Toronto time) on the second Business Day immediately prior to the Tribute Meeting.  Tribute Common Shareholders who duly exercise such rights of dissent and who:

(a)
are ultimately determined to be entitled to be paid fair value for the Tribute Common Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Tribute Common Shares to Can Merger Sub pursuant to Section 3.(b) in consideration of such fair value; or

(b)
are ultimately not entitled, for any reason, to be paid fair value for the Tribute Common Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Tribute Common Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(g) and be entitled to receive only the consideration set forth in Section 3.1(g);

but in no case will Tribute or Can Merger Sub or any other person be required to recognize such holders as holders of Tribute Common Shares after the completion of the steps set forth in Section 3.1(b) or 3.1(g), as the case may be, and each Tribute Dissenting Shareholder will cease to be entitled to the rights of a Tribute Common Shareholder in respect of the Tribute Common Shares in relation to which such Tribute Dissenting Shareholder has exercised Dissent Rights and the central securities register of Tribute will be amended to reflect that such former holder is no longer the holder of such Tribute Common Shares as and from the Effective Time.  For greater certainty, and in addition to any other restriction under section 185 of the OBCA, a Tribute Common Shareholder who has voted, or instructed a proxyholder to vote, against the Arrangement Resolution shall not be entitled to exercise Dissent Rights with respect to the Arrangement.

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ARTICLE 6
OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

6.1
At or before the Effective Time, Can Merger Sub will cause Parent to deposit with the Arrangement Depositary for the benefit of the Tribute Common Shareholders one or more certificates or other entitlements representing the aggregate number of Parent Shares required to be delivered by Can Merger Sub to the Tribute Common Shareholders pursuant to Sections 3.1(g) (calculated without reference to whether any Tribute Common Shareholder has exercised Dissent Rights).

6.2
From and after the Effective Time, certificates formerly representing Tribute Securities that were exchanged under Section 3.1 shall represent only the right to receive (a) the consideration to which the holders are entitled under the Arrangement, or (b) as to those held by Tribute Dissenting Shareholders (other than those Tribute Dissenting Shareholders deemed to have participated in the Arrangement pursuant to Section 5.1(b)), to receive the fair value of the Tribute Common Shares represented by such certificates.

6.3
Subject to the provisions of the Tribute Letter of Transmittal, Parent shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former Tribute Common Shareholder of a duly completed Tribute Letter of Transmittal and the certificates representing such Tribute Common Shares, either:

(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Tribute Letter of Transmittal; or

(b)	if requested by such holder in the Tribute Letter of Transmittal, make available or cause to be made available at the Arrangement Depositary for pickup by such holder,

certificates representing the number of Parent Shares issued to such holder under the Arrangement, but only to the extent that Parent issues Parent Shares in certificated form or as otherwise determined by the Memorandum and Articles of Association of Parent.

6.4
If any certificate which immediately prior to the Effective Time represented an interest in outstanding Tribute Common Shares that were exchanged pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the Arrangement Depositary will issue and deliver in exchange for such lost stolen or destroyed certificate the consideration to which the holder is entitled pursuant to the Arrangement (and any dividends or distributions with respect thereto) as determined in accordance with the Arrangement. The Person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to each of Tribute and Parent and their respective transfer agents, which bond is in form and substance satisfactory to each of the Tribute and Parent and their respective transfer agents, or shall, to the extent agreed by Tribute and Parent, otherwise indemnify Tribute and Parent and their respective transfer agents against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

6.5
All dividends or other distributions, if any, made with respect to any Tribute Common Shares allotted and issued pursuant to the Arrangement but for which a certificate has not been issued shall be paid or delivered to the Arrangement Depositary to be held by the Arrangement Depositary, in trust, for the registered holder thereof. Subject to Section 6.3, the Arrangement Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Arrangement Depositary in such form as the Arrangement Depositary may reasonably require, such dividends and distributions to which such holder is entitled, net of applicable withholding and other taxes.

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6.6
Any certificate formerly representing Tribute Common Shares that is not deposited with all other documents as required by this Plan of Arrangement on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature including the right of the holder of such shares to receive Parent Shares (and any dividend and distributions thereon). In such case, such Parent Shares (together with all dividends and distributions thereon) shall be returned to Parent and such Parent Shares shall be sold by Parent for the account of Parent in accordance with the relevant provisions of Parent's Memorandum and Articles of Association.

6.7
No certificates representing fractional Parent Shares or Tribute Common Shares shall be issued under this Arrangement. In lieu of any fractional shares: (a) each registered holder of Tribute Common Shares otherwise entitled to a fractional interest in a Parent Share will receive the nearest whole number of Parent Shares (with fractions equal to exactly 0.5 being rounded up); and (b) each registered holder of Tribute Options otherwise entitled to a fractional interest in a Tribute Common Share will receive the nearest whole number of Tribute Common Shares (with fractions equal to exactly 0.5 being rounded up).

ARTICLE 7
AMENDMENTS

7.1
Parent or Tribute may amend this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment must be: (i) set out in writing; (ii) approved by the other party; (iii) filed with the Court and, if made following the Tribute Meeting, approved by the Court; and (iv) communicated to holders of Tribute Securities, if and as required by the Court.

7.2
Any amendment to this Plan of Arrangement may be proposed by Parent or Tribute at any time prior to or at the Tribute Meeting (provided that the other party shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Tribute Common Shareholders voting at the Tribute Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

7.3
Parent and Tribute may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time after the Tribute Meeting and prior to the Effective Time with the approval of the Court.

7.4
Any amendment, modification or supplement to this Plan of Arrangement may be made prior to or following the Effective Time by Parent and Tribute; provided that, it concerns a matter which, in the reasonable opinion of Parent and Tribute, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former holder of Tribute Common Shares.

ARTICLE 8
WITHHOLDING RIGHTS

8.1
Parent, Tribute, Can Merger Sub and the Arrangement Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Tribute Securityholders (including Tribute Dissenting Shareholders) such amounts as Parent, Tribute, Can Merger Sub or the Arrangement Depositary determines, acting reasonably, are required or permitted pursuant to the Tax Act, the United States Internal Revenue Code of 1986, or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Tribute Securityholder in respect of which such deduction and withholding was made; provided that, such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 9
FURTHER ASSURANCES

10.1
Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein. Tribute and Parent may agree not to implement this Plan of Arrangement, notwithstanding the passing of the resolution approving the Arrangement by the Tribute Common Shareholders and the receipt of the Final Order.

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SCHEDULE III — FORM OF ARRANGEMENT RESOLUTION

SCHEDULE IV —FORM OF VOTING AGREEMENT